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INDEX TO COMBINED FINANCIAL STATEMENTS

Exhibit 99.1

901 Gateway Boulevard
South San Francisco, California

                        , 2013

Dear Theravance, Inc. Stockholder:

        On April 25, 2013, we announced our intention to spin off our drug discovery and development business (the "Drug Discovery and Development Business") into a separate publicly traded company, Theravance Biopharma, Inc. ("Theravance Biopharma"). Theravance, Inc. ("Theravance") will continue to own certain late-stage partnered respiratory assets and associated potential royalty revenues (the "Royalty Business").

        We expect to complete this spin-off on                        , 2013. We will accomplish the spin-off through a pro rata dividend of the common shares of Theravance Biopharma to Theravance's stockholders. You will not need to take any action to receive Theravance Biopharma shares and you will not be required to pay anything for the new Theravance Biopharma shares or surrender any of your Theravance shares.

        At the time of the spin-off, you will receive one common share of Theravance Biopharma for every          shares of Theravance common stock that you hold at 5:00 p.m., Eastern Time, on                        , 2013, the record date for this dividend. However, if you sell your shares of Theravance common stock prior to or on                        , 2013, the distribution date, you also will be selling your right to receive common shares of Theravance Biopharma. We will not issue any fractional shares of Theravance Biopharma, so if you otherwise would have been entitled to a fractional share of Theravance Biopharma in the spin-off, you will receive the net cash value of such fractional share instead. We will apply to have the common shares of Theravance Biopharma listed on the Nasdaq Global Market and will trade under the symbol "TBPH". Shares of Theravance will continue to be listed on the Nasdaq Global Market when the spin-off is completed and will trade under the symbol "THRX".

        Our board of directors has determined that a strategic separation of our two businesses is in the best interests of our stockholders. We believe that the spinning off of the Drug Discovery and Development Business will provide several opportunities and benefits, including the following:

  •
  Market Recognition:  The investment community, including analysts, stockholders and prospective investors in each company, will be better able to realize the value of each company fully and independently and enhance the market recognition of each company;

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  Business Focus:  Each company will be better able to focus its efforts on and allocate its resources towards its own business opportunities and challenges;

  •
  Facilitate Return of Capital to Stockholders:  Following the spin-off, Theravance will have minimal staffing to support its operations and will be structured with the goal of distributing a significant portion of any future royalty revenues from the Royalty Business, net of operating expenses, debt service and income taxes, to its stockholders;

  •
  Improved Capital Flexibility:  Each company will be able to deploy capital and access additional financing, if appropriate, in accordance with its unique needs and business model; and

  •
  Employee Incentives:  Each company will be better able to attract, retain and motivate employees by providing equity compensation tied more directly to its performance.

        If the distribution is tax-free to Theravance stockholders for U.S. federal income tax purposes, you will not recognize any gain or loss upon receipt of the Theravance Biopharma shares pursuant to the distribution, and your tax basis in your Theravance shares prior to the distribution will be allocated between your Theravance shares and the Theravance Biopharma shares received in the distribution in proportion to their relative fair market values. If, however, the distribution of Theravance Biopharma shares does not qualify for tax-free treatment, your receipt of all or a portion of the Theravance Biopharma shares may be taxable to you as a dividend. An amount equal to the fair market value of the Theravance Biopharma common shares received by you (including any fractional shares deemed to be received) on the distribution date will be treated as a taxable dividend to the extent of your ratable share of any current and accumulated earnings and profits of Theravance as of the end of 2013 with the excess treated as a non-taxable return of capital to the extent of your tax basis in Theravance common stock and any remaining excess treated as a capital gain. You should consult your own tax advisor as to the particular tax consequences of the distribution to you, including the applicability and effect of any U.S. federal, state, local and non-U.S. tax laws. Theravance intends to seek a ruling from the Internal Revenue Service that the distribution of Theravance Biopharma shares pursuant to the spin-out is tax-free for U.S. federal income tax purposes.

        Enclosed please find an Information Statement that describes the spin-off and the business of Theravance Biopharma, which we are providing to all Theravance stockholders in accordance with U.S. law. The Information Statement describes in detail the distribution of Theravance Biopharma common shares to holders of Theravance common stock and contains important business and financial information about Theravance Biopharma. We encourage you to read this information carefully. Please note that stockholder approval is not required for this spin-off, so we are not asking you for a proxy.

        If you have any questions regarding the spin-off, please contact our investor relations department by calling (650) 808-4100 or sending a letter to: Theravance, Inc., 901 Gateway Blvd., South San Francisco, CA 94080 Attention: Investor Relations.

Sincerely,

Rick E Winningham Chief Executive Officer Theravance, Inc.

This Information Statement is first being mailed to stockholders on or about                        , 2013. This Information Statement is furnished for informational purposes only.

Ugland House, South Church Street
George Town, Grand Cayman, Cayman Islands

                        , 2013

Dear Future Theravance Biopharma Shareholder:

        It is my great pleasure to welcome you as a shareholder of Theravance Biopharma, Inc. ("Theravance Biopharma") and introduce you to our company. We are a biopharmaceutical company that focuses on the discovery, development and commercialization of small-molecule medicines in areas of significant unmet medical need. As you know, the board of directors of our parent company, Theravance, Inc. ("Theravance"), has approved a plan to spin off Theravance Biopharma into a separate publicly traded company. We expect to complete the spin-off on                        , 2013. We will apply to have our common shares listed on the Nasdaq Global Market under the symbol "TBPH".

        Theravance Biopharma will continue to leverage Theravance's expertise in multivalent drug discovery and develop its small-molecule product candidate pipeline currently focused on bacterial infections, central nervous system (CNS)/pain, respiratory disease, and gastrointestinal (GI) motility dysfunction. Theravance Biopharma also will continue to make VIBATIV® (telavancin) commercially available in the United States. VIBATIV® (telavancin) is the bactericidal, once-daily injectable antibiotic discovered by Theravance in a research program dedicated to finding new antibiotics for serious infections due to Staphylococcus aureus and other Gram-positive bacteria, including methicillin-resistant (MRSA) strains. Theravance Biopharma also will have an economic interest in the revenues from Theravance agreements with Glaxo Group Limited with regard to the combination of umeclidinium, vilanterol and fluticasone furoate (UMEC/VI/FF), the Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA) drug program, as monotherapy and in combination with other therapeutically active components, such as an inhaled corticosteroid (ICS), and any other product or combination of products that may be discovered and developed in the future under these agreements with Glaxo Group Limited. Theravance Biopharma will be capitalized with approximately $300 million in cash, which is expected to fund operations through significant potential corporate milestones over the following two to three years.

        With our promising clinical pipeline, drug discovery capabilities, experienced management team and strong balance sheet, we believe that we will begin our future as an independent public company from a position of considerable strength. The spin-off is designed to enable us to operate our business with greater focus. As a Theravance Biopharma shareholder, you can share in our progress as we strive to strengthen and grow our business. I invite you to learn more about Theravance Biopharma and our opportunity as a soon-to-be independent publicly traded company by reading the attached Information Statement.

Sincerely,

Rick E Winningham Chief Executive Officer Theravance Biopharma, Inc.

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission.

Preliminary and Subject to Completion, dated November 22, 2013

The date of this Information Statement is                        , 2013

Information Statement

Theravance Biopharma, Inc. Common Shares
(par value $0.00001 per share)

        We are furnishing this Information Statement to the stockholders of Theravance, Inc. ("Theravance") in connection with Theravance's distribution via stock dividend to holders of its common stock of all outstanding common shares of Theravance Biopharma, Inc. ("Theravance Biopharma"). At this time, Theravance Biopharma is a wholly-owned subsidiary of Theravance. After the spin-off is completed, Theravance Biopharma will be a separate publicly traded company and will own and operate the drug discovery and development business (the "Drug Discovery and Development Business") currently owned and operated by Theravance. Theravance will continue to own certain late-stage partnered respiratory assets and associated potential royalty revenues (the "Royalty Business").

        If you are a holder of record of Theravance common stock at 5:00 p.m., Eastern Time, on                        , 2013, which is the record date for the distribution, you will be entitled to receive one common share of Theravance Biopharma for every            shares of Theravance common stock that you hold on the record date. However, if you sell your shares of Theravance common stock prior to or on                        , 2013, the distribution date, you also will be selling your right to receive common shares of Theravance Biopharma. Unless requested otherwise, our common shares will be issued in book-entry form. No fractional shares of Theravance Biopharma will be issued. If you otherwise would have been entitled to a fractional share of Theravance Biopharma in the distribution, you will receive the net cash value of such fractional share instead. Immediately after the distribution is completed on the distribution date, we will be an independent publicly traded company. We expect the distribution to occur on                        , 2013.

        No stockholder vote is required for the spin-off to occur. We are not asking you for a proxy, and you are requested not to send us a proxy. No action is necessary for you to receive common shares of Theravance Biopharma to which you are entitled in the spin-off. This means that:

  •
  You do not need to pay any consideration to Theravance Biopharma or to Theravance; and

  •
  You do not need to surrender or exchange any shares of Theravance common stock to receive the common shares of Theravance Biopharma to which you are entitled in the spin-off.

        Currently, there is no public trading market for the common shares of Theravance Biopharma, although we expect that a "when-issued" trading market will develop on or about the record date for the distribution. We will apply to have our common shares listed on the Nasdaq Global Market under the symbol "TBPH".

        As you review this Information Statement, you should carefully consider the matters described in "Risk Factors" beginning on page 16.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

        If you have inquiries related to the distribution, you should contact Theravance's transfer agent, Computershare Shareowner Services, at 250 Royall Street, Canton, MA 02021, or (877) 884-3485.

Explanatory Note

        Theravance Biopharma is furnishing this Information Statement to you solely to provide you with information regarding both the spin-off and our company. It is not, and should not be construed as, an inducement or encouragement to buy or sell any securities of Theravance Biopharma or Theravance.

        You should rely only on the information contained in this Information Statement. We have not authorized any other person to provide you with information different from that contained in this Information Statement. The information contained in this Information Statement is believed by us to be accurate as of its date. Therefore, you should assume that the information contained in this Information Statement is accurate only as of the date on the front cover of this Information Statement or other date stated in this Information Statement, regardless of the time of delivery of this Information Statement. Our business, financial condition, results of operations and prospects may have changed since that date, and neither we nor Theravance will update the information except in the normal course of our respective public disclosure obligations and practices or as specifically indicated in this Information Statement.

        We will own or have rights to numerous trademarks, trade names, copyrights and other intellectual property used in our business. All other company names, tradenames and trademarks included in this Information Statement are trademarks, registered trademarks or trade names of their respective owners.

        As used in this Information Statement, the terms "we," "us," "our," and the "Company" mean Theravance Biopharma together with its subsidiaries and affiliates through which it intends to conduct its operations (unless the context indicates a different meaning) and the term "GSK" means GlaxoSmithKline plc together with its affiliates, including Glaxo Group Limited.

        We describe in this Information Statement the Drug Discovery and Development Business to be transferred to us by Theravance in connection with the spin-off as though the Drug Discovery and Development Business were our business for all historical periods described. However, Theravance Biopharma is a newly-formed entity that has not conducted any operations prior to the spin-off and most of the actions necessary to transfer assets and liabilities of Theravance to us have not occurred but will occur before the effectiveness of the spin-off. References in this Information Statement to the historical assets, liabilities, products, business or activities of our business are intended to refer to the historical assets, liabilities, products, business or activities of the Drug Discovery and Development Business as those were conducted as part of Theravance prior to the spin-off.

 Summary

        The following is a summary of some of the information contained in this Information Statement. We urge you to read this entire document carefully, including the risk factors, our historical combined financial statements and the notes to those financial statements and our unaudited pro forma combined balance sheet.

Our Company

Theravance Biopharma, Inc.

        Theravance Biopharma is a biopharmaceutical company with one approved product that was discovered and developed internally, a pipeline of internally discovered product candidates and strategic collaborations with pharmaceutical companies. In addition, we have an economic interest in future payments that may be made by GSK pursuant to its agreements with Theravance relating to certain drug programs, including the combination of umeclidinium ("UMEC"), vilanterol ("VI") and fluticasone furoate ("FF") ("UMEC/VI/FF"), the combination of the Bifunctional Muscarinic Antagonist-Beta2 Agonist ("MABA") GSK961081 (" '081") and FF (" '081/FF"), and MABA monotherapy. We are focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including bacterial infections, central nervous system ("CNS")/pain, respiratory disease, and gastrointestinal ("GI") motility dysfunction. By leveraging our proprietary insight of multivalency to drug discovery, we are pursuing a best-in-class strategy designed to discover superior medicines in areas of significant unmet medical need.

        Our strategy focuses on the discovery, development and commercialization of medicines with superior efficacy, convenience, tolerability and/or safety using our proprietary insight in chemistry, biology and multivalency, where applicable. Multivalency refers to the simultaneous attachment of a single molecule to multiple binding sites on one or more biological targets. When compared to monovalency, whereby a molecule attaches to only one binding site, multivalency can significantly increase a compound's potency, duration of action and/or selectivity. Multivalent compounds generally consist of several individual small molecules, at least one of which is biologically active when bound to its target, joined by linking components. In addition, we believe that we can enhance the probability of successfully developing and commercializing medicines by identifying at least two structurally different product candidates, whenever practicable, in each therapeutic program.

Our Programs

        The following table summarizes the status of our approved product and our most advanced product candidates for internal development or co-development. The table also includes the status of respiratory programs in which we have an economic interest that are being developed and commercialized by GSK pursuant to agreements with Theravance, which we refer to as the GSK-partnered respiratory programs. We have an economic interest in these programs through our non-voting interest in Theravance Respiratory Company LLC ("TRC"), a Delaware limited liability company controlled by Theravance. See "The Spin-Off—Formation of Theravance Respiratory Company LLC" and "Business—Economic Interests in GSK Respiratory Programs Partnered with Theravance."

Programs

Key:
CNS: Central Nervous System; FF: Fluticasone Furoate; GI: Gastrointestinal; LAMA: Long-Acting Muscarinic Antagonist; MABA: Bifunctional Muscarinic Antagonist-Beta2 Agonist; UMEC: Umeclidinium; VI: Vilanterol

In the table above:

  Status indicates the most advanced stage of clinical development that has been completed or is in process.

  Phase 1 indicates initial clinical safety testing in healthy volunteers, or studies directed toward understanding the mechanisms of action of the drug.

  Phase 2 indicates further clinical safety testing and preliminary efficacy testing in a limited patient population.

  Phase 3 indicates evaluation of clinical efficacy and safety within an expanded patient population.

  Filed indicates that a marketing application has been submitted to a regulatory authority.

  Approved indicates the drug has been approved for marketing in at least one jurisdiction.

  We consider programs in which at least one compound has successfully completed a Phase 2a study showing efficacy and tolerability as having demonstrated Proof-of-Concept.

Corporate and Available Information

        We were incorporated as a Cayman Islands exempted company limited by shares in July 2013 under the name Theravance Biopharma, Inc. Our principal executive offices are located at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Our principal wholly-owned operating subsidiary, Theravance Biopharma US, Inc., is incorporated in Delaware but will not commence operations prior to the spin-off.

Reasons for the Spin-Off

        On April 25, 2013, Theravance announced a plan to spin off its Drug Discovery and Development Business into a separate publicly traded company. Theravance and we believe that the spin-off of the Drug Discovery and Development Business to us will provide several opportunities and benefits, including the following:

  •
  Market Recognition:  The investment community, including analysts, stockholders and prospective investors in each company, will be better able to realize the value of each company fully and independently and enhance the market recognition of each company;

  •
  Business Focus:  Each company will be better able to focus its efforts on and allocate it resources towards its own business opportunities and challenges, with the management of Theravance Biopharma focusing on the discovery, development and commercialization of small-molecule medicines in areas of significant unmet medical need and the management of Theravance focusing on maximizing the commercial value of the potential royalty streams from its agreements with GSK;

  •
  Facilitate Return of Capital to Stockholders:  Following the spin-off, Theravance will have minimal staffing to support its operations and will be structured with the goal of distributing a significant portion of any future royalty revenues from the Royalty Business, net of operating expenses, debt service and income taxes, to its stockholders;

  •
  Improved Capital Flexibility:  Each company will be able to deploy capital and access additional financing, if appropriate, in accordance with its unique needs and business model; and

  •
  Employee Incentives:  Each company will be better able to attract, retain and motivate employees by providing equity compensation tied more directly to its performance, and in particular in the case of Theravance Biopharma, to our research and development efforts.

Selected Risks of our Business and Industry and of the Spin-Off

        We face a number of risks associated with our business and industry and must overcome a variety of challenges in completing the spin-off and in implementing our operating strategy in order to be successful. These risks and challenges include the following:

  •
  we expect to incur losses for the foreseeable future, we will require additional financing to meet our future capital needs and we may not be able to obtain additional financing on terms favorable to us, if at all;

  •
  if our development of new product candidates is delayed, or if our product candidates do not demonstrate safety or effectiveness or are terminated, our business will be harmed;

  •
  the adverse effect on developing and commercializing product candidates that could result if we are unable to enter into future collaborations;

  •
  if our future partners do not satisfy their obligations under our agreements with them or if they terminate our partnerships with them, as Astellas Pharma Inc. and Merck did to Theravance, we may not be able to develop or commercialize our partnered product candidates as planned;

  •
  our reliance on single-source manufacturers and suppliers may damage our commercial prospects, as occurred to Theravance in the past when commercialization of VIBATIV® was halted due to supply issues;

  •
  if we cannot identify a suitable commercialization partner for VIBATIV® in the U.S., we will not be able to leverage a commercialization partner's capabilities and infrastructure and we will incur all of the costs and expenses associated with our reintroduction of VIBATIV® in the U.S., including the creation of an independent sales and marketing organization with appropriate technical expertise, supporting infrastructure and distribution capabilities, expansion of medical affairs presence, manufacturing and third party vendor logistics and consultant support;

  •
  VIBATIV® and our product candidates, once approved, may not be accepted by physicians, patients, third party payors, or the medical community in general;

  •
  the uncertainty of the trading value of our common stock as a new publicly-traded company and the heightened risks that we will face operating as a standalone independent public company after the spin-off from Theravance;

  •
  the risk that the spin-off may not qualify for tax-free treatment;

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  the significant costs and expenses that will be incurred to effect the spin-off and the duplication of costs for operating two separate independent public companies;

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  the process of preparing for and effecting the spin-off may distract management from managing the ongoing business to be conducted by us;

  •
  after the spin-off, certain of our directors and officers may have actual or potential conflicts of interest because of their equity ownership in Theravance and, in the case of our Chairman and Chief Executive Officer, because he will hold the same positions for Theravance; and

  •
  we will be subject to certain restrictions after the separation in order to preserve the tax-free treatment of the distribution, which may reduce our strategic and operating flexibility.

For a further discussion of these challenges and other risks we face, see "Risk Factors" beginning on page 16.

Summary of the Spin-Off

        The following is a brief summary of the terms of the spin-off. Please see "The Spin-Off" for a more detailed description of the matters described below.

Distributing company	Theravance, Inc.
Distributed company	Theravance Biopharma, Inc.
Distribution ratio	Each holder of Theravance common stock will receive one of our common shares for every shares of Theravance common stock held on the record date.
Securities to be distributed	Approximately million of our common shares. Our common shares to be distributed will constitute all of our outstanding common shares immediately after the spin-off.
Distribution agent, transfer agent and registrar for Theravance Biopharma shares	Computershare Shareowner Services
Record Date	5:00 p.m. Eastern Time on , 2013
Distribution Date	, 2013
Stock exchange listing	Currently there is no public market for our common shares. We will apply to have our common shares listed on the Nasdaq Global Market under the symbol "TBPH".
U.S. federal income tax consequences

Theravance intends to seek a ruling from the Internal Revenue Service ("IRS") to the effect that the distribution will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code") and, that for U.S. federal income tax purposes, no gain or loss will be recognized by a holder of Theravance common stock upon the receipt of shares of Theravance Biopharma pursuant to the distribution. A holder of Theravance common stock generally will recognize capital gain or loss with respect to cash received in lieu of fractional shares of Theravance Biopharma. Although the contribution of assets to Theravance Biopharma by Theravance is intended to qualify as a tax-free transaction under Section 368(a)(1)(D) of the Code, pursuant to special rules contained in Section 367 of the Code and the Treasury Regulations promulgated thereunder, Theravance should recognize gain, but not loss, with respect to the assets contributed to Theravance Biopharma in anticipation of the distribution either upon the contribution of assets or upon the distribution. The receipt of an IRS ruling as to the tax free nature of the distribution is not a condition to the consummation of the distribution.

If the distribution were determined not to qualify for non-recognition of gain and loss under Section 355 of the Code, your receipt of all or a portion of our common shares may be taxable to you as a dividend. An amount equal to the fair market value of our common shares received by you (including any fractional shares deemed to be received) on the distribution date will be treated as a taxable dividend to the extent of your ratable share of any 2013 earnings and profits of Theravance with the excess treated as a non-taxable return of capital to the extent of your tax basis in Theravance common stock and any remaining excess treated as capital gain. Theravance will not be able to advise stockholders of the amount of 2013 earnings and profits of Theravance until approximately January 2014.

Theravance Biopharma should be respected as a foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code because the assets contributed to Theravance Biopharma by Theravance in connection with the spin-off do not constitute "substantially all" of the assets of Theravance.

For a more detailed discussion see "The Spin-Off—U.S. Federal Income Tax Consequences" beginning on page 49.
Purposes of the Distribution	The spin-off is designed to enhance long-term stockholder value by providing the benefits set forth above and under the caption "The Spin-Off—Reasons for the Spin-Off."
Conditions to the Distribution	The distribution of our common shares is subject to the satisfaction of the following conditions, among other conditions described in this information statement:

•

the Securities and Exchange Commission, or SEC, shall have declared effective our registration statement on Form 10, of which this Information Statement is a part, under the Securities Exchange Act of 1934, as amended, or the Exchange Act; and no stop order relating to the registration statement shall be in effect;

•

all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the U.S. or of other foreign jurisdictions in connection with the distribution shall have been received;

• the listing of our common shares on the Nasdaq Global Market shall have been approved, subject to official notice of issuance;
• all material government approvals and other consents necessary to consummate the distribution shall have been received;
• the transfers of the assets and liabilities contemplated by the Separation and Distribution Agreement shall be in effect; and

•

no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto, including those contemplated by the Separation and Distribution Agreement, shall be in effect.

The fulfillment of these conditions does not create any obligation on Theravance to effect the distribution, and the Theravance board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the distribution and related transactions at any time prior to or on the distribution date. Theravance has the right not to complete the distribution if, at any time, the Theravance board of directors determines, in its sole discretion, that the distribution is not in the best interests of Theravance or its stockholders or that market conditions are such that it is not advisable to separate the Drug Discovery and Development Business from Theravance.

Agreements and Relationships with Theravance

Theravance and Theravance Biopharma each will be independent, publicly traded companies. However, we will enter into a Separation and Distribution Agreement, a Transition Services Agreement, an Employee Matters Agreement and a Tax Matters Agreement and other agreements with Theravance to effect the separation and distribution and provide a framework for our relationship with Theravance after the separation. These agreements will govern the relationships between us and Theravance after the completion of the separation and provide for the allocation between us and Theravance of Theravance's assets, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to our separation from Theravance.

After the spin-off, Rick E Winningham will serve as our Chairman and Chief Executive Officer and will also serve in the same positions for Theravance. He and other members of our management will also have significant financial interests in Theravance equity. For a discussion of these arrangements and relationships, see "Risk Factors—Risks Related to the Spin-Off," beginning on page 16, "Our Relationship with Theravance, Inc. after the Spin-Off" beginning on page 95 and "Compensation of Named Executive Officers" beginning on page 112.

Interest in Theravance Respiratory Company LLC

Prior to the spin-off, Theravance will form a Delaware limited liability company to be called Theravance Respiratory Company LLC ("TRC"). Theravance will assign to TRC its strategic alliance agreement with GSK and all of its rights and obligations under its collaboration agreement with GSK other than with respect to RELVAR® ELLIPTA®/BREO® ELLIPTA™ and vilanterol monotherapy. TRC will be controlled by Theravance and jointly owned by Theravance and us. Our equity interest in TRC will entitle us to a 98% economic interest in any future payments made by GSK under the strategic alliance agreement with GSK and under the portion of the collaboration agreement with GSK assigned to TRC other than ANORO™ ELLIPTA™. These other drug programs include UMEC/VI/FF and the MABA program, as monotherapy and in combination with other therapeutically active components, such as an inhaled corticosteriod (ICS), and any other product or combination of products that may be discovered and developed in the future under the strategic alliance agreement with GSK or collaboration agreement with GSK, which we refer to as the GSK agreements. Theravance's equity interest in TRC will entitle it to 100% of the economic interest in all future payments made by GSK under the collaboration agreement relating to ANORO™ ELLIPTA™ and 2% of the economic interest in all other future payments made by GSK to TRC under the collaboration agreement and in all future payments by GSK under the strategic alliance agreement. See "The Spin-Off—Formation of Theravance Respiratory Company LLC" beginning on page 48.

Questions and Answers about the Spin-off
How will the spin-off work?

Theravance will contribute to us its Drug Discovery and Development Business (including assets and liabilities) and an equity interest in TRC, and approximately $300 million in cash and cash equivalents, which we refer to as the contribution, and Theravance will distribute to its stockholders all of our outstanding common shares on a pro rata basis, which we refer to as the distribution. When we refer to the occurrence of the spin-off, we are referring to the date the spin-off is finalized and our stock is distributed to you. For additional information on the transactions in the spin-off, see "The Spin-Off—Manner of Effecting the Spin-Off" beginning on page 46.

How will Theravance fund the contribution of cash and cash equivalents to us?

As of September 30, 2013, Theravance held an aggregate of approximately $594 million of cash, cash equivalents, short-term investments, and long-term securities. Theravance will continue to manage both its short-term investment and long-term marketable securities portfolios to ensure that at spin-off cash and cash equivalents of a minimum of $300 million is available for transfer to us. Post spin-off, Theravance is expected to maintain the necessary amount of cash, cash equivalents and marketable securities that will be sufficient to meet its anticipated operating needs for at least the next twelve months based on then current operating plans and financial forecasts.

When will the spin-off be completed?

Theravance expects to complete the spin-off by distributing our common shares on            , 2013 to holders of record of Theravance common stock on the record date. As discussed under "The Spin-Off—Trading of Theravance Common Stock After the Record Date and Prior to or on the Distribution Date," if you sell your shares of Theravance common stock in the "regular way" market after the record date and prior to or on the distribution date, you also will be selling your right to receive our common shares in connection with the spin-off. For additional information on the spin-off, see "The Spin-Off—Results of the Spin-Off" beginning on page 49.

What do I have to do to participate in the distribution?

Nothing. You are not required to take any action to receive our common shares in the spin-off. No vote of Theravance stockholders will be taken for the spin-off. If you own shares of Theravance common stock as of the close of business on the record date and do not sell those shares in the "regular way" market prior to or on the distribution date, unless requested otherwise, a book-entry account statement reflecting your ownership of our common shares will be mailed to you, or your brokerage account will be credited for the shares, on or about            , 2013. Do not mail in Theravance common stock certificates in connection with the spin-off.

How many of your common shares will I receive?

Theravance will distribute one of our common shares for every            shares of Theravance common stock you own of record as of the close of business on the record date and do not sell in the "regular way" market prior to or on the distribution date. Cash will be distributed in lieu of fractional shares, as described below. Based on approximately        million shares of Theravance common stock that we expect to be outstanding on the record date, Theravance will distribute a total of approximately        million of our common shares. The number of our common shares that Theravance will distribute to its stockholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of Theravance Biopharma and to the extent that our common shares are held back and sold on the market to satisfy backup withholding taxes and non-U.S. holder dividend withholding taxes and brokerage and other costs, and will be increased to the extent, if any, that Theravance options are exercised prior to the record date. For additional information on the distribution, see "The Spin-Off—Results of the Spin-Off" beginning on page 49.

How will Theravance distribute fractional common shares of Theravance Biopharma?

Theravance will not distribute any fractional shares of Theravance Biopharma to its stockholders. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the distribution. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders as described in "The Spin-Off—U.S. Federal Income Tax Consequences" beginning on page 49.

Can Theravance decide to cancel the distribution of Theravance Biopharma common shares even if all the conditions have been met?

Yes. Theravance has the right to terminate the distribution, and the spin-off, even if all of the conditions set forth in the Separation and Distribution Agreement are satisfied, if at any time the board of directors of Theravance determines that the distribution is not in the best interest of Theravance and its stockholders or that market conditions are such that it is not advisable to separate the Drug Discovery and Development Business from Theravance.

Will I receive physical certificates representing Theravance Biopharma common shares following the separation?

Unless you provide us instructions to do otherwise, Theravance, with the assistance of Computershare Shareowner Services, the distribution agent, will electronically issue our common shares to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. The book-entry system allows registered shareholders to hold their shares without physical share certificates. A benefit of issuing shares electronically in book-entry form is that there will be none of the physical handling and safekeeping responsibilities that are inherent in owning physical share certificates. For additional information, see "The Spin-Off—Manner of Effecting the Spin-Off" beginning on page 46.

How will the distribution affect my tax basis and holding period in Theravance common stock and what will my tax basis and holding period be in the common shares received in the distribution?

In the event that the distribution qualifies as a tax-free transaction to stockholders of Theravance, you will have an aggregate tax basis in your Theravance Biopharma common shares received in the distribution and your shares of Theravance common stock immediately after the distribution equal to the aggregate tax basis of yours shares of Theravance common stock held immediately prior to the distribution, which should be allocated in accordance with their relative fair market values. The tax rules regarding basis allocation in a transaction such as the distribution are complex and you are encouraged to consult your own tax advisor about the application of these rules.

Your holding period for such Theravance shares will not be affected by the distribution. The holding period of the Theravance Biopharma common shares received in the distribution should include the holding period of your shares of Theravance common stock.

Is there a chance I may incur taxable gain as a result of the distribution?

In the event that the distribution does not qualify as a tax-free transaction, your receipt of all or a portion of the Theravance Biopharma shares may be taxable to you as a dividend. An amount equal to the fair market value of our common shares received by you (including any fractional shares deemed to be received) on the distribution date will be treated as a taxable dividend to the extent of your ratable share of any current and accumulated earnings and profits of Theravance measured as of the end of the year in which the distribution occurs, with the excess treated as a non-taxable return of capital to the extent of your tax basis in Theravance common stock and any remaining excess treated as a capital gain.

If the distribution does not qualify as a tax-free transaction, how will the distribution affect my tax basis and holding period in Theravance common stock and what will my tax basis and holding period be in the common shares received in the distribution?

Your basis in your shares of Theravance common stock would be reduced by the excess, if any, of the fair market value of the Theravance Biopharma common shares received over the amount treated as a taxable dividend. Your holding period for such Theravance shares would not be affected by the distribution.

You would have a tax basis in your Theravance Biopharma common shares equal to the fair market value of such shares at the time of the distribution. Your holding period for the Theravance Biopharma common shares received in the distribution would begin on the date of the distribution.

You should consult your own tax advisor as to the particular tax consequences of the distribution to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws. For a more detailed discussion see "U.S. Federal Income Tax Consequences" beginning on page 49.

What will happen to Theravance equity awards?

Holders of Theravance restricted stock awards will receive common shares of Theravance Biopharma upon the distribution subject to the same terms and conditions as apply to Theravance common stock. The number of shares and exercise price, if applicable, of Theravance stock options and restricted stock units that are outstanding on the date of the spin-off will adjust in accordance with the plans under which they were issued. In addition, Theravance equity awards held by Theravance employees who join Theravance Biopharma in connection with the spin-off have been amended so that the awards will remain outstanding and continue to vest based on service to Theravance Biopharma following the spin-off. Further, Theravance equity awards held by Theravance non-employee directors who join Theravance Biopharma in connection with the spin-off have been amended, effective as of immediately prior to the spin-off, so that the vesting of the awards will accelerate and the awards will remain outstanding for the remainder of their respective terms based on service to Theravance Biopharma following the spin-off. See "The Spin-Off—Treatment of Outstanding Theravance Equity Awards in Connection with the Spin-Off." We also expect to issue new Theravance Biopharma options to our employees and non-employee directors following the spin-off.

Do you intend to pay dividends on your common shares?

We currently do not intend to pay dividends on our common shares. The declaration and amount of dividends will be determined by our board of directors and will depend on our financial condition, earnings, capital requirements, legal requirements, regulatory constraints, contractual restrictions, and any other factors that our board of directors believes are relevant. See "Dividend Policy" on page 61 for additional information on our dividend policy following the spin-off.

What if I want to sell my Theravance common stock or Theravance Biopharma common shares?

You should consult your financial advisors, such as your stockbroker, bank or tax advisor. Neither Theravance nor Theravance Biopharma makes any recommendation as to the purchase, retention or sale of shares of Theravance common stock or the Theravance Biopharma common shares to be distributed.

If you decide to sell any shares of Theravance common stock prior to or on the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Theravance common stock or the Theravance Biopharma common shares you will receive in the distribution or both.

Where will I be able to trade Theravance Biopharma common shares?

There is no current trading market for our common shares. We will apply to have our common shares listed on the Nasdaq Global Market under the symbol "TBPH." We expect that a limited market, commonly known as a "when-issued" trading market, for our common shares will begin shortly after                , 2013. The term "when-issued" means that shares can be traded prior to the time shares are actually available or issued. We expect that on the distribution date or the first trading day after the distribution date, "when-issued" trading in our common shares will end and "regular way" trading will begin. "Regular way" trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a trade. Our common shares generally will be freely tradable following the spin-off. For additional information regarding the trading of our common shares, see "The Spin-Off—Market for Our Common Shares; Trading of Our Common Shares in Connection with the Spin-Off" beginning on page 57.

Will the number of Theravance shares I own change as a result of the spin-off?	No. The number of shares of Theravance common stock you own will not change as a result of the spin-off.
What will happen to the listing of Theravance common stock?	Nothing. It is expected that after the distribution of Theravance Biopharma common shares, Theravance common stock will continue to be traded on the Nasdaq Global Market under the symbol "THRX".
Are there any risks to owning Theravance Biopharma common shares?

Yes. Our business is subject to both general and specific risks relating to our operations, anticipated net losses, and our operating as a standalone company. Our business is also subject to risks relating to the separation. These and other risks are described in "Risk Factors" beginning on page 16. We encourage you to read that section carefully.

Who do I contact for information regarding you and the spin-off?	Before the spin-off, you should direct inquiries relating to the spin-off to:
Investor Relations Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080
After the spin-off, you should direct inquiries relating to our common shares to:
Investor Relations Theravance Biopharma US, Inc. 901 Gateway Boulevard South San Francisco, CA 94080
After the spin-off, the transfer agent and registrar for our common shares will be:
Computershare Shareowner Services 250 Royall Street Canton, MA 02021

Summary Historical Combined Financial Information

        The following table sets forth certain summary historical financial information as of and for each of the years in the two-year period ended December 31, 2012 and as of September 30, 2013 and for the nine months ended September 30, 2013 and 2012, which have been derived from our (i) audited combined financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011, which are included elsewhere in this Information Statement, and (ii) unaudited combined financial statements as of September 30, 2013 and for the nine months ended September 30, 2013 and 2012, which are included elsewhere in this Information Statement. In our opinion, the summary historical financial information derived from our unaudited combined financial statements is presented on a basis consistent with the information in our audited combined financial statements. During these periods, Theravance Biopharma was an integrated business of Theravance. The summary historical financial information may not be indicative of the results of operations or financial position that we would have obtained if we had been an independent company during the periods presented or of our future performance as an independent company. See "Risk Factors."

        The following table also sets forth the pro forma combined balance sheet as of September 30, 2013, which has been derived from our historical combined financial statements as of such date. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable.

        You should read this table together with "Historical Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Balance Sheet" and our historical combined financial statements and the notes thereto included elsewhere in this Information Statement.

Combined Statements of Operations Data

	Year Ended December 31,		Nine Months Ended September 30,
(in thousands)	2011	2012	2012	2013
			(Unaudited)
Revenue	$14,854	$130,145	$125,669	$51
Operating expenses:
Research and development	98,850	113,995	86,800	88,109
General and administrative	25,339	25,725	19,262	24,146

Total operating expenses(1)	124,189	139,720	106,062	112,255

Net income (loss)	$(109,335)	$(9,575)	$19,607	$(112,204)

Combined Balance Sheet Data

	December 31,		September 30, 2013
(in thousands)	2011	2012	Actual	Pro Forma
			(Unaudited)
Cash and cash equivalents(2)	$—	$—	$—	$300,000
Restricted cash	893	833	833	833
Working capital (deficit)	(33,565)	(11,837)	(18,521)	281,479
Total assets	13,821	20,962	23,604	323,604
Long-term liabilities(3)	118,664	5,280	5,243	5,243
Total parent company equity (deficit)(4)	(140,724)	(6,990)	(14,367)	285,633

(1)
The following table discloses the allocation of stock-based compensation expense included in total operating expenses:

	Year Ended December 31,		Nine Months Ended September 30,
(in thousands)	2011	2012	2012	2013
			(Unaudited)
Research and development	$12,696	$13,192	$9,962	$12,071
General and administrative	8,767	8,131	6,190	5,246

Total stock-based compensation	$21,463	$21,323	$16,152	$17,317

(2)
Cash and cash equivalents pro forma include a cash capital contribution by Theravance, Inc. of approximately $300 million based on the anticipated post-separation capital structure at September 30, 2013.

(3)
Long-term liabilities include the long-term portion of deferred revenue as follows:

	December 31,		September 30, 2013
(in thousands)	2011	2012	Actual	Pro forma
			(Unaudited)
Deferred revenue	$112,843	$206	$585	$585
(4)
Total parent company equity, pro forma at September 30, 2013 for Theravance Biopharma, Inc. assumes the issuance of approximately        million shares at $0.00001 par value, which is based on the number of outstanding shares of Theravance, Inc. as of      , 2013 and the distribution ratio.

Risk Factors

        This Information Statement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. All statements in this Information Statement, other than statements of historical facts, including statements regarding the spin-off, our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, intentions, expectations and objectives could be forward-looking statements. The words "anticipates," "believes," "could," "designed," "estimates," "expects," "goal," "intends," "may," "plans," "projects," "pursuing," "will," "would" and similar expressions (including the negatives thereof) are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions, expectations or objectives disclosed in our forward-looking statements and the assumptions underlying our forward-looking statements may prove incorrect. Therefore, you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and objectives disclosed in the forward-looking statements that we make. Factors that we believe could cause actual results or events to differ materially from our forward-looking statements include, but are not limited to, those discussed below in "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Information Statement. Our forward-looking statements in this Information Statement are based on current expectations and we do not assume any obligation to update any forward-looking statements.

RISKS RELATING TO THE SPIN-OFF

We may not realize the potential benefits from the spin-off; Theravance stockholders may not realize the potential benefits of the spin-off.

        We may not realize the potential benefits that we expect from our spin-off from Theravance, Inc. ("Theravance"). Further, Theravance stockholders may not realize the intended benefits of the spin-off. We have described those anticipated benefits elsewhere in this Information Statement. See "The Spin-Off—Reasons for the Spin-Off." By separating from Theravance, there is a risk that our company may be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of the current Theravance. In addition, we will incur significant costs, including those described below, which may exceed our estimates, and we will incur some negative effects from our separation from Theravance, including the loss of potential royalty revenue derived from certain of Theravance's late-stage partnered respiratory assets (the "Royalty Business").

Our historical and pro forma financial information may not reflect what our financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented and is not necessarily indicative of our future financial position, future results of operations or future cash flows.

        Our historical financial information included in this Information Statement does not necessarily reflect what our financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented and is not necessarily indicative of our future financial position, future results of operations or future cash flows. This is primarily a result of the following factors:

  •
  Prior to the separation, our business was operated by Theravance as part of its broader corporate organization rather than as a stand-alone company, and our business was able to leverage Theravance's financial resources and creditworthiness;

  •
  Certain general administrative functions are performed by Theravance for the combined entity. Our historical combined financial statements reflect allocations of costs for services shared with Theravance. These allocations may differ from the costs we will incur for these services as an independent company;

  •
  After the spin-off, our cost of capital may be higher than Theravance's cost of capital prior to our separation; and

  •
  After the spin-off, we will also be responsible for the additional costs associated with being an independent, public company, including costs related to corporate governance and listed and registered securities.

        The unaudited pro forma combined balance sheet as of September 30, 2013 assumes the cash funding by Theravance of approximately $300 million for a capital contribution based on the anticipated post-separation capital structure. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Balance Sheet" and our historical combined financial statements and the notes thereto included elsewhere in this Information Statement.

        Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the transactions. If we are unable to achieve and maintain effective internal controls, our business, financial position and results of operations could be adversely affected.

        Our financial results previously were included within the consolidated results of Theravance. However, we were not directly subject to the reporting and other requirements of the Exchange Act. As a result of the separation, we will be directly subject to the reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which will require annual management assessments of the effectiveness of our internal control over financial reporting. When and if we are a "large accelerated filer" or an "accelerated filer" and are no longer an "emerging growth company," each as defined in the Exchange Act, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. These reporting and other obligations will place significant demands on our management and administrative and operational resources, including accounting resources.

        To comply with these requirements, it is anticipated that we may need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional legal, accounting and/or finance staff. If we are unable to upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. In addition, if we are unable to conclude that our internal control over financial reporting is effective (or if the auditors are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports.

        Our management will be responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) under the Exchange Act. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. Any failure to achieve and maintain effective internal controls could have an adverse effect on our business, financial position and results of operations.

We have no history operating as an independent company upon which you can evaluate us.

        We do not have an operating history as a stand-alone entity. While our drug discovery and development business (the "Drug Discovery and Development Business") has constituted a substantial part of the historic operations of Theravance, we have not operated as a stand-alone company without the Royalty Business. After the spin-off, as an independent company, our ability to satisfy our obligations and achieve profitability will be primarily dependent upon the future performance of our Drug Discovery and Development Business, and we will not be able to rely upon the revenues, capital resources and cash flows of the Royalty Business remaining with Theravance. In addition, after the spin-off, we may need certain transition services from Theravance to be able to operate our business and we will be required to deliver a significant number of services to Theravance.

Concerns about our prospects as a stand-alone company and employee compensation and benefits after the spin-off or otherwise, could affect our ability to retain employees.

        The spin-off represents a significant organizational change and our employees may have concerns about our prospects as a stand-alone company, including our ability to successfully operate the new entity over the long-term, and our ability maintain our independence after the spin-off. If we are not successful in assuring our employees of our prospects as an independent company, our employees may seek other employment, which could materially adversely affect our business.

        After the spin-off, all of our employees will hold stock options, restricted stock and/or restricted stock units for shares of Theravance common stock and will continue to vest in such Theravance equity interests based on service to us. We believe that the continued vesting of Theravance equity awards will help us retain our employees as we transition to a stand-alone company. However, after the spin-off, we will not be able to grant our employees further equity awards for Theravance common stock or effect amendments of Theravance's equity incentive plans (and similar programs) or equity awards previously granted by Theravance. Furthermore, in the event Theravance is acquired and the vesting of Theravance equity awards are accelerated in such an acquisition, we may have difficulty retaining our employees and may have to incur additional costs to retain them.

        If we fail to retain our qualified personnel or replace them when they leave, we may be unable to continue our development and commercialization activities, which may cause the price of our securities to fall.

We will be required to satisfy certain indemnification obligations to Theravance or may not be able to collect on indemnification rights from Theravance.

        Under the terms of the Separation and Distribution Agreement, we will indemnify Theravance from and after the spin-off with respect to (i) all debts, liabilities and obligations transferred to us in connection with the spin-off (including our failure to pay, perform or otherwise promptly discharge any such debts, liabilities or obligations after the spin-off), (ii) any misstatement or omission of a material fact in this Information Statement resulting in a misleading statement and (iii) any breach by us of the Separation and Distribution Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, and the Sublease Agreement. We are not aware of any existing indemnification obligations at this time, but any such indemnification obligations that may arise could be significant. Under the terms of the Separation and Distribution Agreement, Theravance will indemnify us from and after the spin-off with respect to (i) all debts, liabilities and obligations retained by Theravance after the spin-off (including its failure to pay, perform or otherwise promptly discharge any such debts, liabilities or obligations after the spin-off) and (ii) any breach by Theravance of the Separation and Distribution Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, and the Sublease Agreement. Our and Theravance's ability to satisfy these indemnities, if called upon to do so, will depend upon our and Theravance's future financial strength. If we are required to indemnify Theravance, or if we are not able to collect on indemnification rights from Theravance, our business prospects and financial condition may be harmed. We cannot determine whether we will have to indemnify Theravance, or if Theravance will have to indemnify us, for any substantial obligations after the distribution.

We may have received better terms from unaffiliated third parties than the terms we receive in our agreements with Theravance.

        The agreements we will enter into with Theravance in connection with the spin-off were determined by management and the Theravance board of directors in the context of the spin-off while we were still part of Theravance and, accordingly, may not reflect terms that would have resulted from arm's-length negotiations between unaffiliated third parties. The terms of the agreements relate to, among other things, the licensing of intellectual property and the provision of certain employment and transition services. We may have received better terms from third parties because, among other things, third parties may have competed with each other to win our business. See "Our Relationship with Theravance, Inc. after the Spin-Off."

After the spin-off, certain of our directors and officers may have actual or potential conflicts of interest because of their equity ownership in Theravance, and our Chairman and Chief Executive Officer may have actual or potential conflicts of interest because he will also serve as Chairman and Chief Executive Officer for Theravance, which actual or potential conflicts may harm our business, prospects and financial condition and result in the diversion of corporate opportunities to Theravance.

        Following the distribution, Rick E Winningham will serve as our Chairman and Chief Executive Officer and will hold the same positions for Theravance. In addition, following the spin-off, certain of our directors and executive officers will own shares of Theravance's common stock, and the individual holdings may be significant for some of these individuals compared to their total assets. This service to both companies and ownership of Theravance common stock may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for Theravance and us. For example, potential or actual conflicts could arise relating to: the terms and conditions of the spin-off; the relationship between Theravance and us after the spin-off, including Theravance's and our respective rights and obligations under agreements entered into in connection with the spin-off; the management of TRC by Theravance after the spin-off, particularly given that we and Theravance have different economic interests in TRC; the compensation of individuals who serve as officers of both companies; and corporate opportunities that may be available to both companies in the future. Although we and Theravance plan to implement policies and procedures to identify and properly address such potential and actual conflicts of interest, there can be no assurance that such conflicts of interest will not harm our business, prospects and financial condition and result in the diversion of corporate opportunities to Theravance.

The amount of Theravance's net operating losses that will be used as a result of pre spin-off restructuring is uncertain.

        As part of the overall spin-off transaction, it is anticipated that certain assets that are transferred by Theravance to us will result in taxable transfers pursuant to Section 367 of the Internal Revenue Code of 1986, as amended (the "Code"), or other applicable provisions of the Code and Treasury Regulations. The taxable gain recognized by Theravance attributable to the transfer of certain assets to us will equal the excess of the fair market value of each asset transferred over Theravance's adjusted tax basis in such asset. While Theravance's basis in the cash it transfers to us will be equal to the amount of cash (and, therefore, will recognize no gain on the transfer of such cash), Theravance's basis in some assets (other than cash) transferred to us may be significantly less than their associated fair market values, which could result in substantial taxable gain to Theravance. The determination of the fair market value of non-publicly traded assets is subjective and could be subject to adjustments or future challenge by the Internal Revenue Service ("IRS"), which could result in an increase in the amount of gain, and thus U.S. federal income tax, realized by Theravance as a result of the transfer. Theravance's U.S. federal income tax resulting from any gain realized upon the transfer of its assets to us (including any increased U.S. federal income tax that may result from a subsequent determination of higher fair market values of the transferred assets), may be reduced by Theravance's net operating loss carryforward. While federal and state tax laws impose restrictions on the utilization of net operating losses in the event of an ownership change, as defined in Section 382 of the Code, Theravance conducted an analysis to determine whether an ownership change had occurred since inception through December 31, 2012, and has concluded that Theravance has not undergone an ownership change. Theravance had approximately $1.2 billion of net operating loss as of December 31, 2012 and estimates additional losses in 2013 (excluding any spin-off related gains) exceeding $100 million. Theravance expects its net operating loss carryforward and current projected losses will fully offset the U.S. federal income tax resulting from the gains it will realize in connection with the pre spin-off restructuring. However, the amount of Theravance's net operating loss carryforward that will be used is uncertain as Theravance is not seeking a pre-spin-off appraisal of the fair market values of our transferred assets, but instead will be determining fair market values after the spin-off based in significant part on the trading prices of our shares following the spin-off.

If the distribution is determined to be taxable for U.S. federal income tax purposes, our shareholders could incur significant U.S. federal income tax liabilities.

        Theravance intends to seek a private letter ruling from the IRS regarding the U.S. federal income tax consequences of the distribution of our common shares to the Theravance stockholders substantially to the effect that the distribution, except for cash received in lieu of a fractional share of our common shares, will qualify as tax-free under Sections 368(a)(1)(D) and 355 of the Code and, that, for U.S. federal income tax purposes, no gain or loss will be recognized by a holder of Theravance common stock upon the receipt of our common shares pursuant to the distribution. As part of the IRS' general policy with respect to rulings on spin-off transactions (including the distribution), the private letter ruling expected to be received by Theravance will not be based upon a determination by the IRS that certain conditions which are necessary to obtain tax-free treatment under Section 355 of the Code have been satisfied. Rather, the private letter ruling relies or will rely on certain facts and assumptions, and certain representations and undertakings, from us and Theravance regarding the past and future conduct of our respective businesses and other matters. Notwithstanding the private letter ruling, the IRS could determine on audit that the distribution or certain related transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated or that the distributions should be taxable for other reasons, including as a result of significant changes in stock or asset ownership after the distribution. If the distribution ultimately is determined to be taxable for U.S. federal income tax purposes, the distribution could be treated as a taxable dividend or capital gain to you for U.S. federal income tax purposes, and you could incur significant U.S. federal income tax liabilities.

        In addition, under the terms of the Tax Matters Agreement, in the event the distribution results in taxes imposed on Theravance resulting from or arising in connection, the failure of such distribution to be tax-free to Theravance under Section 355 of the Code and such failure was the result of actions taken after the distribution by us or Theravance, the party responsible for such failure would be responsible for all taxes imposed on Theravance and related expenses imposed on us or Theravance as a result thereof. Specifically, in the event that the distribution was determined to be taxable and such determination was the result of certain actions taken, or omitted to be taken, after the distribution by us and such actions or omissions (1) were inconsistent with any representation or covenant made in connection with the private letter ruling or (2) were identified in the Tax Matters Agreement as requiring indemnification by us for any resulting taxes related to the distribution, we will be responsible for any taxes or penalties imposed on Theravance as a result of such determination, including as a result of a failure to withhold taxes that were required to be withheld on the distribution of our common shares to shareholders or to report such distributions to the IRS. However, pursuant to the Tax Matters Agreement, we are not liable for any tax or penalties imposed on Theravance under Section 367 of the Code.

Theravance Biopharma will be subject to certain restrictions after the separation in order to preserve the tax-free treatment of the distribution, which may reduce Theravance Biopharma's strategic and operating flexibility.

        Our indemnity obligations under, the Tax Matters Agreement may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. For example, we are prohibited from taking certain actions to the extent that they could cause the distribution to be taxable, including:

  •
  approving or allowing any transaction that results in a change in ownership of our common shares that causes Section 355(d) or Section 355(e) of the Code to apply to the distribution;

  •
  a merger;

  •
  a redemption of equity securities;

  •
  a sale or other disposition of our stock certain businesses or assets;

  •
  an acquisition of a business or assets with equity securities to the extent one or more persons would acquire our common shares; or

  •
  amending our organizational documents or taking any other action through shareholder vote or otherwise that affects the relative economic or voting rights of our outstanding shares.

Theravance Biopharma's ability to repurchase its shares will be limited following the distribution.

        If we are successful in obtaining the private letter ruling, we will represent that we had no plan or intention to redeem, repurchase or otherwise acquire more than 20% of our outstanding shares. As a result, our indemnity obligations under, the Tax Matters Agreement will limit our ability to redeem, repurchase or otherwise acquire more than 20% of our outstanding shares as part of a plan that includes the distribution.

Theravance Biopharma may be treated as a U.S. corporation for U.S. federal income tax purposes.

        For U.S. federal income tax purposes, a corporation generally is considered tax resident in the place of its incorporation. Because Theravance Biopharma is incorporated under Cayman Islands law, it should be deemed a Cayman Islands corporation under this general rule. Section 7874 of the Code, however, contains rules that could result in a foreign corporation being taxed as a U.S. corporation for U.S. federal income tax purposes. The application of these rules is complex and there is little guidance regarding their application.

        Under Section 7874 of the Code, a corporation created or organized outside the U.S. will be treated as a U.S. corporation for U.S. federal tax purposes, when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation, (ii) the former shareholders of the acquired U.S. corporation hold at least 80% of the vote or value of the shares of the foreign acquiring corporation by reason of holding stock in the U.S. acquired corporation, and (iii) the foreign corporation's "expanded affiliated group" does not have "substantial business activities" in the foreign corporation's country of incorporation relative to its expanded affiliated group's worldwide activities. For this purpose, "expanded affiliated group" generally means the foreign corporation and all subsidiaries in which the foreign corporation, directly or indirectly, owns more than 50% of the stock by vote and value, and "substantial business activities" generally means at least 25% of employees (by number and compensation), assets and gross income of our expanded affiliated group are based, located and derived, respectively, in the Cayman Islands.

        We do not expect to be treated as a U.S. corporation under Section 7874 of the Code, because the assets contributed to us by Theravance are not expected to constitute "substantially all" of the assets of

Theravance (as determined on both a gross and net fair market value basis). However, there have been legislative proposals to expand the scope of U.S. corporate tax residence and there could be changes to Section 7874 of the Code or the Treasury Regulations promulgated thereunder that could result in Theravance Biopharma being treated as a U.S. corporation.

        If it were determined that we should be taxed as a U.S. corporation for U.S. federal income tax purposes, we could be liable for substantial additional U.S. federal income tax. In addition, payments of dividends to non-U.S. holders may be subject to U.S. withholding tax.

        We are not seeking an IRS ruling as to our not being a U.S. corporation for federal income tax purposes and receipt of such a ruling is not a condition to the consummation of the distribution.

Theravance Biopharma is likely to be classified as a passive foreign investment company, or "PFIC," which may have adverse U.S. federal income tax consequences to U.S. holders.

        For U.S. federal income tax purposes, Theravance Biopharma generally would be classified as a PFIC for any taxable year if either (i) 75% or more of its gross income (including gross income of certain 25%-or-more-owned corporate subsidiaries) is "passive income" (as defined for such purposes) or (ii) the average percentage of its assets (including the assets of certain 25%-or-more-owned corporate subsidiaries) that produce passive income or that are held for the production of passive income is at least 50%.

        We believe that Theravance Biopharma will be a PFIC immediately following the spin-off and distribution and may be a PFIC in subsequent years. If we were to be treated as a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder, then the U.S. holder would generally be subject to additional U.S. federal income taxes plus an interest charge with respect to distributions from Theravance Biopharma. U.S. holders of our common stock may wish to file elections to be treated as owning an interest in a "qualified electing fund" ("QEF") or to "mark-to-market" their common shares to avoid the interest charge consequences of the default PFIC treatment. This paragraph is qualified in its entirety by the discussion below under "The Spin-Off—U.S. Federal Income Tax Consequences." U.S. holders should consult their tax advisers regarding the potential PFIC, QEF and Mark-to-Market treatment of their interests in our common shares.

No vote of the Theravance stockholders is required in connection with the distribution. As a result, if you do not want to receive our common shares in the distribution, your sole recourse will be to divest yourself of your Theravance common stock prior to or on the distribution date.

        No vote of the Theravance stockholders is required in connection with the distribution. Accordingly, if you do not want to receive our common shares in the distribution, your only recourse will be to divest yourself of your Theravance common stock prior to or on the distribution date.

RISKS RELATING TO THE COMPANY

We anticipate that we will incur losses for the foreseeable future. We may never achieve or sustain profitability.

        During the years ended December 31, 2011 and 2012 and the nine months ended September 30, 2013, we recognized losses of $109.3, $9.6 and $112.2 million, respectively. During the two years ended December 31, 2012, 2011 and the nine months ended of 2013, we recognized a cumulative loss of $231.1 million, which is reflected in the Parent Company Deficit on Theravance Biopharma's combined balance sheets. After the spin-off, we will reflect cumulative net loss incurred and retained after the effective date of the spin-off as accumulated deficit on Theravance Biopharma's consolidated balance sheets. We expect to continue to incur net losses over the next several years as we continue our drug discovery and development activities and incur significant preclinical and clinical development costs and commercialization costs relating to VIBATIV®. We expect to incur substantial expenses as we continue our drug discovery and development efforts, particularly to the extent we advance our product candidates into and through clinical studies, which are very expensive. For example, TD-9855 in our MARIN program is in an ongoing Phase 2 study for fibromyalgia and in September 2013 Theravance reported positive top-line data from a Phase 2b study with TD-4208 our LAMA compound. Also, in July 2012, Theravance announced positive results from the key study in our Phase 2b program with TD-1211 in our Peripheral Mu Opioid Receptor Antagonist program for opioid-induced constipation. Though we are seeking to partner these programs, we may choose to progress one or more of these programs into later stage clinical studies by ourselves, which could increase our anticipated operating expenses substantially. Furthermore, if we do not identify a suitable commercialization partner for VIBATIV® in the U.S. we will not be able to leverage a commercialization partner's capabilities and infrastructure and we will incur all of the costs and expenses associated with our reintroduction of VIBATIV® in the U.S., including the creation of an independent sales and marketing organization with appropriate technical expertise, supporting infrastructure and distribution capabilities, expansion of medical affairs presence, manufacturing and third party vendor logistics and consultant support. Our commitment of resources to the further discovery and continued development of our product candidates will require significant additional funding. Our operating expenses also will increase if:

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  our earlier stage potential products move into later stage clinical development, which is generally a more expensive stage of development;

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  additional preclinical product candidates are selected for clinical development;

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  we pursue clinical development of our potential products in new indications;

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  we increase the number of patents we are prosecuting or otherwise expend additional resources on patent prosecution or defense; and

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  we acquire additional technologies, product candidates, products or businesses.

        Other than potential revenues from VIBATIV®, our only approved drug, and potential contingent payments under collaboration agreements, we do not expect to generate revenues from our drug programs for the foreseeable future. Since we or our collaborators or licensees may not successfully develop additional products, obtain required regulatory approvals, manufacture products at an acceptable cost or with appropriate quality, or successfully market such products with desired margins, our expenses may continue to exceed any revenues we may receive.

        In the absence of substantial licensing, contingent payments or other revenues from third-party collaborators, royalties on sales of products licensed under our intellectual property rights, future revenues from our products in development or other sources of revenues, we will continue to incur operating losses and may require additional capital to fully execute our business strategy. The likelihood of reaching, and time required to reach, sustained profitability are highly uncertain. As a result, we expect to continue to incur substantial losses for the foreseeable future. We are uncertain when or if we will ever be able to achieve or sustain profitability. Failure to become and remain profitable would adversely affect the price of our securities and our ability to raise capital and continue operations.

If additional capital is not available, we may have to curtail or cease operations or we could be forced to share our rights to commercialize our product candidates with third parties on terms that may not be favorable to us.

        Based on our current operating plans and financial forecasts, we believe that our cash and cash equivalents and marketable securities will be sufficient to meet our anticipated operating needs for the next two to three years. If our current operating plans or financial forecasts change, we may require additional funding sooner in the form of public or private equity offerings, debt financings or additional collaborations and licensing arrangements. For example, if we chose to conduct Phase 3 studies with

TD-1211 in our Peripheral Mu Opioid Receptor Antagonist program for opioid-induced constipation, or progress TD-4208 in our LAMA program or TD-9855 in our MARIN program into later stage development and we choose to progress any of these programs on our own, our capital needs would increase substantially.

        Although we expect that we will have sufficient cash to fund our operations and working capital requirements for approximately the next two to three years after the spin-off based on current operating plans and financial forecasts, we may need to raise additional capital in the future to, among other things:

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  fund our discovery efforts and research and development programs;

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  progress mid-to-late stage product candidates into Phase 3 development, if warranted;

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  bear the full cost of developing our own sales, marketing and distribution capabilities to commercialize VIBATIV® in the U.S. with appropriate technical expertise and supporting infrastructure, if we cannot identify a suitable commercialization partner;

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  respond to competitive pressures; and

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  acquire complementary businesses or technologies.

        Our future capital needs depend on many factors, including:

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  the scope, duration and expenditures associated with our discovery efforts and research and development programs;

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  continued scientific progress in these programs;

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  the extent to which we encounter technical obstacles in our research and development programs;

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  the outcome of potential licensing transactions, if any;

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  competing technological developments;

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  the extent of our proprietary patent position in our product candidates;

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  our facilities expenses, which will vary depending on the time and terms of any facility lease or sublease we may enter into;

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  potential litigation and other contingencies; and

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  the regulatory approval process for our product candidates.

        We may seek to raise necessary funds through public or private equity offerings, debt financings or additional collaborations and licensing arrangements. We may not be able to obtain additional financing on terms favorable to us, if at all. General market conditions may make it very difficult for us to seek financing from the capital markets. We may be required to relinquish rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us, in order to raise additional funds through collaborations or licensing arrangements. If adequate funds are not available, we may have to sequence preclinical and clinical studies as opposed to conducting them concomitantly in order to conserve resources, or delay, reduce or eliminate one or more of our research or development programs and reduce overall overhead expenses. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to make reductions in our workforce and may be prevented from continuing our discovery and development efforts and exploiting other corporate opportunities. This would likely harm our business, prospects and financial condition and cause the price of our securities to fall.

We may obtain future financing through the issuance of debt or equity, which may have an adverse effect on our shareholders or may otherwise adversely affect our business.

        If we raise funds through the issuance of debt or equity, any debt securities or preferred shares issued will have rights, preferences and privileges senior to those of holders of our common shares in the event of liquidation. In such event, there is a possibility that once all senior claims are settled, there may be no assets remaining to pay out to the holders of common shares. In addition, if we raise funds through the issuance of additional equity, whether through private placements or public offerings, such an issuance would dilute ownership of current shareholders in us.

        The terms of debt securities may also impose restrictions on our operations, which may include limiting our ability to incur additional indebtedness, to pay dividends on or repurchase our share capital, or to make certain acquisitions or investments. In addition, we may be subject to covenants requiring us to satisfy certain financial tests and ratios, and our ability to satisfy such covenants may be affected by events outside of our control.

If the MABA program for the treatment of chronic obstructive pulmonary disease ("COPD") encounters further delays, does not demonstrate safety and efficacy or is terminated, our business will be harmed, and the price of our securities could fall.

        The lead compound, GSK961081 ('081), in the MABA program that Theravance partnered with GSK and to which we have certain economic rights, has completed a Phase 2b study, a Phase 1 study in combination with fluticasone propionate ("FP"), an inhaled corticosteroid ("ICS"), and a number of Phase 3-enabling non-clinical studies. GSK recently initiated preclinical Phase 3 enabling studies in the combination '081/FF program, and informed Theravance that the Phase 3 study will not be initiated for '081 monotherapy in 2013. GSK made a decision to move away from twice-daily option with fluticasone propionate (FP) in the Diskus® inhaler to the combination of '081/FF delivered once-daily in the ELLIPTATM inhaler which requires additional work on non-clinical studies, manufacturing and a Phase 1 bioequivalence study. Theravance is in further discussions with GSK regarding the '081 monotherapy program but it is unlikely that a Phase 3 study with '081 monotherapy will commence in 2014. Any further delays or adverse developments or results or perceived adverse developments or results with respect to the MABA program will harm our business and could cause the price of our securities to fall. Examples of such adverse developments include, but are not limited to:

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  GSK deciding to further delay or halt development of '081 or '081/FF;

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  the U.S. Food and Drug Administration ("FDA") and/or other regulatory authorities determining that any of these studies do not demonstrate adequate safety or efficacy, or that additional non-clinical or clinical studies are required with respect to the MABA program;

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  the inability to gain, or delay in gaining, regulatory approval outside the U.S. for the ELLIPTA™ dry powder inhaler used in the program;

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  safety, efficacy or other concerns arising from clinical or non-clinical studies in this program; or

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  any change in FDA policy or guidance regarding the use of MABAs to treat COPD.

Furthermore, we have little, if any, ability to influence the progress of the MABA program, because our interest in this program is only through our economic interest in TRC, which is controlled by Theravance.

If we cannot identify a suitable commercialization partner for VIBATIV® in the U.S. we will bear the full cost of developing the capability to market, sell and distribute the product.

        Our general strategy is to engage pharmaceutical or other healthcare companies with an existing sales and marketing organization and distribution system to market, sell and distribute our products.

We may not be able to establish these sales and distribution relationships on acceptable terms, or at all. For any of our product candidates that receive regulatory approval in the future and are not covered by our current collaboration agreements, we will need a partner in order to commercialize such products unless we establish independent sales, marketing and distribution capabilities with appropriate technical expertise and supporting infrastructure. VIBATIV® was returned to Theravance by Astellas Pharma Inc. ("Astellas"), Theravance's former VIBATIV® collaboration partner, in January 2012. Astellas had the right to terminate the agreement if a VIBATIV® new drug application was not approved by the FDA within two years of submission, or if VIBATIV® was not approved by the FDA for both complicated skin and skin structure infections and hospital-acquired pneumonia by December 31, 2008. Both of these conditions giving rise to Astellas' termination rights existed in January 2012 when Astellas exercised its right to terminate the agreement. On August 14, 2013 Theravance announced the reintroduction of VIBATIV® to the U.S. market with the commencement of shipments into the wholesaler channel. While Theravance has contracted a small sales force and is expanding its medical affairs presence, other commercialization alternatives for the U.S. market are being evaluated. The risks of commercializing VIBATIV® in the U.S. without a partner include:

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  costs and expenses associated with creating an independent sales and marketing organization with appropriate technical expertise and supporting infrastructure and distribution capability, which costs and expenses could, depending on the scope and method of the marketing effort, exceed any product revenue from VIBATIV® for several years;

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  our unproven ability to recruit and retain adequate numbers of effective sales and marketing personnel;

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  the unproven ability of sales personnel to obtain access to or educate adequate numbers of physicians about prescribing VIBATIV® in appropriate clinical situations; and

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  the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines.

        If we are not able to partner VIBATIV® in the U.S. with a third party with marketing, sales and distribution capabilities and if we are not successful in recruiting sales and marketing personnel or in building an internal sales and marketing organization with appropriate technical expertise and supporting infrastructure and distribution capability, we will have difficulty commercializing VIBATIV® in the U.S., which would adversely affect our business and financial condition and which could cause the price of our securities to fall.

With regard to all of our programs, any delay in commencing or completing clinical studies for product candidates and any adverse results from clinical or non-clinical studies or regulatory obstacles product candidates may face, would harm our business and could cause the price of our securities to fall.

        Each of our product candidates must undergo extensive non-clinical and clinical studies as a condition to regulatory approval. Non-clinical and clinical studies are expensive, take many years to complete and study results may lead to delays in further studies or decisions to terminate programs. The commencement and completion of clinical studies for our product candidates may be delayed and programs may be terminated due to many factors, including, but not limited to:

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  lack of effectiveness of product candidates during clinical studies (for example, as Theravance experienced when TD-9855 did not meet the primary efficacy endpoints in the Phase 2 study in adult patients with Attention-Deficit/Hyperactivity Disorder);

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  adverse events, safety issues or side effects relating to the product candidates or their formulation into medicines;

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  inability to raise additional capital in sufficient amounts to continue our development programs, which are very expensive;

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  the need to sequence clinical studies as opposed to conducting them concomitantly in order to conserve resources;

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  our inability to enter into partnering arrangements relating to the development and commercialization of our programs and product candidates;

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  our inability or the inability of our collaborators or licensees to manufacture or obtain from third parties materials sufficient for use in non-clinical and clinical studies;

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  governmental or regulatory delays and changes in regulatory requirements, policy and guidelines;

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  failure of our partners to advance our product candidates through clinical development;

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  delays in patient enrollment and variability in the number and types of patients available for clinical studies;

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  difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

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  varying regulatory requirements or interpretations of data among the FDA and foreign regulatory authorities; and

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  a regional disturbance where we or our collaborative partners are enrolling patients in clinical trials, such as a pandemic, terrorist activities or war, political unrest or a natural disaster.

If our product candidates that we develop on our own or with collaborative partners are not approved by regulatory authorities, including the FDA, we will be unable to commercialize them.

        The FDA must approve any new medicine before it can be marketed and sold in the U.S. We must provide the FDA and similar foreign regulatory authorities with data from preclinical and clinical studies that demonstrate that our product candidates are safe and effective for a defined indication before they can be approved for commercial distribution. We will not obtain this approval for a product candidate unless and until the FDA approves a new drug application, or NDA. The processes by which regulatory approvals are obtained from the FDA to market and sell a new product are complex, require a number of years and involve the expenditure of substantial resources. In order to market our medicines in foreign jurisdictions, we must obtain separate regulatory approvals in each country. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. Conversely, failure to obtain approval in one or more jurisdictions may make approval in other jurisdictions more difficult.

        Clinical studies involving our product candidates may reveal that those candidates are ineffective, inferior to existing approved medicines, unacceptably toxic, or that they have other unacceptable side effects. In addition, the results of preclinical studies do not necessarily predict clinical success, and larger and later-stage clinical studies may not produce the same results as earlier-stage clinical studies.

        Frequently, product candidates that have shown promising results in early preclinical or clinical studies have subsequently suffered significant setbacks or failed in later clinical or non-clinical studies. In addition, clinical and non-clinical studies of potential products often reveal that it is not possible or practical to continue development efforts for these product candidates. If these studies are substantially delayed or fail to prove the safety and effectiveness of our product candidates in development, we may not receive regulatory approval of any of these product candidates. Further, the implementation of new laws and regulations, and revisions to FDA clinical trial design guidance, have increased uncertainty regarding the approvability of a new drug. In addition, over the past decade, the FDA has implemented additional requirements for approval of new drugs, including advisory committee meetings for new chemical entities, and formal risk evaluation and mitigation strategy ("REMS") at the FDA's discretion. These laws, regulations, additional requirements and changes in interpretation could cause non-approval or further delays in the FDA's review and approval of our and our collaborative partner's product candidates, which would materially harm our business and financial condition and could cause the price of our securities to fall.

We rely on a single manufacturer for the Active Pharmaceutical Ingredient ("API") for telavancin and a separate, single manufacturer for VIBATIV® drug product supply. Our business will be harmed if either of these single-source manufacturers are not able to satisfy demand and alternative sources are not available.

        We have a single source of supply of API for telavancin and another, separate single source of supply of VIBATIV® drug product. If, for any reason, either single-source third party manufacturer of telavancin API or of VIBATIV® drug product is unable or unwilling to perform, or if its performance does not meet regulatory requirements, including maintaining current Good Manufacturing Practice ("cGMP") compliance, we may not be able to locate alternative manufacturers, enter into acceptable agreements with them or obtain sufficient quantities of API or finished drug product in a timely manner. Any inability to acquire sufficient quantities of API or finished drug product in a timely manner from current or future sources would adversely affect the commercialization of VIBATIV® and our obligations to our partners and could cause the price of our securities to fall.

        Theravance's previous VIBATIV® commercialization partner failed to maintain a reliable source of drug product supply which resulted in critical product shortages and, eventually, suspension of commercialization. In addition, the European Union marketing authorization for VIBATIV® has been suspended since May 2012 because Theravance's VIBATIV® commercialization partner's single-source VIBATIV® drug product supplier at that time did not meet cGMP requirements for the manufacture of VIBATIV®. Theravance has filed the first of several anticipated submissions to support the removal of the suspension, and we currently believe the suspension could be lifted sometime in the first half of 2014, and possibly sooner. Manufacturing of European Union-approved VlBATIV® finished drug product currently is scheduled for late 2013. We anticipate that commercialization in the European Union would commence promptly upon availability of product and satisfaction of all pre-launch requirements. In May 2012, Theravance entered into an agreement with Hospira Worldwide, Inc. ("Hospira") to supply VIBATIV® drug product. In June 2013, the FDA approved Hospira as a VIBATIV® drug product manufacturer, and this agreement with Hospira will be assigned to Theravance Biopharma. Although we believe that Hospira will be a reliable supplier of VIBATIV® drug product, if it cannot perform or if its performance does not meet regulatory requirements, including maintaining cGMP compliance, and if commercial manufacture of VIBATIV® drug product cannot be arranged elsewhere on a timely basis, the commercialization of VIBATIV® in the U.S. will continue to be adversely affected and the commercial introduction of VIBATIV® in the European Union and Canada will be further delayed.

We rely on a single source of supply for a number of our product candidates, and our business will be harmed if any of these single-source manufacturers are not able to satisfy demand and alternative sources are not available.

        We have limited in-house production capabilities for preclinical and clinical study purposes, and depend primarily on a number of third-party API and drug product manufacturers. We may not have long-term agreements with these third parties and our agreements with these parties may be terminable at will by either party at any time. If, for any reason, these third parties are unable or unwilling to perform, or if their performance does not meet regulatory requirements, we may not be able to locate alternative manufacturers or enter into acceptable agreements with them. Any inability to acquire sufficient quantities of API and drug product in a timely manner from these third parties could delay preclinical and clinical studies, prevent us from developing our product candidates in a cost-effective manner or on a timely basis. In addition, manufacturers of our API and drug product are subject to the FDA's cGMP regulations and similar foreign standards and we do not have control over compliance with these regulations by our manufacturers.

        Our manufacturing strategy presents the following additional risks:

  •
  because of the complex nature of many of our compounds, our manufacturers may not be able to successfully manufacture our APIs and/or drug products in a cost effective and/or timely manner and changing manufacturers for our APIs or drug products could involve lengthy technology transfer, validation and regulatory qualification activities for the new manufacturer;

  •
  the processes required to manufacture certain of our APIs and drug products are specialized and available only from a limited number of third-party manufacturers;

  •
  some of the manufacturing processes for our APIs and drug products have not been scaled to quantities needed for continued clinical studies or commercial sales, and delays in scale-up to commercial quantities could delay clinical studies, regulatory submissions and commercialization of our product candidates; and

  •
  because some of the third-party manufacturers are located outside of the U.S., there may be difficulties in importing our APIs and drug products or their components into the U.S. as a result of, among other things, FDA import inspections, incomplete or inaccurate import documentation or defective packaging.

Even if our product candidates receive regulatory approval, as VIBATIV® has, commercialization of such products may be adversely affected by regulatory actions and oversight.

        Even if we receive regulatory approval for our product candidates, this approval may include limitations on the indicated uses for which we can market our medicines or the patient population that may utilize our medicines, which may limit the market for our medicines or put us at a competitive disadvantage relative to alternative therapies. For example, the U.S. labeling for VIBATIV® contains a number of boxed warnings. Products with boxed warnings are subject to more restrictive advertising regulations than products without such warnings. In addition, the VIBATIV® labeling for hospital-acquired and ventilator associated pneumonia ("HABP/VABP") in the U.S. and the European Union specifies that VIBATIV® should be reserved for use when alternative treatments are not suitable. These restrictions make it more difficult to market VIBATIV®. With VIBATIV® approved in certain countries, we are subject to continuing regulatory obligations, such as safety reporting requirements and additional post-marketing obligations, including regulatory oversight of promotion and marketing.

        In addition, the manufacturing, labeling, packaging, adverse event reporting, advertising, promotion and recordkeeping for the approved product remain subject to extensive and ongoing regulatory requirements. If we become aware of previously unknown problems with an approved product in the U.S. or overseas or at contract manufacturers' facilities, a regulatory authority may impose restrictions on the product, the contract manufacturers or on us, including requiring us to reformulate the product, conduct additional clinical studies, change the labeling of the product, withdraw the product from the market or require the contract manufacturer to implement changes to its facilities. For example, during the fourth quarter of 2011, the third party manufacturer of VIBATIV® drug product utilized by Theravance's former commercialization partner notified the FDA of an ongoing investigation related to its production equipment and processes. In response to this notice, Theravance's former VIBATIV® commercialization partner placed a voluntary hold on distribution of VIBATIV® to wholesalers and cancelled pending orders for VIBATIV® with this manufacturer. In April 2013, we were advised by the FDA that its consent decree with the manufacturer prohibited the distribution of the VIBATIV® drug product lots previously manufactured but unreleased by this manufacturer. As a result of this supply termination, commercialization of VIBATIV® ceased for well over a year.

        We are also subject to regulation by regional, national, state and local agencies, including the Department of Justice, the Federal Trade Commission, the Office of Inspector General of the U.S. Department of Health and Human Services and other regulatory bodies with respect to VIBATIV®, as well as governmental authorities in those foreign countries in which any of our product candidates are approved for commercialization. The Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal and state statutes and regulations govern to varying degrees the research, development, manufacturing and commercial activities relating to prescription pharmaceutical products, including non-clinical and clinical testing, approval, production, labeling, sale, distribution, import, export, post-market surveillance, advertising, dissemination of information and promotion. If we or any third parties that provide these services for us are unable to comply, we may be subject to regulatory or civil actions or penalties that could significantly and adversely affect our business. Any failure to maintain regulatory approval will limit our ability to commercialize our product candidates, which would materially and adversely affect our business and financial condition, which may cause the price of our securities to fall.

        The risks identified in this risk factor relating to regulatory actions and oversight by agencies in the U.S. and throughout the world also apply to the commercialization of partnered products by our collaboration partners, and such regulatory actions and oversight may limit our collaboration partners' ability to commercialize such products, which could materially and adversely affect our business and financial condition, which may cause the price of our securities to fall.

VIBATIV® may not be accepted by physicians, patients, third party payors, or the medical community in general.

        The commercial success of VIBATIV® depends upon its acceptance by physicians, patients, third party payors and the medical community in general. We cannot be sure that VIBATIV® will be accepted by these parties. VIBATIV® competes with vancomycin, a relatively inexpensive generic drug that is manufactured by a variety of companies, and a number of existing antibacterials manufactured and marketed by major pharmaceutical companies and others, and may compete against new antibacterials that are not yet on the market. If we are unable to demonstrate to physicians that, based on experience, clinical data, side-effect profiles and other factors, VIBATIV® for the treatment of complicated skin and skin structure infections ("cSSSI") and HABP/VABP caused by susceptible Gram-positive bacteria in adult patients is a suitable alternative to vancomycin and other antibacterial drugs in certain clinical situations, we may never generate meaningful revenue from VIBATIV® which could cause the price of our securities to fall. The degree of market acceptance of VIBATIV® depends on a number of factors, including, but not limited to:

  •
  the demonstration of the clinical efficacy and safety of VIBATIV®;

  •
  the experiences of physicians, patients and payors with the use of VIBATIV® in the U.S.;

  •
  potential negative perceptions of physicians related to product shortages and regional supply outages that halted commercialization of VIBATIV®, stemming from the manufacturing issues at the previous drug product supplier;

  •
  potential negative perceptions of physicians related to the European Commission's suspension of marketing authorization for VIBATIV® because the previous VIBATIV® commercialization partner's single-source VIBATIV® drug product supplier did not meet the cGMP requirements for the manufacture of VIBATIV®;

  •
  the advantages and disadvantages of VIBATIV® compared to alternative therapies;

  •
  our ability to educate the medical community about the appropriate circumstances for use of VIBATIV®;

  •
  the reimbursement policies of government and third party payors; and

  •
  the market price of VIBATIV® relative to competing therapies.

If our partners do not satisfy their obligations under our agreements with them, or if they terminate our partnerships with them, we may not be able to develop or commercialize our partnered product candidates as planned.

        In October 2012, Theravance entered into an exclusive development and commercialization agreement with Alfa Wassermann società per azioni (S.p.A.) ("Alfa Wassermann") for velusetrag, our lead compound in the 5-HT4 program, covering the European Union, Russia, China, Mexico and certain other countries, and Theravance entered into a research collaboration and license agreement with Merck to discover, develop and commercialize novel small molecule therapeutics for the treatment of cardiovascular disease on an exclusive, worldwide basis. In March 2013, Theravance entered into a commercialization agreement with Clinigen Group plc ("Clinigen") for VIBATIV® in the European Union and certain other European countries (including Switzerland and Norway). In connection with these agreements, Theravance have granted to these parties certain rights regarding the use of its patents and technology with respect to the compounds in our development programs, including development and marketing rights. The Merck and Alfa Wassermann agreements provide research and development funding for the programs under license, and if either partner decides not to progress the licensed program, we may not be able to develop or commercialize the program on our own. The Alfa Wassermann and Clinigen agreements will be assigned to us in the spin-off. In September 2013, Merck provided Theravance notice of its termination of the Research Collaboration and License Agreement. The termination is expected to be effective in December 2013.

        Our partners might not fulfill all of their obligations under these agreements, and, in certain circumstances, they may terminate our partnership with them as Astellas did to Theravance in January 2012 with its VIBATIV® agreement and as Merck did to Theravance in September 2013 with the cardiovascular disease collaboration. In either event, we may be unable to assume the development and commercialization of the product candidates covered by the agreements or enter into alternative arrangements with a third party to develop and commercialize such product candidates. If a partner elected to promote its own products and product candidates in preference to those licensed from us, the development and commercialization of product candidates covered by the agreements could be delayed or terminated, and future payments to us could be delayed, reduced or eliminated and our business and financial condition could be materially and adversely affected. Accordingly, our ability to receive any revenue from the product candidates covered by these agreements is dependent on the efforts of our partners. If a partner terminates or breaches its agreements with us, otherwise fails to complete its obligations in a timely manner or alleges that we have breached our contractual obligations under these agreements, the chances of successfully developing or commercializing product candidates under the collaboration could be materially and adversely affected. We could also become involved in disputes with a partner, which could lead to delays in or termination of our development and commercialization programs and time-consuming and expensive litigation or arbitration.

Because GSK will be a strategic partner as well as a significant shareholder, it may take actions that in certain cases are materially harmful to both our business or to our other shareholders.

        Although GSK will beneficially own approximately 26.9% of our outstanding capital stock immediately following the distribution (based on GSK's beneficial ownership of Theravance common stock as of September 30, 2013), GSK is also a strategic partner with rights and obligations under its collaboration and strategic alliance agreements with Theravance that are being assigned to TRC that may cause GSK's interests to differ from the interests of us and our other shareholders. In particular, GSK has a substantial respiratory product portfolio, and only some of its products are covered by the GSK agreements being assigned to TRC. GSK may make respiratory product portfolio decisions or statements about its portfolio which may be, or may be perceived to be, harmful to the respiratory products partnered with Theravance and TRC. For example, GSK could promote its own respiratory products and/or delay or terminate the development or commercialization of the respiratory programs covered by the GSK agreements. Also, given the potential future royalty payments GSK may be obligated to pay under the GSK agreements, GSK may seek to acquire us in order to effectively terminate those payment obligations. The timing of when GSK may seek to acquire us could potentially be when it possesses information regarding the status of drug programs covered by the GSK agreements that has not been publicly disclosed. As a result of these differing interests, GSK may take actions that it believes are in its best interest but which might not be in the best interests of either us or our other shareholders. In addition, GSK could also seek to challenge the spin-off or challenge our post-spin-off operations as violating or allowing it to terminate the GSK agreements, including by violating the assignment or confidentiality provisions of those agreements, or otherwise violating its legal rights. While we believe the spin-off and our planned operations fully comply with the GSK agreements and applicable law, there can be no assurance that we or Theravance will prevail against any such claims by GSK. Moreover, regardless of the merit of any claims by GSK, we may incur significant cost and diversion of resources in defending them. In addition, any uncertainty about the respiratory programs partnered with GSK or the enforceability of the GSK agreements could result in significant reduction in the market price of our securities and other material harm to our business.

We will not control TRC and, in particular, will have no control over or access to non-public information about the GSK-partnered respiratory programs assigned to TRC in which we have a substantial economic interest.

        Before the spin-off, Theravance will form TRC and assign to TRC its strategic alliance agreement with GSK and all of its rights and obligations under its collaboration agreement with GSK other than with respect to RELVAR® ELLIPTA®/BREO® ELLIPTA™ and vilanterol monotherapy. Our equity interest in TRC will entitle us to a 98% economic interest in any future payments made by GSK under the strategic alliance agreement with GSK and under the portion of the collaboration agreement with GSK assigned to TRC other than ANORO™ ELLIPTA™. These other drug programs include UMEC/VI/FF and the MABA program, as monotherapy and in combination with other therapeutically active components, such as an inhaled corticosteroid (ICS), and any other product or combination of products that may be discovered and developed in the future under the GSK agreements (other than ANORO™ ELLIPTA™). Our economic interest will not include any payments by GSK associated with RELVAR® ELLIPTA®/BREO® ELLIPTA™, ANORO™ ELLIPTA™ or vilanterol monotherapy. Theravance will control TRC and, except for certain limited consent rights, we will have no right to participate in the business and affairs of TRC. Theravance will have the exclusive right to appoint TRC's manager who, among other things, will be responsible for the day-to-day management of the drug programs assigned to TRC and will exercise the rights relating to the drug programs under the GSK agreements assigned to TRC by Theravance. As a result, we will have no rights to participate in or access to non-public information about the development and commercialization of the drug programs and no right to enforce rights under the GSK agreements assigned to TRC. Moreover, we will have many of the same risks with respect to our dependence on GSK as we have with respect to our dependence on our own partners. See "The Spin-Off—Formation of Theravance Respiratory Company LLC" and "—If our partners do not satisfy their obligations under our agreements with them or if they terminate our partnership with them we may not be able to develop and commercialize our partner product candidates as planned."

If we are unable to enter into future collaboration arrangements or if any such collaborations with third parties are unsuccessful, we will be unable to fully develop and commercialize our product candidates and our business will be adversely affected.

        Theravance has active collaborations with Alfa Wassermann for velusetrag, with Clinigen for VIBATIV® for the European Union, and with other companies for regional development and commercialization of VIBATIV®. In connection with the spin-off, these partnership agreements will be assigned to us by Theravance. Also, through our interest in TRC we may participate economically in Theravance's collaborations with GSK with respect to certain GSK-partnered respiratory programs. Additional collaborations will be needed to fund later-stage development of our product candidates that have not been licensed to a collaborator or for territory that is not covered by existing collaborations, and to commercialize these product candidates if approved by the necessary regulatory authorities. Velusetrag, our lead compound in the 5-HT4 program, and TD-1792, our investigational antibiotic have successfully completed a Phase 2 proof-of-concept study. In July 2012 Theravance reported positive results from a Phase 2b study with TD-1211, the lead compound in our Peripheral Mu Opioid Receptor Antagonist program for opioid-induced constipation and in September 2013 Theravance reported positive top-line results from a Phase 2b study with TD-4208 LAMA compound. In addition, in connection with the expansion of the MABA program under the strategic alliance with GSK in October 2011, GSK relinquished its right to option our MARIN program with TD-9855 and our ARNI program. We currently intend to seek additional third parties with which to pursue collaboration arrangements for the development and commercialization of our development programs and for the future commercialization of VIBATIV® in regions where it is not currently partnered. Collaborations with third parties regarding these programs or our other programs may require us to relinquish material rights, including revenue from commercialization of our medicines, on terms that are less attractive than the arrangements Theravance negotiated and will assign to us, or to assume material ongoing development obligations that we would have to fund. These collaboration arrangements are complex and time-consuming to negotiate, and if we are unable to reach agreements with third-party collaborators, we may fail to meet our business objectives and our financial condition may be adversely affected. We face significant competition in seeking third-party collaborators. We may be unable to find third parties to pursue product collaborations on a timely basis or on acceptable terms. Furthermore, for any collaboration, we may not be able to control the amount of time and resources that our partners devote to our product candidates and our partners may choose to prioritize alternative programs. Our inability to successfully collaborate with third parties would increase our development costs and would limit the likelihood of successful commercialization of our product candidates which may cause the price of our securities to fall.

We depend on third parties in the conduct of our clinical studies for our product candidates.

        We depend on independent clinical investigators, contract research organizations and other third-party service providers in the conduct of our non-clinical and clinical studies for our product candidates. We rely heavily on these parties for execution of our non-clinical and clinical studies, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that our clinical studies are conducted in accordance with good clinical practices ("GCPs") and other regulations as required by the FDA and foreign regulatory authorities, and the applicable protocol. Failure by these parties to comply with applicable regulations, GCPs and protocols in conducting studies of our product candidates can result in a delay in our development programs or non-approval of our product candidates by regulatory authorities.

        The FDA enforces GCPs and other regulations through periodic inspections of trial sponsors, clinical research organizations ("CROs"), principal investigators and trial sites. If we or any of the third parties on which we have relied to conduct our clinical studies are determined to have failed to comply with GCPs, the study protocol or applicable regulations, the clinical data generated in our studies may be deemed unreliable. This could result in non-approval of our product candidates by the FDA, or we or the FDA may decide to conduct additional audits or require additional clinical studies, which would delay our development programs, could result in significant additional costs and could cause the price of our securities to fall.

We face substantial competition from companies with more resources and experience than we have, which may result in others discovering, developing, receiving approval for or commercializing products before or more successfully than we do.

        Our ability to succeed in the future depends on our ability to demonstrate and maintain a competitive advantage with respect to our approach to the discovery and development of medicines. Our objective is to discover, develop and commercialize new small molecule medicines with superior efficacy, convenience, tolerability and/or safety using our proprietary insight in chemistry, biology and multivalency, where applicable. We expect that any medicines that we commercialize with our collaborative partners will compete with existing or future market-leading medicines.

        Many of our potential competitors have substantially greater financial, technical and personnel resources than we have. In addition, many of these competitors have significantly greater commercial infrastructures than we have. Our ability to compete successfully will depend largely on our ability to leverage our experience in drug discovery and development to:

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  discover and develop medicines that are superior to other products in the market;

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  attract and retain qualified personnel;

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  obtain patent and/or other proprietary protection for our medicines and technologies;

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  obtain required regulatory approvals; and

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  successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new medicines.

        Established pharmaceutical companies, including companies with which we collaborate, may invest heavily to quickly discover and develop or in-license novel compounds that could make our product candidates obsolete. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing medicines before we do. Other companies are engaged in the discovery of medicines that would compete with the product candidates that we are developing.

        Any new medicine that competes with a generic or proprietary market leading medicine must demonstrate compelling advantages in efficacy, convenience, tolerability and/or safety in order to overcome severe price competition and be commercially successful. VIBATIV® must demonstrate these advantages in certain circumstances, as it competes with vancomycin, a relatively inexpensive generic drug that is manufactured by a number of companies, and a number of existing antibacterial drugs marketed by major and other pharmaceutical companies. If we are not able to compete effectively against our current and future competitors, our business will not grow, our financial condition and operations will suffer and the price of our securities could fall.

        As the principles of multivalency become more widely known, we expect to face increasing competition from companies and other organizations that pursue the same or similar approaches. Novel therapies, such as gene therapy or effective vaccines for infectious diseases, may emerge that will make both conventional and multivalent medicine discovery efforts obsolete or less competitive.

Our Chief Executive Officer is expected to work only part-time for us while continuing to work part-time for Theravance during a transition period following the spin-off. Our business may suffer due to lack of time or attention from him or potential conflicts of interest.

        After the spin-off, our Chief Executive Officer is expected to work part-time for us and part-time for Theravance and this arrangement is expected to last until the recruitment and transition of a new chief executive officer of Theravance. While we will benefit from his deep knowledge of our current programs, partners and personnel, as well as his familiarity with our systems, policies, procedures and mode of operation, the lack of his full time focus on our business may dilute his effectiveness on our behalf and therefore hurt our business.

If we lose key management or scientific personnel, or if we fail to retain our key employees, our ability to discover and develop our product candidates will be impaired.

        We are highly dependent on principal members of our management team and scientific staff, and in particular, our Chief Executive Officer, Rick E Winningham, to operate our business. Mr. Winningham has significant pharmaceutical industry experience. The loss of Mr. Winningham's services could impair our ability to discover, develop and market new medicines.

        Our U.S. operating subsidiary's facility and most of its and our employees will be located in northern California, which is headquarters to many other biotechnology and biopharmaceutical companies and many academic and research institutions. As a result, competition for certain skilled personnel in our market is intense. None of our employees have employment commitments for any fixed period of time and they all may leave our employment at will. If we fail to retain our qualified personnel or replace them when they leave, we may be unable to continue our development and commercialization activities, which may cause the price of our securities to fall.

Our business and operations would suffer in the event of system failures.

        Although we have security measures in place, our internal computer systems and those of our CROs and other service providers are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Any material system failure, accident or security breach could result in a material disruption to our business. For example, the loss of clinical trial data from completed or ongoing clinical trials of our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. If a disruption or security breach results in a loss of or damage to our data or regulatory applications, or inadvertent disclosure of confidential or proprietary information, we could incur liability, the further development of our product candidates could be delayed and the price of our securities could fall.

Our U.S. operating subsidiary's facility will be located near known earthquake fault zones, and the occurrence of an earthquake, extremist attack or other catastrophic disaster could cause damage to our facilities and equipment, which could require us to cease or curtail operations.

        Our U.S. operating subsidiary's facility will be located in the San Francisco Bay Area near known earthquake fault zones and therefore will be vulnerable to damage from earthquakes. In October 1989, a major earthquake struck this area and caused significant property damage and a number of fatalities. We will also be vulnerable to damage from other types of disasters, including power loss, attacks from extremist organizations, fire, floods, communications failures and similar events. If any disaster were to occur, our ability to operate our business could be seriously impaired. In addition, the unique nature of our research activities and of much of our equipment could make it difficult for us to recover from this type of disaster. We may not have adequate insurance to cover our losses resulting from disasters or other similar significant business interruptions and we do not plan to purchase additional insurance to cover such losses due to the cost of obtaining such coverage. Any significant losses that are not recoverable under our insurance policies could seriously impair our business and financial condition, which could cause the price of our securities to fall.

We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

        We are an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We plan to avail ourselves of this exemption from new or revised accounting standards and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

        For as long as we continue to be an emerging growth company, we also intend to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory shareholder vote on executive compensation and any golden parachute payments not previously approved, exemption from the requirement of auditor attestation in the assessment of our internal control over financial reporting and exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (auditor discussion and analysis). If we do, the information that we provide shareholders may be different than what is available with respect to other public companies. We cannot predict if investors will find our common shares less attractive because we will rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

        We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common shares that is held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter, (ii) the end of the fiscal year in which we have total annual gross revenues of $1 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) the end of the fiscal year following the fifth anniversary of the date of the first sale of our common shares pursuant to an effective registration statement filed under the Securities Act.

RISKS RELATED TO LEGAL AND REGULATORY UNCERTAINTY

If our efforts to protect the proprietary nature of the intellectual property related to our technologies are not adequate, we may not be able to compete effectively in our market.

        We rely upon a combination of patents, patent applications, trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies. Any involuntary disclosure to or misappropriation by third parties of this proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market. The status of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and is very uncertain. As of September 30, 2013, Theravance owned 367 issued United States patents and 1,338 granted foreign patents, as well as additional pending United States and foreign patent applications. We anticipate that all or substantially all of the patents and patent applications related to our business will be assigned by Theravance to us or one of our wholly-owned subsidiaries in the spin-off. Our patent applications may be challenged or fail to result in issued patents and our existing or future patents may be invalidated or be too narrow to prevent third parties from developing or designing around these patents. If the sufficiency of the breadth or strength of protection provided by our patents with respect to a product candidate is threatened, it could dissuade companies from collaborating with us to develop, and threaten our ability to commercialize, the product candidate. Further, if we encounter delays in our clinical trials or in obtaining regulatory approval of our product candidates, the patent lives of the related product candidates would be reduced.

        In addition, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, for processes for which patents are difficult to enforce and for any other elements of our drug discovery and development processes that involve proprietary know-how, information and technology that is not covered by patent applications. Although we require our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information and technology to enter into confidentiality agreements, we cannot be certain that this know-how, information and technology will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Further, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the intellectual property related to our technologies to third parties, we will not be able to establish or, if established, maintain a competitive advantage in our market, which could materially adversely affect our business, financial condition and results of operations, which could cause the price of our securities to fall.

Litigation or third-party claims of intellectual property infringement would require us to divert resources and may prevent or delay our drug discovery and development efforts.

        Our commercial success depends in part on us and our partners not infringing the patents and proprietary rights of third parties. Third parties may assert that we or our partners are using their proprietary rights without authorization. There are third party patents that may cover materials or methods for treatment related to our product candidates. At present, we are not aware of any patent claims with merit that would adversely and materially affect our ability to develop our product candidates, but nevertheless the possibility of third party allegations cannot be ruled out. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Furthermore, parties making claims against us or our partners may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business.

        In the event of a successful claim of infringement against us, we may have to pay substantial damages, obtain one or more licenses from third parties or pay royalties. In addition, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly. In addition, in the future we could be required to initiate litigation to enforce our proprietary rights against infringement by third parties. Prosecution of these claims to enforce our rights against others would involve substantial litigation expenses and divert substantial employee resources from our business. If we fail to effectively enforce our proprietary rights against others, our business will be harmed, which may cause the price of our securities to fall.

If the efforts of our partners to protect the proprietary nature of the intellectual property related to collaboration assets are not adequate, the future commercialization of any medicines resulting from collaborations could be delayed or prevented, which would materially harm our business and could cause the price of our securities to fall.

        The risks identified in the two preceding risk factors also apply to the intellectual property protection efforts of our partners and to GSK with respect to the GSK-partnered respiratory programs in which we hold an economic interest. To the extent the intellectual property protection of any partnered assets are successfully challenged or encounter problems with the United States Patent and Trademark Office or other comparable agencies throughout the world, the future commercialization of these potential medicines could be delayed or prevented. Any challenge to the intellectual property protection of a late-stage development asset, particularly those of the GSK-partnered respiratory programs in which we hold an economic interest, could harm our business and cause the price of our securities to fall.

Product liability lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our medicines.

        The risk that we may be sued on product liability claims is inherent in the development and commercialization of pharmaceutical products and have likely increased with the reintroduction of VIBATIV® to the U.S. market. Side effects of, or manufacturing defects in, products that we or our partners develop or commercialize could result in the deterioration of a patient's condition, injury or even death. Once a product is approved for sale and commercialized, the likelihood of product liability lawsuits tends to increase. Claims may be brought by individuals seeking relief for themselves or by individuals or groups seeking to represent a class. Also, changes in laws outside the U.S. are expanding our potential liability for injuries that occur during clinical trials. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forgo further commercialization of the applicable products.

        Although we maintain general liability and product liability insurance, this insurance may not fully cover potential liabilities and we cannot be sure that our insurer will not disclaim coverage as to a future claim. In addition, inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercial production and sale of our products, which could adversely affect our business. The cost of defending any product liability litigation or other proceeding, even if resolved in our favor, could be substantial and uncertainties resulting from the initiation and continuation of product liability litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Product liability claims could also harm our reputation, which may adversely affect our and our partners' ability to commercialize our products successfully, which could cause the price of our securities to fall.

Government restrictions on pricing and reimbursement, as well as other healthcare payor cost-containment initiatives, may negatively impact our ability to generate revenues.

        The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care costs to contain or reduce costs of health care may adversely affect one or more of the following:

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  our or our collaborators' ability to set a price we believe is fair for our products, if approved;

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  our ability to generate revenues and achieve profitability; and

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  the availability of capital.

        The Patient Protection and Affordable Care Act and other potential legislative or regulatory action regarding healthcare and insurance matters, along with the trend toward managed healthcare in the United States, could influence the purchase of healthcare products and reduce demand and prices for our products, if approved. This could harm our or our collaborators' ability to market our potential medicines and generate revenues. Cost containment measures that health care payors and providers are instituting and the effect of the Patient Protection and Affordable Care Act and further agency regulations that are likely to emerge in connection with the passage of this act could significantly reduce potential revenues from the sale of any product candidates approved in the future. In addition, in certain foreign markets, the pricing of prescription drugs is subject to government control and reimbursement may in some cases be unavailable. We believe that pricing pressures at the state and federal level, as well as internationally, will continue and may increase, which may make it difficult for us to sell our potential medicines that may be approved in the future at a price acceptable to us or our collaborators, which may cause the price of our securities to fall.

If we use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

        Our research and development activities involve the controlled use of potentially hazardous substances, including chemical, biological and radioactive materials. In addition, our operations produce hazardous waste products. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. We may incur significant additional costs to comply with these and other applicable laws in the future. Also, even if we are in compliance with applicable laws, we cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any such contamination or injury. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We do not have any insurance for liabilities arising from hazardous materials. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, which could cause the price of our securities to fall.

RISKS RELATING TO OUR COMMON SHARES

There is no existing market for our common shares and a trading market that will provide you with adequate liquidity may not develop for our common shares. In addition, once our common shares begin trading, the market price for our shares may fluctuate widely.

        There is currently no public market for our common shares. It is anticipated that on or about the record date for the distribution, trading of our common shares will begin on a "when-issued" basis and will continue up to either the distribution date or the first trading date after the distribution date, after which "regular way" trading of our common shares will begin. However, there can be no assurance that an active trading market for our common shares will develop as a result of the distribution or be sustained in the future.

        To date, no securities analysts have written reports regarding our company as a stand-alone entity and there can be no assurance that any will. Lack of securities analyst coverage or limited securities analyst coverage of our company and stock is likely to reduce demand for our stock from potential investors, which likely will reduce the market price for our shares.

        Market prices for securities of biotechnology companies have been highly volatile, and we expect such volatility to continue for the foreseeable future, so that investment in our securities involves substantial risk. By separating from Theravance, there is a risk that our company may be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of the current Theravance. Additionally, the stock market from time to time has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. Also, the trading price of shares of newly public companies distributed in spin-off transactions, as our shares will be distributed, can often be very volatile and subject to sharp declines, particularly shortly following the spin-off. The following are some of the factors that may have a significant effect on the market price of our common shares:

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  any adverse developments or results or perceived adverse developments or results with respect to the MABA program with GSK, including, without limitation, any further delays encountered in progressing the MABA monotherapy and MABA program, any difficulties or delays encountered with regard to the regulatory path for GSK961081, either alone or in combination with other therapeutically active ingredients, or any indication from non-clinical studies of GSK961081 that the compound is not safe or efficacious;

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  any further adverse developments or perceived adverse developments with respect to the commercialization of VIBATIV®;

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  any announcements of developments with, or comments by, the FDA or other regulatory authorities with respect to products we or our partners have under development or have commercialized;

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  the extent to which GSK advances (or does not advance) UMEC/VI/FF and the MABA program, as monotherapy with GSK961081 ('081) and as a combination ('081/FF), through development into commercialization in all indications in all major markets;

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  any adverse developments or agreements or perceived adverse developments or agreements with respect to the relationship of Theravance or TRC, on the one hand, and GSK, on the other hand, including any such developments or agreements resulting from or relating to the spin-off;

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  any adverse developments or perceived adverse developments with respect to our relationship with any of our research, development or commercialization partners, including, without limitation, disagreements that may arise between us and any of those partners, including any such developments resulting from or relating to the spin-off;

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  any adverse developments or perceived adverse developments with respect to the partnering efforts with VIBATIV®, velusetrag, TD-1211, TD-9855, TD-4208, TD-1792 or our ARNI program;

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  announcements of patent issuances or denials, technological innovations or new commercial products by us or our competitors;

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  publicity regarding actual or potential study results or the outcome of regulatory review relating to products under development by us, our partners or our competitors;

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  regulatory developments in the United States and foreign countries;

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  economic and other external factors beyond our control;

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  loss of key personnel;

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  relative illiquidity in the public market for our common shares related to the concentration of ownership;

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  developments or disputes as to patent or other proprietary rights;

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  approval or introduction of competing products and technologies;

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  results of clinical trials;

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  failures or unexpected delays in timelines for our potential products in development, including the obtaining of regulatory approvals;

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  delays in manufacturing or clinical trial plans;

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  fluctuations in our operating results;

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  market reaction to announcements by other biotechnology or pharmaceutical companies;

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  initiation, termination or modification of agreements with our collaborators or disputes or disagreements with collaborators;

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  litigation or the threat of litigation;

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  public concern as to the safety of drugs developed by us; and

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  comments and expectations of results made by securities analysts or investors.

        If any of these factors causes us to fail to meet the expectations of securities analysts or investors, or if adverse conditions prevail or are perceived to prevail with respect to our business, the price of the common shares would likely drop significantly. A significant drop in the price of a company's common shares often leads to the filing of securities class action litigation against the company. This type of litigation against us could result in substantial costs and a diversion of management's attention and resources.

Substantial sales of common shares may occur in connection with this distribution, which could cause our share price to decline.

        Our common shares that Theravance intends to distribute to its stockholders generally may be sold immediately in the public market. It is possible that some Theravance stockholders, including possibly some of Theravance's large stockholders, will sell some or all of our common shares received in the distribution for many reasons, such as that our business profile or market capitalization as an independent company does not fit their investment objectives. The sales of significant amounts of our common shares or the perception in the market that this will occur is likely to result in lowering the market price of our common shares.

Concentration of ownership will limit your ability to influence corporate matters.

        Theravance Biopharma's ownership at the time of the spin-off will reflect the ownership composition of Theravance. As of September 30, 2013, GSK beneficially owned approximately 26.9% of Theravance's outstanding capital stock. Based on our review of publicly available filings as of September 30, 2013, Theravance's three largest stockholders other than GSK collectively owned approximately 30.9% of its outstanding capital stock. These shareholders could control the outcome of actions taken by us that require shareholder approval, including a transaction in which shareholders might receive a premium over the prevailing market price for their shares.

Your percentage ownership in Theravance Biopharma will be diluted in the future.

        Your percentage ownership in Theravance Biopharma will be diluted in the future because of equity awards that we expect will be granted to our directors, officers and employees following the spin-off as well as other equity instruments such as debt and equity financing. We have adopted an equity incentive plan that provides for the grant of equity-based awards, including restricted shares, restricted share units, options, share appreciation rights and other equity-based awards, to our directors, officers and other employees and advisors.

Certain provisions in our constitutional documents may discourage our acquisition by a third party, which could limit your opportunity to sell shares at a premium.

        Our constitutional documents include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change-of-control transactions, including, among other things, provisions that:

  •
  require supermajority shareholder voting to effect certain amendments to our amended and restated memorandum and articles of association;

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  establish a classified board of directors;

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  restrict our shareholders from calling meetings or acting by written consent in lieu of a meeting;

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  limit the ability of our shareholders to propose actions at duly convened meetings; and

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  authorize our board of directors, without action by our shareholders, to issue preferred shares and additional common shares.

        These provisions could have the effect of depriving you of an opportunity to sell your common shares at a premium over prevailing market prices by discouraging third parties from seeking to acquire control of us in a tender offer or similar transaction.

Our shareholders may face difficulties in protecting their interests because we are incorporated under Cayman Islands law.

        Our corporate affairs will be governed by our amended and restated memorandum and articles of association to be effective following the spin-off, by the Companies Law (2012 Revision) (as amended) of the Cayman Islands and the common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under the laws of the Cayman Islands are different from those under statutes or judicial precedent in existence in jurisdictions in the U.S. Therefore, you may have more difficulty in protecting your interests than would shareholders of a corporation incorporated in a jurisdiction in the U.S., due to the different nature of Cayman Islands law in this area.

        While Cayman Islands law allows a dissenting shareholder to express the shareholder's view that a court sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder's shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights on a merger or consolidation of a company. This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation or to require that the offeror give you additional consideration if you believe the consideration offered is insufficient.

        Shareholders of Cayman Islands exempted companies such as our company have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

        Our Cayman Islands counsel, Maples and Calder, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the company's officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

  •
  a company is acting, or proposing to act, illegally or beyond the scope of its authority;

  •
  the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

  •
  those who control the company are perpetrating a "fraud on the minority."

A shareholder may have a direct right of action against the company where the individual rights of that shareholder have been infringed or are about to be infringed.

There is uncertainty as to shareholders' ability to enforce certain foreign civil liabilities in the Cayman Islands.

        We are incorporated as an exempted company limited by shares with limited liability under the laws of the Cayman Islands. A material portion of our assets are located outside of the United States. As a result, it may be difficult for our shareholders to enforce judgments against us or judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States or any state of the United States.

        We have been advised by our Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Theravance Biopharma judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Theravance Biopharma predicated upon the civil liability provisions of the securities laws of the United States or any State, on the grounds that such provisions are penal in nature. However, in the case of laws that are not penal in nature, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands' judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands' court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is also recent English authority which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced by the English courts automatically without applying the principles outlined above. This decision would be persuasive in the Cayman Islands but not binding. To date it has not been considered by the Cayman Islands courts. This decision has also been appealed to the Supreme Court in England and judgment is pending. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere, which would delay proceedings and make it more difficult for our shareholders to bring action against us.

The Spin-Off

Reasons for the Spin-Off

        Since its incorporation in November 1996, Theravance, Inc. ("Theravance") has focused primarily on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including bacterial infections, central nervous system ("CNS")/pain, respiratory disease, and gastrointestinal ("GI") motility dysfunction. Theravance's key programs include RELVAR® ELLIPTA®/BREO® ELLIPTA™ (fluticasone furoate/vilanterol), ANORO™ ELLIPTA™ (umeclidinium bromide/vilanterol) and vilanterol monotherapy, each partnered with GSK, and Theravance will retain full interests in these programs following the spin-off. BREO® ELLIPTA™ has been approved for marketing in the United States and Canada, RELVAR® ELLIPTA® has been granted marketing authorization in the European Union and is licensed across 31 European countries and ANORO™ ELLIPTA™ has a December 2013 Prescription Drug User Fee Act ("PDUFA") date. Theravance also has other drug programs it is working on internally or that have been partnered with GSK or other collaborative partners that are not as far along in development and do not offer the potential to generate significant near-term royalty streams.

        Prior to announcing the spin-off in April 2013, the Theravance board of directors worked with its financial and legal advisors to explore potential strategic alternatives to enhance stockholder value. These alternatives included selling the company, a merger or consolidation with another company, a royalty monetization transaction and separating the company into two businesses, one (the "Royalty Business") focused primarily on certain late stage respiratory drug programs and the other (the "Drug Discovery and Development Business") focused primarily on the core drug discovery and development business and the remaining drug development programs. In considering the separation of the two businesses, the Theravance board of directors considered, among other factors, that (i) they have different business models, distinct cost structures and can be operated independently with limited overlap, (ii) investors often appeared to be focused on one of the two businesses, but not both of them, and (iii) potential acquirers who may be interested in either one of the businesses may not necessarily be interested in the other.

        Following its evaluation process, on April 25, 2013 the Theravance board of directors approved plans to separate its business into two independent publicly traded companies through a spin-off of the Drug Discovery and Development Business to Theravance Biopharma. Following the spin-off, Theravance will retain its full interests in the RELVAR® ELLIPTA®/BREO® ELLIPTA™, ANORO™ ELLIPTA™ and vilanterol monotherapy programs, each partnered with GSK (collectively, the "Retained GSK Respiratory Drug Programs"). As part of the separation, the Theravance board of directors also approved assigning to a Delaware limited liability company, Theravance Respiratory Company LLC ("TRC"), that will be controlled by Theravance and jointly owned by Theravance and us, Theravance's strategic alliance agreement with GSK and all of its rights and obligations under its collaboration agreement with GSK other than with respect to RELVAR® ELLIPTA®/BREO® ELLIPTA™ and vilanterol monotherapy. See "The Spin-Off—Formation of Theravance Respiratory Company LLC."

        Upon completion of the spin-off, we will focus primarily on the discovery, development and commercialization of small-molecule medicines in areas of significant unmet medical need. Key components of our business will consist of:

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  Theravance's core drug discovery and development business;

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  VIBATIV® and all of Theravance's drug programs that are not partnered with GSK;

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  through our equity interest in TRC, a 98% economic interest in any future payments made by GSK under the strategic alliance agreement with GSK and under the portion of the collaboration agreement with GSK assigned to TRC, other than ANORO™ ELLIPTA™. These drug programs include UMEC/VI/FF and the MABA program, as monotherapy and in combination with other therapeutically active components, such as an inhaled corticosteroid (ICS), and any other product or combination of products that may be discovered and developed in the future under the GSK agreements; and

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  approximately $300 million in cash and cash equivalents in the aggregate.

        Theravance will focus on managing the Retained GSK Respiratory Drug Programs. The key components of its business will consist of:

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  the on-going collaboration activities and responsibilities of Theravance under the GSK agreements;

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  all future payments made by GSK under the GSK agreements relating to RELVAR® ELLIPTA®/BREO® ELLIPTA™, ANORO™ ELLIPTA™ and vilanterol monotherapy programs; and

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  through its equity interest in TRC, a 2% economic interest in any future payments made by GSK under the GSK agreements relating to GSK-partnered respiratory programs assigned to TRC other than ANORO™ ELLIPTA™ (collectively, the "Other TRC Drug Programs").

        At the closing of the spin-off, Theravance will make a one-time contribution to us of approximately $300 million in cash and cash equivalents. In addition, Theravance will assign to us substantially all liabilities and obligations other than those related to the Royalty Business and its existing convertible debt.

        We also anticipate hiring substantially all of Theravance's current employees, other than the six most senior officers of Theravance after its chief executive officer and a limited number of other employees relating to the Royalty Business, and our Chief Executive Officer will work part-time for us and part-time for Theravance following the spin-off. We expect that our Chief Executive Officer will end his part-time service to Theravance and become one of our full-time employees and that some or all of the other senior officers remaining at Theravance may become our officers following the spin-off as Theravance recruits and integrates new officers for its Royalty Business. Some of these transitions may occur quickly after the spin-off depending in part on Theravance's success in recruiting and integrating new officers into its management. We also expect that our wholly-owned U.S. operating subsidiary, which will employ our employees, will be headquartered in Theravance's existing facilities.

        Theravance and we believe that the spin-off of the Drug Discovery and Development Business to us will provide several opportunities and benefits, including the following:

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  Market Recognition:  The investment community, including analysts, stockholders and prospective investors in each company, will be better able to realize the value of each company fully and independently and enhance the market recognition of each company;

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  Business Focus:  Each company will be better able to focus its efforts on and allocate it resources towards its own business opportunities and challenges, with the management of Theravance Biopharma focusing on the discovery, development and commercialization of small molecule medicines in areas of significant unmet medical need and the management of Theravance focusing on maximizing the commercial value of the potential royalty streams from the Royalty Business;

  •
  Facilitate Return of Capital to Stockholders:  Following the spin-off, Theravance will have minimal staffing to support its operations and will be structured with the goal of distributing a significant portion of any future royalty revenues from the Retained GSK Respiratory Drug Programs, net of operating expenses, debt service and income taxes, to its stockholders.

  •
  Improved Capital Flexibility:  Each company will be better able to deploy capital and access additional financing, if appropriate, in accordance with its unique needs and business model. In particular, Theravance will be positioned to return capital to its stockholders, because the benefit of future revenues of the Retained GSK Respiratory Drug Programs will accrue to Theravance; and

  •
  Employee Incentives:  Each company will be better able to attract, retain and motivate employees by providing equity compensation tied more directly to its performance and, in particular in the case of Theravance Biopharma, to our research and development programs.

        The Theravance board of directors also considered the risks and challenges of the separation, including the following:

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  Recurring Losses:  Theravance Biopharma expects to incur losses over the next several years and may never achieve or sustain profitability and Theravance Biopharma may not be able to obtain additional financing on favorable terms, if at all;

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  Heightened Risks:  The heightened risks of Theravance Biopharma operating as a standalone independent public company;

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  Uncertain Trading Values:  Uncertainty as to the trading value of Theravance after the spin-off because of the unique nature of the remaining Royalty Business and the lack of similarly situated publicly traded entities, which could serve as models and the uncertainty of the trading value of Theravance Biopharma as a new publicly traded company;

  •
  Potential Tax Inefficiencies:  The losses of the Drug Discovery and Development Business would no longer reduce the taxable income, if any, from the Royalty Business on Theravance and its stockholders, the expected tax impact of the separation, and the risk that the spin-off may not qualify for tax-free treatment;

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  Duplicative Costs:  There will also be duplicative costs for operating two separate independent public companies;

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  Transaction Costs:  Significant costs and expenses will be incurred to effect the spin-off;

  •
  Risk of Distraction:  The process of preparing for and effecting the spin-off risks distracting management from managing the ongoing business of both entities; and

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  Dual Officer:  The fact that our Chief Executive Officer will only work for us part-time and for Theravance part-time, and that this arrangement is expected to last until Theravance has recruited a new chief executive officer.

        After further determination regarding the terms of the separation, Theravance and we continue to believe that maximizing value to stockholders may best be achieved by the separation and independent operation of the Drug Discovery and Development Business and the Royalty Business.

Manner of Effecting the Spin-Off

        The general terms and conditions of the spin-off will be set forth in the Separation and Distribution Agreement to be entered into by Theravance and us. For a description of the expected terms of that agreement, see "Our Relationship with Theravance, Inc. after the Spin-Off—Separation and Distribution Agreement."

        Overview.    Under the Separation and Distribution Agreement, Theravance will contribute to Theravance Biopharma its Drug Discovery and Development Business, including certain intellectual property, and distribute to its stockholders of record on the record date all of the outstanding Theravance Biopharma common shares. In addition, prior to the distribution, Theravance will assign certain contract rights under the GSK agreements to TRC in which Theravance Biopharma will have economic interests as set forth in the TRC's operating agreement. See "Business—The TRC Structure".

        As discussed under "The Spin-Off—Trading of Theravance Common Stock After the Record Date and Prior to or on the Distribution Date," if a holder of record of Theravance common stock sells those shares in the "regular way" market prior to or on the distribution date, that stockholder also will be selling the right to receive Theravance Biopharma common shares in the distribution. Unless requested otherwise, the distribution will be made in book-entry form on the basis of one Theravance Biopharma common share for every        shares of Theravance common stock held on the record date of                    , 2013. We will instruct Computershare Shareowner Services, as distribution agent, to record the distribution on the distribution date to the holders of Theravance common stock at the close of business on the record date (or their designated transferees) unless the shares of Theravance common stock had been sold prior to or on the distribution date. Each Theravance Biopharma common share that Theravance distributes will be validly issued, fully paid and nonassessable and free of preemptive rights.

        Fractional Shares.    Theravance will not distribute any fractional Theravance Biopharma common shares to its stockholders. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by Theravance or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either Theravance or us. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. If you physically hold Theravance common stock certificates and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. We estimate that it will take approximately four to six weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your Theravance common stock through a bank or brokerage firm, your bank or brokerage firm will receive on your behalf your pro rata share of the aggregate net cash proceeds of the sales, which should electronically credit your account for your share of such proceeds.

        Book Entry Statements and Physical Certificates.    A book-entry account statement or, if requested, physical certificate reflecting your ownership of Theravance Biopharma common shares will be mailed to you, or your brokerage account should be credited for the shares, on or about                    , 2013.

        Future Cash Payments.    In addition to its one-time cash payment to us of approximately $300 million in cash and cash equivalents at the closing of the spin-off, Theravance will remain responsible for all operating expenses and related liabilities that were incurred prior to the spin-off under the Separation and Distribution Agreement. However, for ease of administration and in connection with the assignment of certain rights and obligations from Theravance to Theravance Biopharma under the Separation and Distribution Agreement, Theravance Biopharma will assume the obligation to pay for certain of such liabilities following the spin-off. Theravance and Theravance Biopharma will determine the amount of such current liabilities in accordance with the Separation and Distribution Agreement within    business days after the date of the spin-off, and Theravance will deliver to Theravance Biopharma a payment to reimburse Theravance Biopharma for assuming the obligation to pay such liabilities.

Formation of Theravance Respiratory Company LLC

        Prior to the spin-off, Theravance will assign to TRC its strategic alliance agreement with GSK and all of its rights and obligations under its collaboration agreement with GSK other than with respect to RELVAR® ELLIPTA®/BREO® ELLIPTA™ and vilanterol monotherapy. Theravance will guarantee the performance by TRC of the strategic alliance agreement and all obligations under the collaboration agreement assigned to TRC.

        Theravance will own an equity interest in TRC entitling it to 100% of the economic interest in any future payments made by GSK under the GSK agreement relating to ANORO™ ELLIPTA™ and 2% of the economic interest in any future payments made by GSK under the GSK agreements relating to the Other TRC Drug Programs. We will own an equity interest entitling us to receive 98% of the economic interest in any future payments made by GSK under the GSK agreements relating to the Other TRC Drug Programs. These Other TRC Drug Programs include UMEC/VI/FF and the MABA program, as monotherapy and in combination with other therapeutically active components, such as an inhaled corticosteroid (ICS), and any other product or combination of products that may be discovered and developed in the future under the GSK agreements (other than ANORO™ ELLIPTA™). Theravance's assignment to TRC of the strategic alliance agreement with GSK and portions of the collaboration agreement with GSK and the allocation of economic interests in TRC between us and Theravance was structured to grant us an economic interest in certain of the GSK-partnered drug programs in a manner that would comply with Theravance's existing contractual and legal obligations, including its obligations under the GSK agreements and its indenture for its convertible subordinated notes due 2023.

        Under TRC's operating agreement, Theravance, in its sole discretion, appoints the manager of TRC. The business and affairs of TRC shall be managed exclusively by the manager, including (i) day-to-day management of the drug programs in accordance with the GSK agreements, (ii) preparing an annual operating plan for TRC and (iii) taking all actions necessary to ensure that the formation, structure and operation of TRC complies with applicable law and the GSK agreements, provided that the manager shall not cause TRC to incur any indebtedness, issue any interests in TRC or take any action that would be prohibited under the GSK agreements. Because Theravance Biopharma will not be an "Affiliate" of Theravance within the meaning of the GSK agreements following the spin-off, the GSK agreements limit the Company's information rights and its ability to participate in the business and affairs of TRC. Subject to certain terms and conditions, Theravance Biopharma may appoint one member to a three-person advisory committee of TRC who shall have certain information and consultative rights. In order to comply with the confidentiality provisions of the GSK agreements, Theravance Biopharma will not have significant information rights with regard to TRC beyond its representative on the advisory committee. Theravance Biopharma's consent is required for any (i) termination of, amendment to or waiver of the strategic alliance agreement with GSK or the portions of the collaboration agreement assigned to TRC that is reasonably expected to have material adverse impact on the Other TRC Drug Programs or any payment received by TRC with respect to such programs or (ii) sale or other disposition of any part of the Other TRC Drug Programs. Since Theravance Biopharma has no ability to vote for the manager of TRC and only limited consent rights with respect to actions taken by TRC, Theravance Biopharma has little, if any, ability to influence the business and affairs of TRC.

Formation of Holding Company Structure Prior to the Spin-Off

        In connection with the spin-off, Theravance incorporated us in July 2013 as a Cayman Islands exempted company limited by shares for the purpose of transferring to us the Drug Discovery and Development Business and completing the spin-off. Theravance Biopharma, in turn, has formed two wholly-owned Cayman Islands subsidiaries to hold certain assets and has formed a wholly-owned

Delaware subsidiary to employ the U.S.-based employees of the Drug Discovery and Development Business.

Results of the Spin-Off

        Following the spin-off, we will be an independent, publicly traded company owning and operating what had previously been Theravance's Drug Discovery and Development Business. We expect to have approximately         million of our common shares issued and outstanding immediately following the spin-off based on the distribution ratio described above and the anticipated number of outstanding shares of Theravance common stock on                    , 2013, the record date. The actual number of shares to be distributed will be determined based on the number of shares of Theravance common stock outstanding on the record date and will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of Theravance Biopharma and to the extent that our common shares are held back and sold on the market to satisfy backup withholding taxes and non-U.S. holder dividend withholding taxes and brokerage and other costs, and may be increased if Theravance option holders exercise any stock options prior to the record date.

U.S. Federal Income Tax Consequences

The Distribution

        Theravance intends to seek a ruling from the IRS to the effect that the distribution will generally qualify as a tax-free transaction for Theravance stockholders under Sections 368(a)(1)(D) and 355 of the Code. A favorable ruling under these sections will also provide that for U.S. federal income tax purposes:

  •
  the aggregate tax basis of Theravance common stock and Theravance Biopharma common shares in the hands of Theravance stockholders immediately after the distribution will be the same as the tax basis of Theravance common stock immediately before the distribution, allocated between Theravance common stock and Theravance Biopharma common shares in proportion to their relative fair market values on the date of the distribution;

  •
  the holding period of the Theravance Biopharma common shares received by each Theravance stockholder will include the holding period at the time of the distribution for Theravance common stock on which the distribution is made, provided that such Theravance common stock is held as a capital asset on the date of the distribution; and

  •
  stockholders of Theravance who receive cash in lieu of fractional shares will recognize gain or loss on the sale of the fractional share interest in an amount equal to the difference between the cash received and the stockholder's tax basis in the fractional share interest. The gain or loss will be capital gain or loss to the stockholder provided the fractional share interest is a capital asset in the hands of the stockholder.

        As part of the IRS' general policy with respect to rulings on spin-off transactions (including the distribution), the private letter ruling expected to be received by Theravance will not be based upon a determination by the IRS that certain conditions which are necessary to obtain tax-free treatment under Section 355 of the Code have been satisfied. Rather, the private letter ruling relies or will rely on certain facts and assumptions, and certain representations and undertakings, from Theravance and Theravance Biopharma regarding the past and future conduct of our respective businesses and other matters. Notwithstanding the private letter ruling, the IRS could determine on audit that the distribution or certain related transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated or that the distributions should be taxable for other reasons, including as a result of significant changes in stock or asset ownership after the distribution.

        If the distribution ultimately is determined to be taxable, each Theravance stockholder who receives Theravance Biopharma common shares in the distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of the Theravance Biopharma common shares received, including any fractional share sold on behalf of the stockholder. Such stockholder would be taxed on the full value of the Theravance Biopharma common shares received in the distribution (without reduction for any portion of such stockholder's tax basis in its Theravance shares) as a dividend for U.S. federal income tax purposes to the extent of such stockholder's pro rata share of any current and accumulated earnings and profits of Theravance as of the end of 2013 (including Theravance's taxable gain on the contribution and distribution, if any). Any amount in excess of Theravance's earnings and profits would be treated first as non-taxable dollar-for-dollar reduction in the stockholder's basis in its Theravance's stock, and thereafter as capital gain from the sale or exchange of such stockholder's Theravance's stock. Subject to certain exceptions, any amount treated as a taxable dividend that is paid to a non-U.S. holder of Theravance stock that is not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States will generally be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty). Additionally, backup withholding (as discussed below) may apply with respect to the amount treated as a taxable dividend.

        Because a definitive calculation of the U.S. federal income tax impact of the distribution will not be possible until after the close of Theravance's 2013 taxable year, if the distribution is determined to be taxable, Theravance and other applicable withholding agents will withhold an amount equal to 30% of the fair market value of our common shares distributed to a non-U.S. holder (as if the gross amount of such distribution was a taxable dividend) unless a reduced rate of withholding or an exemption from withholding is applicable. In addition, because the distribution is an in-kind distribution, Theravance and other applicable withholding agents will collect the amount required to be withheld (to the extent any cash in lieu of fractional shares is insufficient) by reducing to cash for remittance to the IRS a sufficient portion of the common shares that a non-U.S. holder would otherwise receive and such non-U.S. holder may bear brokerage or other costs for this withholding procedure. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable treaty or other exemption and the manner of claiming the benefits of such treaty or other exemption. Non-U.S. holders may be eligible to obtain a refund of any excess amounts withheld if (1) all or a portion of the distribution is treated as a tax-free return of capital or capital gain or (2) the non-U.S. holder is eligible for a reduced rate of withholding tax pursuant to an applicable income tax treaty.

        Treasury Regulations under Section 355 of the Code require that each Theravance stockholder who receives common shares of Theravance Biopharma in the distribution attach to such stockholder's U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth such data as may be appropriate to show the applicability of Section 355 of the Code to the distribution. Within a reasonable period of time after the distribution, Theravance will provide its stockholders who receive Theravance Biopharma common shares pursuant to the distribution with the information necessary to comply with such requirement.

        In connection with the distribution, Theravance and Theravance Biopharma will enter into a Tax Matters Agreement pursuant to which Theravance Biopharma will agree to be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the Tax Matters Agreement, Theravance Biopharma is required to indemnify Theravance against taxes on the distribution that arise as result of certain actions or failures to act by Theravance Biopharma, or a result of changes in ownership of the stock of Theravance Biopharma after the distribution if such events cause the distribution to not qualify as tax-free under Section 355 of the Code. If Theravance Biopharma is required to indemnify Theravance under the circumstances set forth in the Tax Matters Agreement, Theravance Biopharma may be subject to substantial liabilities.

        Payments of cash in lieu of a fractional shares of Theravance Biopharma made in connection with the distribution may, under certain circumstances, be subject to "backup withholding," unless a stockholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Corporations and non-U.S. holders will generally be exempt from backup withholding, but may be required to provide a certification to establish their entitlement to the exemption. Backup withholding does not constitute an additional tax, but is merely an advance payment that may be refunded or credited against a holder's U.S. federal income tax liability if the required information is timely furnished to the IRS.

The U.S. Anti-Inversion Rules

        Although Theravance Biopharma is incorporated in the Cayman Islands, the IRS may assert that Theravance Biopharma should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal tax purposes under Section 7874 of the Code. At the time of enactment of Section 7874 in 2004, a number of publicly-traded U.S. multinational corporations had expatriated to non-U.S. jurisdictions. In most cases, those corporations expatriated to tax haven jurisdictions in which the applicable U.S. multinational corporation had no (or minimal) historic business activities. As a general matter, absent the application of Section 7874, a corporation is considered, for U.S. federal tax purposes, to be a tax resident of the jurisdiction in which it is incorporated.

        Under Section 7874, a corporation created or organized outside the U.S. will be treated as a U.S. corporation for U.S. federal tax purposes, when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation, (ii) the former shareholders of the acquired U.S. corporation hold at least 80% of the vote or value of the shares of the foreign acquiring corporation by reason of holding stock in the U.S. acquired corporation, and (iii) the foreign corporation's "expanded affiliated group" does not have "substantial business activities" in the foreign corporation's country of incorporation relative to its expanded affiliated group's worldwide activities. Solely for purposes of Section 7874, "expanded affiliated group" means the foreign corporation and all subsidiaries in which the foreign corporation, directly or indirectly, owns more than 50% of the stock by vote and value. Treasury Regulation Section 1.7874-3 provides that an expanded affiliated group will be treated as having "substantial business activities" in the relevant foreign country when compared to its total business activities if, in general, at least 25% of the expanded affiliated group's employees (by number and compensation), asset value and gross income are based, located and derived, respectively, in the relevant foreign country. Specifically, (i) the number of "group employees" based in the relevant foreign country must be at least 25% of the total number of group employees on the applicable date, which is either the date the transaction is completed or the last day of the month immediately preceding the closing of the transaction (to be applied consistently for purposes of each clause), (ii) the "employee compensation" incurred with respect to group employees based in the relevant foreign country must be at least 25% of the total employee compensation incurred with respect to all group employees during the testing period, which is the one-year period ending on the applicable date (as described in clause (i) above), (iii) the value of the "group assets" (generally, tangible and real property, including certain leases thereof) located in the relevant foreign country must be at least 25% of the total value of all group assets on the applicable date, and (iv) the "group income" (generally, gross income from unrelated customers) derived in the relevant foreign country must be at least 25% of the total group income during the testing period (as described in clause (ii) above).

        In general, we do not expect that the assets contributed to Theravance Biopharma by Theravance in connection with the spin-off constitute, in the aggregate, "substantially all" of the assets held directly or indirectly by Theravance (as determined on both a gross and net fair market value basis). However, the IRS has not explicitly defined what constitutes "substantially all" of the assets of a corporation in the context of Section 7874. It is possible the IRS may challenge this conclusion and find that the assets contributed to Theravance Biopharma constitute substantially all of the assets of Theravance and thus, Theravance Biopharma could be treated as a U.S. corporation for U.S. federal tax purposes. Furthermore, we caution that there could be adverse changes to the relevant facts and circumstances, which could become known in the future. In addition, there have been legislative proposals to expand the scope of U.S. corporate tax residence and there could be a future change in law under Section 7874 of the Code, the Treasury Regulations promulgated thereunder or otherwise that could result in Theravance Biopharma being treated as a U.S. corporation. If it were determined that Theravance Biopharma should be taxed as a U.S. corporation for U.S. federal income tax purposes, Theravance Biopharma could be liable for substantial additional U.S. federal income tax.

Owning or Disposing of Theravance Biopharma Shares

        The following summary discusses certain U.S. federal income tax consequences of the ownership and disposition by U.S. holders of Theravance Biopharma common shares. This discussion is based upon the Code, Treasury Regulations, published positions of the IRS, judicial decisions and other applicable authorities, all as currently in effect, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the accuracy of this discussion.

        The following discussion assumes that Theravance stockholders hold their Theravance common stock, and will hold Theravance Biopharma common shares, as capital assets within the meaning of Section 1221 of the Code. Further, this section does not discuss all tax considerations that may be relevant to holders of Theravance common stock in light of their particular circumstances, nor does it address the consequences to holders of Theravance common stock subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), persons who acquire such shares of Theravance common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers or traders in securities, and persons who hold their shares of Theravance common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. This section does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or foreign tax consequences, or the consequences of the Medicare tax on net investment income.

Holders of Theravance Biopharma common shares should consult their tax advisors as to the particular tax consequences to them of the distribution and ownership of Theravance Biopharma shares.

        For purposes of this section, a U.S. holder is a beneficial owner of Theravance Biopharma common shares that is, for U.S. federal income tax purposes:

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  an individual who is a citizen or a resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

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  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

        If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Theravance common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Theravance common stock should consult its tax advisor regarding the tax consequences of the distribution.

        Distributions or dividends with respect to Theravance Biopharma shares (which for these purposes will include the amount of any non-U.S. taxes withheld therefrom) should generally be includible in the gross income of a U.S. holder as foreign source dividend income to the extent that such distributions are paid out of Theravance Biopharma's current or accumulated earnings and profits as determined under U.S. federal income tax principles.

        To the extent Theravance Biopharma pays dividends in a currency other than the U.S. dollar, the amount of any dividend paid to U.S. holders in such currency will be includible in income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the amount of such dividend is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. holder should not be required to recognize foreign currency exchange gain or loss in respect of the dividend income. A U.S. holder may have foreign currency exchange gain or loss if the dividend is converted into U.S. dollars after the date of receipt. In general, foreign currency exchange gain or loss will be treated as U.S.-source ordinary gain or loss for foreign tax credit purposes.

        Subject to certain limitations, including the PFIC rules discussed below, non-U.S. taxes (if any) withheld from or paid on dividend distributions generally will be eligible for credit against the U.S. holder's U.S. federal income taxes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The foreign tax credit rules are complex, and U.S. holders are urged to consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances.

        A U.S. holder will generally recognize a capital gain or loss for U.S. federal income tax purposes on the sale or disposition of Theravance Biopharma shares in the same manner as on the sale or disposition of any other shares held as capital assets and such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for such Theravance Biopharma shares exceeds one year as of the date of sale or disposition.

Information Reporting with Respect to Foreign Financial Assets

        Certain U.S. holders are required to report information relating to an interest in Theravance Biopharma shares, subject to exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in Theravance Biopharma shares. U.S. holders are urged to consult their own tax advisors regarding information reporting requirements relating to their ownership of Theravance Biopharma shares.

Passive Foreign Investment Company Status

        The treatment of U.S. holders of our common stock in some cases could be materially different from that described above if, at any relevant time, Theravance Biopharma was "a passive foreign investment company" or "PFIC" for U.S. federal income tax purposes. We believe it is likely that Theravance Biopharma will be a PFIC for its first year of existence. The following sections will generally describe the U.S. federal income tax consequences to a U.S. holder of the receipt, ownership, and disposition of our common shares, if Theravance Biopharma is considered to be a "passive foreign investment company" under the meaning of Section 1297 of the Code (a "PFIC") at any time during a U.S. holder's holding period.

  PFIC Status of Theravance Biopharma

        Theravance Biopharma generally will be a PFIC under Section 1297 of the Code if, for a taxable year, (a) 75% or more of the gross income of Theravance Biopharma for such taxable year is passive income or (b) 50% or more of the assets held by Theravance Biopharma either produce passive income or are held for the production of passive income, based on the fair market value of such assets. "Gross income" generally means all revenues less the cost of goods sold, and "passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation's commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.

        Under certain attribution rules, if Theravance Biopharma is a PFIC, U.S. holders will be deemed to own their proportionate share of any subsidiary of Theravance Biopharma which is also a PFIC (a "Subsidiary PFIC"), and will be subject to U.S. federal income tax on (i) a distribution on the shares of a Subsidiary PFIC and (ii) a disposition of shares of a Subsidiary PFIC, both as if the holder directly held the shares of such Subsidiary PFIC.

        Theravance Biopharma believes that it will be classified as a PFIC during its first the taxable year, and based on current business plans and financial expectations, Theravance Biopharma expects that it will be a PFIC for at least some subsequent taxable years. The determination of whether Theravance Biopharma (or a Subsidiary PFIC) was, or will be, a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether Theravance Biopharma (or a Subsidiary PFIC) will be a PFIC for any taxable year depends on the assets and income of Theravance Biopharma (and each Subsidiary PFIC) over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this Information Statement. Each U.S. holder should consult its own tax advisor regarding the PFIC status of Theravance Biopharma and each Subsidiary PFIC.

  Default PFIC Rules under Section 1291 of the Code

        The U.S. federal income tax consequences to a U.S. holder of the receipt, ownership, and disposition of our common shares will depend on whether such U.S. holder makes an election to treat Theravance Biopharma as a "qualified electing fund" or "QEF" under Section 1295 of the Code (a "QEF Election") or a mark-to-market election under Section 1296 of the Code (a "Mark-to-Market Election"). A U.S. holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a "Non-Electing U.S. Holder."

        A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of our common shares and (b) any excess distribution received on the our common shares. A distribution generally will be an "excess distribution" to the extent that such distribution (together with all other distributions received in the current taxable year) exceeds 125% of the average distributions received during the three preceding taxable years (or during a U.S. holder's holding period for the our common shares, if shorter).

        Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of our common shares, and any "excess distribution" (as defined in Section 1291(b) of the Code) received on our common shares, must be ratably allocated to each day in a Non-Electing U.S. Holder's holding period for the respective shares. The amount of any such gain or excess distribution allocated to prior years of such Non-Electing U.S. Holder's holding period for the our common shares generally will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year. A Non-Electing U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year. Such a Non-Electing U.S. Holder that is not a company must treat any such interest paid as "personal interest," which is not deductible. The amount of any such gain or excess distribution allocated to the current year of such Non-Electing U.S. Holder's holding period for the our common shares will be treated as ordinary income in the current year, and no interest charge will be incurred with respect to the resulting tax liability for the current year.

        For any taxable year during which a Non-Electing U.S. Holder holds our common shares, Theravance Biopharma will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether Theravance Biopharma ceases to be a PFIC in one or more subsequent taxable years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such our common shares were sold on the last day of the last taxable year for which Theravance Biopharma was a PFIC.

  QEF Election

        A U.S. holder that makes a QEF Election for the first taxable year in which its holding period of its common shares begins, generally, will not be subject to the rules of Section 1291 of the Code discussed above with respect to our common shares. However, a U.S. holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. holder's pro rata share of (a) the net capital gain of Theravance Biopharma, which will be taxed as long-term capital gain to such U.S. Holder, and (b) and the ordinary earnings of Theravance Biopharma, which will be taxed as ordinary income to such U.S. holder. Generally, "net capital gain" is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and "ordinary earnings" are the excess of (a) "earnings and profits" over (b) net capital gain. A U.S. holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each taxable year in which Theravance Biopharma is a PFIC, regardless of whether such amounts are actually distributed to such U.S. holder by Theravance Biopharma. However, a U.S. holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. holder is not a company, any such interest paid will be treated as "personal interest," which is not deductible.

        A U.S. holder that makes a QEF Election generally (a) may receive a tax-free distribution from Theravance Biopharma to the extent that such distribution represents "earnings and profits" of Theravance Biopharma that were previously included in income by the U.S. holder because of such QEF Election and (b) will be required to adjust such U.S. holder's tax basis in our common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of our common shares.

        The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as "timely" if such QEF Election is made for the first year in the U.S. holder's holding period for our common shares in which Theravance Biopharma was a PFIC. A U.S. holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

        A QEF Election will apply to the taxable year for which such QEF Election is made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. holder makes a QEF Election and, in a subsequent taxable year, Theravance Biopharma ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which Theravance Biopharma is not a PFIC. Accordingly, if Theravance Biopharma ceases to be a PFIC in a particular year and becomes a PFIC again in another subsequent taxable year, the QEF Election will be effective and the U.S. holder will be subject to the QEF rules described above during any subsequent taxable year in which Theravance Biopharma qualifies as a PFIC.

  Mark-to-Market Election

        A U.S. holder may make a Mark-to-Market Election only if our common shares are marketable stock. Our common shares generally will be "marketable stock" if our common shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be "regularly traded" for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

        A U.S. holder that makes a Mark-to-Market Election with respect to our common shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to our common shares. However, if a U.S. holder does not make a Mark-to-Market Election beginning in the first taxable year of such U.S. holder's holding period for our common shares or such U.S. holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, our common shares.

        A U.S. holder that makes a Mark-to-Market Election will include in ordinary income, for each taxable year in which Theravance Biopharma is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of our common shares, as of the close of such taxable year over (b) such U.S. holder's tax basis in such common shares. A U.S. holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. holder's adjusted tax basis in our common shares, over (ii) the fair market value of such common shares (but only to the extent of the net amount of previously included income a result of the Mark-to-Market Election for prior taxable years).

        A U.S. holder that makes a Mark-to-Market Election generally also will adjust such U.S. holder's tax basis in our common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of our common shares, a U.S. holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years).

        A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless our common shares cease to be "marketable stock" or the IRS consents to revocation of such election. Each U.S. holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

        Although a U.S. holder may be eligible to make a Mark-to-Market Election with respect to our common shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

  Other PFIC Rules

        Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of our common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. holder may vary based on the manner in which our common shares are transferred.

        Certain additional adverse rules may apply with respect to a U.S. holder for years in which Theravance Biopharma is a PFIC, regardless of whether such U.S. holder makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. holder that uses our common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such our common shares. In addition, a U.S. holder who acquires our common shares from a decedent will not receive a "step up" in tax basis of such common shares to fair market value. Special rules also apply to the amount of foreign tax credit that a U.S. holder may claim on a distribution from a PFIC.

        The PFIC rules are complex, and each U.S. holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the receipt, ownership, and disposition of our common shares.

Market for Our Common Shares; Trading of Our Common Shares in Connection with the Spin-Off

        There is currently no trading market for our common shares. We will apply to have our common shares listed on the Nasdaq Global Market under the symbol "TBPH". We expect that a limited market, commonly known as a "when-issued" trading market, for our common shares will develop on or about                        , 2013, the record date of the distribution. The term "when-issued" means that our shares will trade even though Theravance has not yet issued and distributed the Theravance Biopharma shares. "When-issued" trading in our common shares will end and "regular way" trading will begin either on the distribution date or the first trading date after the distribution date. "Regular way" trading with respect to our common shares refers to trading after Theravance has issued and distributed Theravance Biopharma shares to Theravance's stockholders. Neither Theravance nor we will set the initial trading price of our common shares; the public markets will establish our trading price.

        We cannot predict the price at which our common shares will trade either in the "when-issued" trading market or in the "regular way" trading market after the spin-off. In fact, the combined trading prices of our common share, adjusted for the distribution ratio, and a share of Theravance common stock after the spin-off may not equal or exceed the trading price of a "regular way" traded share of Theravance common stock immediately prior to the spin-off. The price at which our common shares trades is likely to fluctuate significantly, particularly until an orderly public market develops. Prices for our common shares will be determined in the public markets and may be influenced by many factors, many of which are beyond our control. See "Risk Factors—Risks relating to Our Common Shares."

        We have appointed Computershare Shareowner Services to serve as transfer agent and registrar for our common shares.

        Our common shares distributed to holders of Theravance common stock in connection with the spin-off will be transferable under the Securities Act, except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by or are under common control with us and may include certain of our officers, directors or principal shareholders. After we become a publicly traded company, securities held by our affiliates will be subject to the resale restrictions under the Securities Act. Our affiliates will be permitted to sell our common shares only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Trading of Theravance Common Stock After the Record Date and Prior to or on the Distribution Date

        Beginning on the record date and through the distribution date, Theravance common stock will trade "regular way" with the symbol "THRX". On the "regular way" market, from the record date through the distribution date, shares of Theravance common stock will trade with an entitlement to our common shares distributed in connection with the spin-off. After the distribution date, shares of Theravance common stock will trade without an entitlement to our common shares distributed in connection with the spin-off. Therefore, if you own shares of Theravance common stock at 5:00 p.m. Eastern Time on the record date and sell those shares on the regular way market prior to or on the distribution date, you also will be selling your right to receive our common shares that would have been distributed to you in connection with the spin-off. If you hold those shares of Theravance common stock held on the record date through the distribution date, then Theravance will distribute to you our common shares with respect to your ownership of those shares of Theravance common stock, even if you sell the shares of Theravance common stock thereafter.

        During the time period between the record date and the distribution date, we anticipate that Theravance common stock will also be available to trade on an "ex-distribution when-issued market" with the symbol "THRXV". On an "ex-distribution" market, shares of Theravance common stock would trade without an entitlement to our common shares distributed in connection with the spin-off. The "ex-distribution when-issued market" will cease to exist following the distribution date.

Distribution Conditions and Termination

        We expect that the distribution will be effective, and the spin-off complete, on the distribution date,                         , 2013, provided that, among other things:

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  the Securities and Exchange Commission, or SEC, shall have declared effective our registration statement on Form 10, of which this Information Statement is a part, under the Securities Exchange Act of 1934, as amended, or Exchange Act, and no stop order relating to the registration statement shall be in effect;

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  all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the distribution shall have been received;

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  all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the distribution shall have been received;

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  the listing of our common shares on the Nasdaq Global Market shall have been approved, subject to official notice of issuance;

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  all material government and third party approvals and other consents necessary to consummate the distribution shall have been received;

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  the transfers of the assets and liabilities contemplated by the Separation and Distribution Agreement shall be in effect; and

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  no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto, including those contemplated by the Separation and Distribution Agreement, shall be in effect.

        The fulfillment of the foregoing conditions will not create any obligation on Theravance's part to effect the distribution, and the Theravance board of directors has reserved the right to amend, modify or abandon the distribution and the related transactions at any time prior to the distribution date. The Theravance board of directors may waive any of these conditions in its sole and absolute discretion.

Treatment of Outstanding Theravance Equity Awards in Connection with the Spin-Off

        The following discussion describes the treatment of outstanding Theravance equity awards, including stock options, restricted stock awards ("RSAs") and restricted stock units ("RSUs"), in connection with the spin-off, which has been approved by Theravance's compensation committee.

        For purposes of this section, "Theravance Biopharma Employees" refers to persons who are or will be officers, employees or non-employee directors of Theravance Biopharma or its subsidiaries at the time of the spin-off, including any of the foregoing who will also continue to serve as officers, employees and/or non-employee directors of Theravance, and "Remaining Theravance Employees" refers to current or former employees and non-employee directors of Theravance who will not become Theravance Biopharma Employees at the time of the spin-off.

        Stock Options.    The exercise price and number of shares subject to each stock option to purchase Theravance common stock that is outstanding on the date of the spin-off (a "Theravance Option") will be adjusted using a formula designed to generally preserve the intrinsic value of the original stock option prior to the spin-off.

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  Theravance Biopharma Employees.

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  Vested Theravance Options.  Vested Theravance Options held by Theravance Biopharma Employees, other than any that are incentive stock options (or ISOs) under the Federal tax laws, have been amended, effective as of immediately prior to and contingent upon the spin-off, to remain outstanding and exercisable based on the Theravance Biopharma Employee's service to Theravance Biopharma and its subsidiaries and affiliates following the spin-off. All other terms and conditions of such options, including the maximum term of the option, will generally remain unchanged. No changes are expected to vested ISOs. As a result, if a Theravance Biopharma Employee's service with Theravance will terminate on the date of the spin-off, Theravance Options held by such employee that are vested ISOs must be exercised within the applicable post-termination exercise period following the spin-off.

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  Unvested Theravance Options.  Unvested Theravance Options held by Theravance Biopharma Employees other than non-employee directors have been amended, effective as of immediately prior to and contingent upon the spin-off, to provide that they will remain outstanding and continue to vest based on service to Theravance Biopharma and its subsidiaries and affiliates following the spin-off. Further, unvested Theravance Options held by Theravance Biopharma Employees other than non-employee directors have been amended, effective as of immediately following the spin-off, to provide that they will fully vest in the event the Theravance Biopharma Employee holding such option is subject to an involuntary termination in connection with or following a change in control of Theravance Biopharma. For Theravance Biopharma Employees who are non-employee directors, the unvested Theravance Options that they hold have been amended, effective as of immediately prior to and contingent upon the spin-off, to provide that they will fully vest in connection with the spin-off and remain outstanding and exercisable based on service to Theravance Biopharma and its subsidiaries and affiliates following the spin-off.

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  Remaining Theravance Employees.  Each outstanding Theravance Option that is held by a Remaining Theravance Employee will remain a Theravance Option, subject to its existing terms and conditions; provided that the Theravance Options have been amended, contingent upon the spin-off, as described above for Theravance Biopharma Employees in the event that a Remaining Theravance Employee becomes an employee of Theravance Biopharma after the spin-off.

        RSAs and RSUs.    The number of shares subject to each RSU covering shares of Theravance common stock outstanding on the date of the spin-off (a "Theravance RSU") will be adjusted using a formula designed to generally preserve the intrinsic value of the RSU prior to the spin-off. No adjustments will be made to the number of shares of Theravance restricted stock outstanding on the date of the spin-off ("Theravance RSAs") as the holders of Theravance RSAs will receive Theravance Biopharma common shares in the spin-off. The Theravance Biopharma common shares received by the holders of Theravance RSAs will be subject to the same terms and conditions, including vesting, as apply to the applicable Theravance RSAs.

  •
  Theravance Biopharma Employees.  Except as described below with respect to the Six-Year Performance RSAs, unvested Theravance RSAs and RSUs held by Theravance Biopharma Employees other than non-employee directors have been amended, effective as of immediately prior to and contingent upon the spin-off, to provide that they will remain outstanding and continue to vest based on service to Theravance Biopharma and its subsidiaries and affiliates following the spin-off. Further, unvested Theravance RSAs and RSUs held by Theravance Biopharma Employees other than non-employee directors have been amended, effective as of immediately following the spin-off, to provide that they will fully vest in the event the Theravance Biopharma Employee holding such Theravance RSA or RSU is subject to an involuntary termination in connection with or following a change in control of Theravance Biopharma. For Theravance Biopharma Employees who are non-employee directors, the unvested Theravance RSUs that they hold have been will be amended, effective as of immediately prior to and contingent upon the spin-off, to provide that they will fully vest in connection with the spin-off. All other terms and conditions of such Theravance RSAs and RSUs will generally remain unchanged.

  •
  Remaining Theravance Employees.  Except as described below with respect to the Six-Year Performance RSAs, unvested Theravance RSAs and RSUs held by Remaining Theravance Employees will continue to be subject to their existing terms and conditions; provided that the Theravance RSAs and RSUs have been amended, contingent upon the spin-off as, described above for Theravance Biopharma Employees in the event that a Remaining Theravance Employee becomes an employee of Theravance Biopharma after the spin-off.

  •
  Six-Year Performance RSAs.  It is expected that the special long-term retention and incentive performance-contingent RSAs granted by Theravance in February 2011 to members of senior management (the "Six-Year Performance RSAs") will be modified as follows:

  •
  A portion of the Six-Year Performance RSAs subject to each award will be accelerated as of the spin-off based on the number of milestones and corresponding achievement points that have been met as of the spin-off;

  •
  An additional portion of the Six-Year Performance RSAs subject to each award will be converted to time-based vesting, determined based on the increase from the base performance price assigned to such award (which, in all instances, was $24.73) compared to the value of Theravance common stock on a date or dates to be determined. Such portion of the Six-Year Performance RSAs will be eligible to vest on the one year anniversary of the spin-off, subject to the holder's continued service with Theravance Biopharma or Theravance, as applicable, following the spin-off; and

  •
  New performance goals will be established for the remaining portion of each award that relate to the entity employing the holder of the award following the spin-off.

Reason for Furnishing this Information Statement

        This Information Statement is being furnished solely to provide information to stockholders of Theravance who will receive Theravance Biopharma common shares in connection with our spin-off. It is not provided as an inducement or encouragement to buy or sell any of our securities. You should not assume that the information contained in this Information Statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and we undertake no obligation to update the information.

 Dividend Policy

        We do not currently anticipate paying any dividends for the foreseeable future. The declaration and payment of dividends are subject to the discretion of our board of directors. Any future determination to pay dividends will depend on our financial condition, earnings, capital requirements, legal requirements, regulatory constraints, contractual restrictions and other factors deemed relevant at the time by our board of directors.

 Capitalization

        The following table sets forth Theravance Biopharma's capitalization as of September 30, 2013 on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in our unaudited pro forma combined balance sheet. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. While such adjustments are subject to change based on the finalization of the terms of the spin-off and the transaction agreements, in management's opinion, the pro forma adjustments are not expected to materially differ from the final adjustments. In addition, such adjustments are estimates and may not prove to be accurate or indicative of future adjustments.

        You should read this table together with "Historical Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Balance Sheet" and our historical combined financial statements and the notes thereto included elsewhere in this Information Statement.

	September 30, 2013
(in thousands, except per share amounts)	Historical	Pro Forma
	(Unaudited)
Cash and cash equivalents	$—	$300,000	(1)

Shareholders' equity (deficit):
Common shares, $0.00001 par value; none authorized, issued and outstanding; million shares authorized pro forma; million shares issued and outstanding pro forma	$—	$—	(2)
Parent company equity (deficit)	(14,367)	—
Additional paid-in capital	—	285,633	(3)

Total parent company equity (deficit)	(14,367)	285,633

Total capitalization	$(14,367)	$285,633

(1)
Amount represents the pro forma cash contribution by Theravance of approximately $300 million as of September 30, 2013. In addition, under the Separation and Distribution Agreement, Theravance will remain responsible for all operating expenses and related liabilities that were incurred prior to the spin-off.

(2)
Represents the distribution of         million shares of our common shares to holders of Theravance common stock based on the number of shares of Theravance common stock outstanding at September 30, 2013.

(3)
The pro forma adjustment to additional paid-in capital is equal to the amount of net assets recorded by Theravance Biopharma plus the reclassification of parent company deficit on the distribution date.

Our Business

Overview

        Theravance Biopharma is a biopharmaceutical company with one approved product that was discovered and developed internally, a pipeline of internally discovered product candidates and strategic collaborations with pharmaceutical companies. We also have an economic interest in future payments that may be made by GSK pursuant to agreements with Theravance relating to certain drug programs, including UMEC/VI/FF and the MABA program, as monotherapy with GSK961081 ('081) and as a combination ('081/FF). We are focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including bacterial infections, central nervous system ("CNS")/pain, respiratory disease, and gastrointestinal ("GI") motility dysfunction. By leveraging our proprietary insight of multivalency to drug discovery, we are pursuing a best-in-class strategy designed to discover superior medicines in areas of significant unmet medical need. The principal office of our Delaware wholly-owned subsidiary is located at 901 Gateway Boulevard, South San Francisco, California 94080. Theravance Biopharma was incorporated in the Cayman Islands in July 2013 under the name Theravance Biopharma, Inc. and will begin operations upon the spin-off through a wholly-owned subsidiary organized as a Delaware corporation.

        Our strategy focuses on the discovery, development and commercialization of medicines with superior efficacy, convenience, tolerability and/or safety using our proprietary insight in chemistry, biology and multivalency, where applicable. Multivalency refers to the simultaneous attachment of a single molecule to multiple binding sites on one or more biological targets. When compared to monovalency, whereby a molecule attaches to only one binding site, multivalency can significantly increase a compound's potency, duration of action and/or selectivity. Multivalent compounds generally consist of several individual small molecules, at least one of which is biologically active when bound to its target, joined by linking components. In addition, we believe that we can enhance the probability of successfully developing and commercializing medicines by identifying at least two structurally different product candidates, whenever practicable, in each therapeutic program.

Our Programs

        The table below summarizes the status of our approved product and our most advanced product candidates for internal development or co-development. The table also includes the status of the respiratory programs in which we have an economic interest that are being developed and commercialized by GSK pursuant to agreements with Theravance, which we refer to as the GSK-partnered respiratory programs. We have an economic interest in these programs through our non-voting interest in Theravance Respiratory Company LLC ("TRC"), a Delaware limited liability company controlled by Theravance. See "The Spin-Off—Formation of Theravance Respiratory Company LLC" and "Business-Economic Interests in GSK Respiratory Programs Partnered with Theravance."

Programs

Key:
CNS: Central Nervous System; FF: Fluticasone Furoate; GI: Gastrointestinal; LAMA: Long-Acting Muscarinic Antagonist; MABA: Bifunctional Muscarinic Antagonist-Beta2 Agonist; UMEC: Umeclidinium; VI: Vilanterol

In the table above:

  Status indicates the most advanced stage of clinical development that has been completed or is in process.

  Phase 1 indicates initial clinical safety testing in healthy volunteers, or studies directed toward understanding the mechanisms of action of the drug.

  Phase 2 indicates further clinical safety testing and preliminary efficacy testing in a limited patient population.

  Phase 3 indicates evaluation of clinical efficacy and safety within an expanded patient population.

  Filed indicates that a marketing application has been submitted to a regulatory authority.

  Approved indicates the drug has been approved for marketing in at least one jurisdiction.

  We consider programs in which at least one compound has successfully completed a Phase 2a study showing efficacy and tolerability as having achieved Proof-of-Concept.

Program Highlights

Economic Interests in GSK Respiratory Programs Partnered with Theravance

        Prior to the spin-off, Theravance will assign to TRC its strategic alliance agreement with GSK and all of its rights and obligations under its collaboration agreement with GSK other than with respect to RELVAR® ELLIPTA®/BREO® ELLIPTA™ and vilanterol monotherapy. Our equity interest in TRC will entitle us a 98% economic interest in any future payments made by GSK under the strategic alliance agreement with GSK and under the portion of the collaboration agreement with GSK assigned to TRC other than ANORO™ ELLIPTA™. These other drug programs include UMEC/VI/FF and the MABA program, as monotherapy and in combination with other therapeutically active components, such as an inhaled corticosteroid (ICS), and any other product or combination of products that may be discovered and developed in the future under these GSK agreements. Our economic interest will not include any payments associated with RELVAR® ELLIPTA®/BREO® ELLIPTA™, ANORO™ ELLIPTA™ or vilanterol monotherapy. See "The Spin-Off—Formation of Theravance Respiratory Company LLC."

  UMEC/VI/FF

        The UMEC/VI/FF program seeks to provide the activity of two bronchodilators (UMEC and VI) plus an inhaled corticosteroid (FF) in a single delivery device. In this program, the LABA and LAMA molecules that comprise GSK's ANORO™ ELLIPTA™ will be co-formulated in a single blister pack, and the inhaled corticosteroid, FF, will be administered from an adjacent blister pack—both of which would be administered together in GSK's ELLIPTA™ inhaler. The royalty rates applicable to worldwide net sales of UMEC/VI/FF under the collaboration agreement are upward-tiering from 6.5% to 10%.

  Inhaled Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA)

        GSK961081 ('081) is an investigational, single molecule bifunctional bronchodilator discovered by Theravance with both muscarinic antagonist and beta2 receptor agonist activities. '081 has completed a Phase 2b study, a Phase 1 study in combination with fluticasone propionate ("FP"), an inhaled corticosteroid ("ICS"), and a number of Phase 3-enabling non-clinical studies. GSK recently initiated preclinical Phase 3 enabling studies in the combination '081/FF program, and informed Theravance that the Phase 3 study will not be initiated for '081 monotherapy in 2013. GSK made a decision to move away from twice-daily option with fluticasone propionate (FP) in the Diskus® inhaler to the combination of '081/FF delivered once-daily in the ELLIPTA™ inhaler which requires additional work on non-clinical studies, manufacturing and a Phase 1 bioequivalence study. Theravance is in further discussions with GSK regarding the '081 monotherapy program but it is unlikely that a Phase 3 study with '081 monotherapy will commence in 2014.

        In 2005, GSK licensed Theravance's bifunctional muscarinic antagonist-beta2 agonist (MABA) program under the strategic alliance agreement, which agreement will be assigned to TRC, and in October 2011, Theravance and GSK expanded the MABA program by adding six additional Theravance-discovered preclinical MABA compounds (the "Additional MABAs"). GSK is obligated to use diligent efforts to develop and commercialize at least one MABA within the MABA program, but may terminate progression of any or all Additional MABAs at any time and return them to TRC, at which point TRC may develop and commercialize such Additional MABAs alone or with a third party. Both GSK and Theravance have agreed not to conduct any MABA clinical studies outside of the strategic alliance agreement so long as GSK is in possession of the Additional MABAs. If a single-agent MABA medicine containing '081 is successfully developed and commercialized, TRC is entitled to receive royalties from GSK of between 10% and 20% of annual global net sales up to $3.5 billion, and 7.5% for all annual global net sales above $3.5 billion. If a MABA medicine containing '081 is commercialized only as a combination product, such as '081/FF, the royalty rate is 70% of the rate applicable to sales of the single-agent MABA medicine. For single-agent MABA medicines containing an Additional MABA, TRC is entitled to receive royalties from GSK of between 10% and 15% of annual global net sales up to $3.5 billion, and 10% for all annual global net sales above $3.5 billion. For combination products containing an Additional MABA, such as a MABA/ICS combination, the royalty rate is 50% of the rate applicable to sales of the single-agent MABA medicine. If a MABA medicine containing '081 is successfully developed and commercialized in multiple regions of the world, TRC could earn total contingent payments of up to $125.0 million for a single-agent medicine and up to $250.0 million for both a single-agent and a combination medicine. If a MABA medicine containing an Additional MABA is successfully developed and commercialized in multiple regions of the world, TRC could earn total contingent payments of up to $129.0 million.

Bacterial Infections Programs

VIBATIV® (telavancin)

        VIBATIV® (telavancin) is a bactericidal, once-daily injectable antibiotic discovered by Theravance in a research program dedicated to finding new antibiotics for serious infections due to Staphylococcus aureus and other Gram-positive bacteria, including methicillin-resistant (MRSA) strains. VIBATIV® is approved in the U.S. and Canada for the treatment of adult patients with complicated skin and skin structure infections (cSSSI) caused by susceptible Gram-positive bacteria. VIBATIV® is also approved in the U.S. for the treatment of adult patients with hospital-acquired and ventilator-associated bacterial pneumonia (HABP/VABP) caused by susceptible isolates of Staphylococcus aureus when alternative treatments are not suitable.

        In May 2012, Theravance entered into a Technology Transfer and Supply Agreement with Hospira Worldwide, Inc. ("Hospira") for VIBATIV® drug product supply. In June 2013, the U.S. Food and Drug Administration ("FDA") approved Hospira as a VIBATIV® drug product manufacturer. This agreement with Hospira will be assigned to us. On August 14, 2013 Theravance announced the reintroduction of VIBATIV® to the U.S. market with the commencement of shipments into the wholesaler channel. While Theravance has contracted a small sales force and is expanding its medical affairs presence, other commercialization alternatives for the U.S. market are being evaluated.

        In September 2011, the European Commission granted marketing authorization for VIBATIV® for the treatment of adults with nosocomial pneumonia (NP), including ventilator-associated pneumonia, known or suspected to be caused by MRSA when other alternatives are not suitable. However, in May 2012, the European Commission suspended this marketing authorization because the previous single-source drug product supplier did not meet the current Good Manufacturing Practice ("cGMP") requirements for the manufacture of VIBATIV®. Now that the FDA has approved Hospira as a drug product manufacturer for VIBATIV®. Theravance has filed the first of several anticipated submissions to support the removal of the suspension, and we currently believe the suspension could be lifted sometime in the first half of 2014, and possibly sooner. Manufacturing of European Union-approved VIBATIV® finished drug product currently is scheduled for late 2013. We anticipate that commercialization in the European Union would commence promptly upon availability of product and satisfaction of all pre-launch requirements.

        Commercialization Agreement with Clinigen.    In March 2013, Theravance entered into a commercialization agreement with Clinigen Group plc ("Clinigen") to commercialize VIBATIV® for the treatment of nosocomial pneumonia, including ventilator-associated pneumonia, known or suspected to be caused by MRSA when other alternatives are not suitable. Under the agreement, Theravance granted Clinigen exclusive commercialization rights in the European Union and certain other European countries (including Switzerland and Norway). Theravance received a $5.0 million upfront payment in March 2013. This agreement with Clinigen will be assigned to us. After the spin-off, we will be eligible to receive tiered royalty payments on net sales of VIBATIV® ranging from 20% to 30%. We will be responsible, either directly or through our vendors or contractors, for supplying at Clinigen's expense both API and finished drug product for Clinigen's commercialization activities. The agreement has a term of at least 15 years, with an option to extend exercisable by Clinigen. However, Clinigen may terminate the agreement at any time after it has initiated commercialization upon 12 months' advance notice.

        Development and Commercialization Agreements with R-Pharm.    In October 2012, Theravance entered into two separate development and commercialization agreements with R-Pharm CJSC ("R-Pharm"): one to develop and commercialize VIBATIV® and the other to develop and commercialize TD-1792, one of Theravance's investigational glycopeptide-cephalosporin heterodimer antibiotics for the treatment of Gram-positive infections. Under each agreement, Theravance granted R-Pharm exclusive development and commercialization rights in Russia, Ukraine, other member countries of the Commonwealth of Independent States, and Georgia for a period of 20 years after commercialization in the territory or, if later, until certain patents expire. Theravance received $1.1 million in upfront payments for each agreement. These agreements with R-Pharm will be assigned to us. Following the spin-off, we will be eligible to receive potential future contingent payments totaling up to $10.0 million for both agreements and royalties on net sales by R-Pharm of 15% from TD-1792 and 25% from VIBATIV®.

        Commercialization Agreement with Hikma.    In May 2013, Theravance entered into a commercialization agreement with Hikma Pharmaceuticals LLC ("Hikma") providing Hikma with the right to commercialize telavancin for the treatment of Gram-positive bacterial infections, including MRSA. Under the agreement, Theravance granted Hikma exclusive commercialization rights in the Middle East and North Africa ("MENA") region to register, and upon regulatory approval, market and distribute telavancin in 16 countries across MENA. Theravance received a $0.5 million upfront payment in June 2013. Also, Theravance is eligible to receive contingent payments of up to $0.5 million related to the successful commercialization of telavancin. This agreement with Hikma will be assigned to us. We will be responsible, either directly or through our vendors or contractors, for supplying drug product for Hikma's commercialization activities for 15 years after which such agreement will terminate unless renewed on an annual basis by mutual agreement of the parties.

Glycopeptide-Cephalosporin Heterodimer Program

        Through our glycopeptide-cephalosporin heterodimer program we intend to discover and develop a multivalent antibiotic for serious Gram-positive bacterial infections.

  TD-1792

        TD-1792 is an investigational glycopeptide-cephalosporin heterodimer antibiotic for the treatment of Gram-positive infections. TD-1792 has successfully completed a Phase 2 proof-of concept study in complicated skin and skin structure infections and a human bronchoalveolar lavage study. Our partner, R-Pharm, currently intends to initiate Phase 2 studies in Russia for hospital-acquired pneumonia.

  TD-1607

        TD-1607 is our second investigational glycopeptide-cephalosporin heterodimer antibiotic for the treatment of Gram-positive infections. It is structurally distinct from TD-1792 but demonstrates a similar potent and rapidly bactericidal profile in vitro. In April 2013, Theravance initiated a Phase 1 randomized, double-blind, placebo-controlled single-ascending dose study designed to evaluate the safety, tolerability and pharmacokinetics of TD-1607, administered intravenously. This study is expected to complete in the second half of 2013. We intend to proceed with a multiple ascending dose study in healthy subjects in late 2013.

Central Nervous System/Pain Programs

Oral Peripheral Mu Opioid Receptor Antagonist—TD-1211

        TD-1211 is an investigational once-daily, orally administered, peripherally selective, multivalent inhibitor of the mu opioid receptor designed with a goal of alleviating gastrointestinal side effects of opioid therapy without affecting analgesia. In July 2012, Theravance announced positive topline results from the Phase 2b Study 0084, the key study in the Phase 2b program evaluating TD-1211 as potential treatment for chronic, non-cancer pain patients with opioid-induced constipation. The Phase 2b program consisted of three studies (0074, 0076 and 0084) designed to evaluate doses and dosing regimens for Phase 3. We are currently evaluating our Phase 3 strategy due to potentially evolving FDA requirements for this class of drug.

Monoamine Reuptake Inhibitor—TD-9855

        We are developing TD-9855, an investigational norepinephrine and serotonin reuptake inhibitor discovered by Theravance, for the treatment of chronic pain conditions. TD-9855 is currently being evaluated in an ongoing Phase 2 study in patients with fibromyalgia and the results of the study are anticipated to be reported the first half of 2014. Recently, TD-9855 did not meet the primary efficacy endpoints in the Phase 2 study in adult patients with Attention-Deficit/Hyperactivity Disorder.

Theravance Biopharma Respiratory Program

Long-Acting Muscarinic Antagonist (LAMA)—TD-4208

        We are developing TD-4208, a once-daily inhaled nebulized muscarinic antagonist discovered by Theravance, for the treatment of a subset of COPD patients whom we believe are underserved by current hand-held products. We believe that such a medicine could serve as a foundation for several combination nebulized products as well as potential metered dose inhaler ("MDI") or dry powder inhaler ("DPI") products. In November 2011, Theravance announced positive topline results from a Phase 2a single-dose COPD study of TD-4208. In this study, TD-4208 met the primary endpoint by demonstrating a statistically significant mean change from baseline in peak forced expiratory volume in one second ("FEV1") compared to placebo, and was generally well tolerated. In September 2013, Theravance reported positive top-line data from a Phase 2b study to evaluate the bronchodilatory effect, pharmacokinetics, safety and tolerability of multiple doses of TD-4208. In this study, TD-4208 met the primary efficacy endpoint for all six doses studied and demonstrated a statistically significant change versus placebo from baseline in trough FEV1. All doses of TD-4208 were generally well tolerated in the study with rates of adverse events comparable to placebo.

Gastrointestinal (GI) Motility Dysfunction Programs

Velusetrag

        Velusetrag is an oral, investigational medicine discovered by Theravance and developed for gastrointestinal motility disorders. It is a highly selective agonist with high intrinsic activity at the human 5-HT4 receptor. In October 2012, Theravance entered into a development and collaboration arrangement with Alfa Wassermann società per azioni (S.p.A.) ("Alfa Wassermann") for velusetrag, under which the parties agreed to collaborate in the execution of a two-part Phase 2 program to test the efficacy, safety and tolerability of velusetrag in the treatment of patients with gastroparesis (a medical condition consisting of a paresis (partial paralysis) of the stomach, resulting in food remaining in the stomach for a longer time than normal). In January 2013, Theravance and Alfa Wassermann announced the initiation of a Phase 2 proof-of-concept study to evaluate the efficacy and safety of velusetrag for the treatment of patients with diabetic or idiopathic gastroparesis. This agreement with Alfa Wassermann will be assigned to us and such agreement provides for a term of 15 years from first commercialization or, if later, until certain patents expire. Alfa Wassermann has an exclusive option to develop and commercialize velusetrag in the European Union, Russia, China, Mexico and certain other countries, while we retain full rights to velusetrag in the U.S., Canada, Japan and certain other countries. We will be entitled to receive funding for the Phase 2a study and a subsequent Phase 2b study if the parties agree to proceed. If Alfa Wassermann exercises its license option at the completion of the Phase 2 program, then we will be entitled to receive a $10.0 million option fee. If velusetrag is successfully developed and commercialized, we will be entitled to receive potential future contingent payments totaling up to $53.5 million, and royalties on net sales by Alfa Wassermann ranging from the low teens to 20%.

TD-8954

        TD-8954, like velusetrag, is a highly selective agonist with high intrinsic activity at the human 5-HT4 receptor. We are investigating the development potential of TD-8954 for acute use in the hospital setting for patients who require rapid restoration of upper and lower GI motility. We believe that TD-8954 may help hospitalized patients with enteral feeding intolerance and other similar GI disorders such as acute gastroparesis, prolonged post-operative ileus and Ogilvie's Syndrome (abdominal distention and associated pain). TD-8954 has successfully completed Phase 1 studies and is ready to proceed to Phase 2.

Preclinical Research Programs

        We have a number of early-stage research programs in a wide range of therapeutic areas.

Our Approach

        Our strategy focuses on the discovery, development and commercialization of medicines with superior efficacy, convenience, tolerability and/or safety using our proprietary insight in chemistry, biology and multivalency, where applicable. Multivalency refers to the simultaneous attachment of a single molecule to multiple binding sites on one or more biological targets. When compared to monovalency, whereby a molecule attaches to only one binding site, multivalency can significantly increase a compound's potency, duration of action and/or selectivity. Multivalent compounds generally consist of several individual small molecules, at least one of which is biologically active when bound to its target, joined by linking components.

        Our approach is based on an integration of the following insights:

  •
  many targets have multiple binding sites and/or exist in clusters with similar or different targets;

  •
  biological targets with multiple binding sites and/or those that exist in clusters lend themselves to multivalent drug design;

  •
  molecules that simultaneously attach to multiple binding sites can exhibit considerably greater potency, duration of action and/or selectivity than molecules that attach to only one binding site; and

  •
  greater potency, duration of action and/or selectivity provides the basis for superior therapeutic effects, including enhanced convenience, tolerability and/or safety compared to conventional drugs.

Our Strategy

        Our objective is to discover, develop and commercialize new medicines with superior efficacy, convenience, tolerability and/or safety using our proprietary insight in chemistry, biology and multivalency, where applicable. The key elements of our strategy are to:

        Apply our expertise in chemistry, biology and multivalency to discover and develop superior medicines in areas of significant unmet medical need. We intend to continue to concentrate our efforts on discovering and developing product candidates where:

  •
  existing drugs have levels of efficacy, convenience, tolerability and/or safety that are insufficient to meet an important medical need;

  •
  we believe our expertise in chemistry, biology and multivalency can be applied to create superior product candidates that are more potent, longer acting and/or more selective than currently available medicines;

  •
  there are established animal models that can be used to provide us with evidence as to whether our product candidates have the potential to provide superior therapeutic benefits relative to current medicines; and

  •
  there is a relatively large commercial opportunity.

        Identify two structurally different product candidates in each therapeutic program whenever practicable. We believe that we can increase the likelihood of successfully bringing superior medicines to market by identifying, whenever practicable, two product candidates for development in each program. Our second product candidates are typically in a different structural class from the first product candidate. Applying this strategy can reduce our dependence on any one product candidate and provide us with the potential opportunity to commercialize two compounds in a given area.

        Partner with pharmaceutical companies.    Our strategy is to seek collaborations with pharmaceutical companies to accelerate development and commercialization of our product candidates at the strategically appropriate time.

        Leverage the extensive experience of our people.    We have an experienced management team with many years of experience discovering, developing and commercializing new medicines with companies such as Amgen Inc., Bristol-Myers Squibb Company, Eli Lily and Company, Gilead Sciences, Merck and Theravance.

        Improve, expand and protect our technical capabilities.    We have created a substantial body of know-how and trade secrets in the application of our multivalent approach to drug discovery. We believe this is a significant asset that distinguishes us from our competitors. We expect to continue to make substantial investments in drug discovery using multivalency and other technologies to maintain what we believe are our competitive advantages.

Manufacturing

        We have limited in-house active pharmaceutical ingredient ("API") production capabilities, and we rely primarily on a number of third parties, including contract manufacturing organizations and our collaborative partners, to produce our active pharmaceutical ingredient and drug product.

        We believe that we have in-house expertise to manage a network of third party manufacturers. We believe that we will be able to continue to negotiate third-party manufacturing arrangements on commercially reasonable terms and that it will not be necessary for us to obtain internal manufacturing capacity in order to develop or commercialize our products. However, if we are unable to obtain contract manufacturing or obtain such manufacturing on commercially reasonable terms, or if manufacturing is interrupted at one of our suppliers, whether due to regulatory or other reasons, we may not be able to develop or commercialize our products as planned.

        We have a single source of supply of telavancin API and another, separate single source of supply of VIBATIV® drug product. If, for any reason, either the single-source third party manufacturer of telavancin API or of VIBATIV® drug product is unable or unwilling to perform, or if its performance does not meet regulatory requirements, including maintaining cGMP compliance, we may not be able to locate alternative manufacturers, enter into acceptable agreements with them or obtain sufficient quantities of API or finished drug product in a timely manner. Any inability to acquire sufficient quantities of API or finished drug product in a timely manner from current or future sources would adversely affect the commercialization of VIBATIV® and our obligations to our partners and could cause the price of our securities to fall.

Government Regulation

        The development and commercialization of VIBATIV® and our product candidates by us and our collaborative partners and our ongoing research are subject to extensive regulation by governmental authorities in the United States and other countries. Before marketing in the United States, any medicine must undergo rigorous preclinical studies and clinical studies and an extensive regulatory approval process implemented by the FDA under the Federal Food, Drug, and Cosmetic Act. Outside the United States, the ability to market a product depends upon receiving a marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical studies, marketing authorization, pricing and reimbursement vary widely from country to country. In any country, however, the commercialization of medicines is permitted only if the appropriate regulatory authority is satisfied that we have presented adequate evidence of the safety, quality and efficacy of our medicines.

        Before commencing clinical studies in humans in the United States, we must submit to the FDA an Investigational New Drug application that includes, among other things, the results of preclinical studies. If the FDA accepts the Investigational New Drug submission, clinical studies are usually conducted in three phases and under FDA oversight. These phases generally include the following:

          Phase 1.    The product candidate is introduced into healthy human volunteers and is tested for safety, dose tolerance and pharmacokinetics.

          Phase 2.     The product candidate is introduced into a limited patient population to assess the efficacy of the drug in specific, targeted indications, assess dosage tolerance and optimal dosage, and identify possible adverse effects and safety risks.

          Phase 3.    If a compound is found to be potentially effective and to have an acceptable safety profile in Phase 2 evaluations, the clinical study will be expanded to further demonstrate clinical efficacy, optimal dosage and safety within an expanded patient population.

        The results of product development, preclinical studies and clinical studies must be submitted to the FDA as part of a new drug application, or NDA. The NDA also must contain extensive manufacturing information. NDAs for new chemical entities are subject to performance goals defined in the Prescription Drug User Fee Act ("PDUFA") which suggests a goal for FDA action within six months of the 60-day filing date for applications that are granted priority review and ten months of the 60-day filing date for applications that receive standard review. For a product candidate no active ingredient of which has been previously approved by the FDA, the FDA must either refer the product candidate to an advisory committee for review or provide in the action letter on the application for the product candidate a summary of the reasons why the product candidate was not referred to an advisory committee prior to approval. In addition, under the 2009 Food and Drug Administration Amendments Act, the FDA has authority to require submission of a formal Risk Evaluation and Management

Strategy ("REMS") to ensure safe use of the product. At the end of the review period, the FDA communicates an approval of the NDA or issues a complete response listing the application's deficiencies.

        Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing regulatory standards is not maintained or if safety or quality issues are identified after the product reaches the marketplace. In addition, the FDA may require post-marketing studies, referred to as Phase 4 studies, to monitor the effect of approved products, and may limit further marketing of the product based on the results of these post-marketing studies. The FDA has broad post-market regulatory and enforcement powers, including the ability to suspend or delay issuance of approvals, seize products, withdraw approvals, enjoin violations, and institute criminal prosecution.

        If regulatory approval for a medicine is obtained, the clearance to market the product will be limited to those diseases and conditions for which the medicine is effective, as demonstrated through clinical studies and included in the medicine's labeling. Even if this regulatory approval is obtained, a marketed medicine, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections by the FDA. The FDA ensures the quality of approved medicines by carefully monitoring manufacturers' compliance with its cGMP regulations. The cGMP regulations for drugs contain minimum requirements for the methods, facilities, and controls used in manufacturing, processing, and packaging of a medicine. The regulations are intended to make sure that a medicine is safe for use, and that it has the ingredients and strength it claims to have. Discovery of previously unknown problems with a medicine, manufacturer or facility may result in restrictions on the medicine or manufacturer, including costly recalls or withdrawal of the medicine from the market.

        We and our collaborative partners are also subject to various laws and regulations regarding laboratory practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances in connection with our research. In each of these areas, as above, the FDA and other regulatory authorities have broad regulatory and enforcement powers, including the ability to suspend or delay issuance of approvals, seize products, withdraw approvals, enjoin violations, and institute criminal prosecution, any one or more of which could have a material adverse effect upon our business, financial condition and results of operations.

        Outside the United States our ability to market our products will also depend on receiving marketing authorizations from the appropriate regulatory authorities. Risks similar to those associated with FDA approval described above exist with the regulatory approval processes in other countries.

Patents and Proprietary Rights

        We will be able to protect our technology from unauthorized use by third parties only to the extent that our technology is covered by valid and enforceable patents or is effectively maintained as trade secrets. Our success in the future will depend in part on obtaining patent protection for our product candidates. Accordingly, patents and other proprietary rights are essential elements of our business. Our policy is to seek in the United States and selected foreign countries patent protection for novel technologies and compositions of matter that are commercially important to the development of our business. For proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our drug discovery process that involve proprietary know-how and technology that is not covered by patent applications, we rely on trade secret protection and confidentiality agreements to protect our interests. We require all of our employees, consultants and advisors to enter into confidentiality agreements. Where it is necessary to share our proprietary information or data with outside parties, our policy is to make available only that information and data required to accomplish the desired purpose and only pursuant to a duty of confidentiality on the part of those parties.

        As of September 30, 2013, Theravance owned 367 issued United States patents and 1,338 granted foreign patents, as well as additional pending United States patent applications and foreign patent applications. We anticipate that all or substantially all of the patents and patent applications related to our business will be assigned by Theravance to Theravance Biopharma or to its wholly-owned Cayman Islands subsidiary. The claims in these various patents and patent applications are directed to compositions of matter, including claims covering product candidates, lead compounds and key intermediates, pharmaceutical compositions, methods of use and processes for making our compounds along with methods of design, synthesis, selection and use relevant to multivalency in general and to our research and development programs in particular. In particular, we will be assigned ownership of the following U.S. patents which are listed in the FDA Approved Drug Products with Therapeutic Equivalence Evaluations (Orange Book) for telavancin: U.S. Patent No. 6,635,618 B2, expiring on September 11, 2023; U.S. Patent No. 6,858,584 B2, expiring on August 24, 2022; U.S. Patent No. 6,872,701 B2, expiring on June 5, 2021; U.S. Patent No. 7,008,923 B2, expiring on May 6, 2021; U.S. Patent No. 7,208,471 B2, expiring on May 1, 2021; U.S. Patent No. 7,351,691 B2, expiring on May 1, 2021; U.S. Patent No. 7,531,623 B2, expiring on January 1, 2027; U.S. Patent No. 7,544,364 B2, expiring on May 1, 2021; U.S. Patent No. 7,700,550 B2, expiring on May 1, 2021; U.S. Patent No. 8,101,575 B2, expiring on May 1, 2021; and U.S. Patent No. 8,158,580 B2, expiring on May 1, 2021.

        United States issued patents and foreign patents generally expire 20 years after filing. The patent rights relating to VIBATIV® which will be assigned to us currently consist of United States patents that expire between 2019 and 2027, additional pending United States patent applications and counterpart patents and patent applications in a number of jurisdictions, including Europe. Nevertheless, issued patents can be challenged, narrowed, invalidated or circumvented, which could limit our ability to stop competitors from marketing similar products and threaten our ability to commercialize our product candidates. Our patent position, similar to other companies in our industry, is generally uncertain and involves complex legal and factual questions. To maintain our proprietary position we will need to obtain effective claims and enforce these claims once granted. It is possible that, before any of our products can be commercialized, any related patent may expire or remain in force only for a short period following commercialization, thereby reducing any advantage of the patent. Also, we do not know whether any of our patent applications will result in any issued patents or, if issued, whether the scope of the issued claims will be sufficient to protect our proprietary position.

        Theravance entered into a License Agreement with Janssen Pharmaceutica ("Janssen") pursuant to which it licensed rights under certain patents owned by Janssen covering an excipient used in the formulation of telavancin. This license agreement will be assigned by Theravance to Theravance Biopharma. We believe that the general and financial terms of the agreement with Janssen are ordinary course terms. Pursuant to the terms of this license agreement, we will be obligated to pay royalties to Janssen based on any commercial sales of telavancin. The license is terminable by us upon prior written notice to Janssen or upon an uncured breach or a liquidation event of one of the parties.

Competition

        Our objective is to discover, develop and commercialize new medicines with superior efficacy, convenience, tolerability and/or safety using our proprietary insight in chemistry, biology and multivalency, where applicable. We expect that any medicines that we commercialize with our collaborative partners or on our own will compete with existing and future market-leading medicines.

        Many of our potential competitors have substantially greater financial, technical and personnel resources than we have. In addition, many of these competitors have significantly greater commercial infrastructures than we have. Our ability to compete successfully will depend largely on our ability to leverage our experience in drug discovery and development to:

  •
  discover and develop medicines that are superior to other products in the market;

  •
  attract qualified scientific, product development and commercial personnel;

  •
  obtain patent and/or other proprietary protection for our medicines and technologies;

  •
  obtain required regulatory approvals; and

  •
  successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new medicines.

        VIBATIV® (telavancin).    VIBATIV® competes with vancomycin, a generic drug that is manufactured by a variety of companies, as well as other drugs marketed to treat complicated skin and skin structure infections and hospital-acquired and ventilator-associated bacterial pneumonia caused by Gram-positive bacteria. Currently marketed products include but are not limited to Cubicin® (daptomycin) marketed by Cubist Pharmaceuticals, Zyvox® (linezolid) and Tygacil® (tigecycline) both marketed by Pfizer, and Teflaro® (ceftaroline) marketed by Forest Laboratories. To compete effectively with these medicines, and in particular with the relatively inexpensive generic option of vancomycin, we will need to demonstrate to physicians that, based on experience, clinical data, side-effect profiles and other factors, VIBATIV® is a suitable alternative to vancomycin and other existing or subsequently-developed anti-infective drugs in certain clinical situations.

        In addition, as the principles of multivalent medicine design become more widely known and appreciated based on patent and scientific publications and regulatory filings, we expect the field to become highly competitive. Pharmaceutical companies, biotechnology companies and academic and research institutions may seek to develop product candidates based upon the principles underlying our multivalent technologies.

Employees

        After giving effect to the spin-off, we expect our U.S. operating subsidiary to have approximately 235 employees, of which 180 are expected to be engaged primarily in research and development activities on behalf of our other subsidiaries and affiliates pursuant to intercompany service agreements. We anticipate that after the spin-off, our Chief Executive Officer will also continue to serve as chief executive officer of Theravance and some of our employees will provide services to Theravance and some employees of Theravance will provide services to us pursuant to agreements between our companies. None of our employees are expected to be represented by a labor union. We consider our employee relations to be good.

Historical Selected Financial Data

        The tables below set forth selected historical financial data of Theravance Biopharma. This information has been derived from our (i) audited combined financial statements as of December 31, 2012 and 2011 and for each of the two years then ended, and (ii) unaudited combined financial statements as of September 30, 2013 and for the nine months ended September 30, 2013 and 2012, which are included elsewhere in this Information Statement. During these periods, Theravance Biopharma was an integrated business of Theravance. The historical financial information may not be indicative of the results of operations or financial position that we would have obtained if we had been an independent company during the periods presented or of our future performance as an independent company. See "Risk Factors." Per share data has not been presented as no common shares were outstanding during the periods presented and such information would not be meaningful.

        The selected historical financial data should be read in conjunction with the combined financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Information Statement.

Combined Statements of Operations Data

	Year Ended December 31,		Nine Months Ended September 30,
(in thousands)	2011	2012	2012	2013
			(Unaudited)
Revenue	$14,854	$130,145	$125,669	$51
Operating expenses:
Research and development	98,850	113,995	86,800	88,109
General and administrative	25,339	25,725	19,262	24,146

Total operating expenses(1)	124,189	139,720	106,062	112,255

Net income (loss)	$(109,335)	$(9,575)	$19,607	$(112,204)

Combined Balance Sheet Data

	December 31,		September 30,
(in thousands)	2011	2012	2013
			(Unaudited)
Cash and cash equivalents	$—	$—	$—
Restricted cash	893	833	833
Working capital (deficit)	(33,565)	(11,837)	(18,521)
Total assets	13,821	20,962	23,604
Long-term liabilities(2)	118,664	5,280	5,243
Total parent company (deficit)	(140,724)	(6,990)	(14,367)

(1)
The following table discloses the allocation of stock- based compensation expense included in total operating expenses:

	Year Ended December 31,		Nine Months Ended September 30,
(in thousands)	2011	2012	2012	2013
			(Unaudited)
Research and development	$12,696	$13,192	$9,962	$12,071
General and administrative	8,767	8,131	6,190	5,246

Total stock-based compensation	$21,463	$21,323	$16,152	$17,317

(2)
Long-term liabilities include the long-term portion of deferred revenue as follows:

	December 31,
			September 30, 2013
(in thousands)	2011	2012
			(Unaudited)
Deferred revenue	$112,843	$206	$585

 Management's Discussion and Analysis of Financial Condition and Results of Operations

        This Information Statement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this Information Statement, other than statements of historical facts, including statements regarding the spin-off, our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, intentions, expectations and objectives could be forward-looking statements. The words "anticipates," "believes," "could," "designed," "estimates," "expects," "goal," "intends," "may," "plans," "projects," "pursuing," "will," "would" and similar expressions (including the negatives thereof) are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions, expectations or objectives disclosed in our forward-looking statements and the assumptions underlying our forward-looking statements may prove incorrect. Therefore, you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and objectives disclosed in the forward-looking statements that we make. Factors that we believe could cause actual results or events to differ materially from our forward-looking statements include, but are not limited to, those discussed in "Risk Factors" above, "Management's Discussion and Analysis of Financial Condition and Results of Operations" below and elsewhere in this Information Statement. Our forward-looking statements in this Information Statement are based on current expectations and we do not assume any obligation to update any forward-looking statements.

Overview

        We are a biopharmaceutical company with one approved product that was discovered and developed internally, a pipeline of internally discovered product candidates and strategic collaborations with pharmaceutical companies. We are focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including bacterial infections, central nervous system ("CNS")/pain, respiratory disease, and gastrointestinal ("GI") motility dysfunction. By leveraging our proprietary insight of multivalency to drug discovery, we are pursuing a best-in-class strategy designed to discover superior medicines in areas of significant unmet medical need.

        Our strategy focuses on the discovery, development and commercialization of medicines with superior efficacy, convenience, tolerability and/or safety using our proprietary insight in chemistry, biology and multivalency, where applicable. Multivalency refers to the simultaneous attachment of a single molecule to multiple binding sites on one or more biological targets. When compared to monovalency, whereby a molecule attaches to only one binding site, multivalency can significantly increase a compound's potency, duration of action and/or selectivity. Multivalent compounds generally consist of several individual small molecules, at least one of which is biologically active when bound to its target, joined by linking components. In addition, we believe we can enhance the probability of successfully developing and commercializing medicines by identifying at least two structurally different product candidates, whenever practicable, in each therapeutic program.

        We believe that strategic collaborations and licensing activities also will help us succeed at implementing our research, development and commercialization strategy for our product and product candidates. Through such strategic collaborations or licensing activities, we believe that we can enhance our ability to develop and expand our pipeline as well as commercialize products once approved.

        We have never operated as a separate, stand-alone entity. In addition, there have been a number of events over the past several years that have had a significant impact on our operations. As a result of these factors, our historical financial results are not likely to be indicative of our future financial performance.

Program Highlights

Economic Interests in GSK Respiratory Programs Partnered with Theravance

        Prior to the spin-off, Theravance will assign to TRC its strategic alliance agreement with GSK and all of its rights and obligations under its collaboration agreement with GSK other than with respect to RELVAR® ELLIPTA®/BREO® ELLIPTA™ and vilanterol monotherapy. Theravance will guarantee the performance by TRC of the strategic alliance agreement and all obligations under the collaboration agreement assigned to TRC. Our equity interest in TRC will entitle us a 98% economic interest in any future payments made by GSK under the strategic alliance agreement with GSK and under the portion of the collaboration agreement with GSK assigned to TRC other than ANORO™ ELLIPTA™. These other drug programs include UMEC/VI/FF and the MABA program, as monotherapy and in combination with other therapeutically active components, such as an inhaled corticosteroid (ICS), and any other product or combination of products that may be discovered and developed in the future under these GSK agreements. Our economic interest will not include any payments associated with RELVAR® ELLIPTA®/BREO® ELLIPTA™, ANORO™ ELLIPTA™ or vilanterol monotherapy. See "The Spin-Off—Formation of Theravance Respiratory Company LLC.

  UMEC/VI/FF

        The UMEC/VI/FF program seeks to provide the activity of two bronchodilators (UMEC and VI) plus an inhaled corticosteroid (FF) in a single delivery device. In this program, the LABA and LAMA molecules that comprise GSK's ANORO™ ELLIPTA™ will be co-formulated in a single blister pack, and the inhaled corticosteroid, FF, will be administered from an adjacent blister pack—both of which would be administered together in GSK's ELLIPTA™ inhaler. The royalty rates applicable to worldwide net sales of UMEC/VI/FF under the collaboration agreement are upward-tiering from 6.5% to 10%.

        Inhaled Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA)

        GSK961081 ('081) is an investigational, single molecule bifunctional bronchodilator discovered by Theravance with both muscarinic antagonist and beta2 receptor agonist activities. GSK recently initiated Phase 3 enabling studies in the combination '081/FF program, and informed Theravance that the Phase 3 study will not be initiated for '081 monotherapy in 2013.

        In 2005, GSK licensed Theravance's bifunctional muscarinic antagonist-beta2 agonist (MABA) program under the strategic alliance agreement, which agreement will be assigned to TRC, and in October 2011, Theravance and GSK expanded the MABA program by adding six additional Theravance-discovered preclinical MABA compounds (the "Additional MABAs"). GSK is obligated to use diligent efforts to develop and commercialize at least one MABA within the MABA program, but may terminate progression of any or all Additional MABAs at any time and return them to TRC, at which point TRC may develop and commercialize such Additional MABAs alone or with a third party. Both GSK and Theravance have agreed not to conduct any MABA clinical studies outside of the strategic alliance agreement so long as GSK is in possession of the Additional MABAs. If a single-agent MABA medicine containing '081 is successfully developed and commercialized, TRC is entitled to receive royalties from GSK of between 10% and 20% of annual global net sales up to $3.5 billion, and 7.5% for all annual global net sales above $3.5 billion. If a MABA medicine containing '081 is commercialized only as a combination product, such as '081/FF, the royalty rate is 70% of the rate applicable to sales of the single-agent MABA medicine. For single-agent MABA medicines containing an Additional MABA, TRC is entitled to receive royalties from GSK of between 10% and 15% of annual global net sales up to $3.5 billion, and 10% for all annual global net sales above $3.5 billion. For combination products containing an Additional MABA, such as a MABA/ICS combination, the royalty rate is 50% of the rate applicable to sales of the single-agent MABA medicine. If a MABA medicine containing '081 is successfully developed and commercialized in multiple regions of the world,

TRC could earn total contingent payments of up to $125.0 million for a single-agent medicine and up to $250.0 million for both a single-agent and a combination medicine. If a MABA medicine containing an Additional MABA is successfully developed and commercialized in multiple regions of the world, TRC could earn total contingent payments of up to $129.0 million.

Bacterial Infections Programs

VIBATIV® (telavancin)

        VIBATIV® (telavancin) is a bactericidal, once-daily injectable antibiotic discovered by Theravance in a research program dedicated to finding new antibiotics for serious infections due to Staphylococcus aureus and other Gram-positive bacteria, including methicillin—resistant (MRSA) strains. VIBATIV® is approved in the U.S. and Canada for the treatment of adult patients with complicated skin and skin structure infections (cSSSI) caused by susceptible Gram-positive bacteria. VIBATIV® is also approved in the U.S. for the treatment of adult patients with hospital-acquired and ventilator-associated bacterial pneumonia (HABP/VABP) caused by susceptible isolates of Staphylococcus aureus when alternative treatments are not suitable.

        In May 2012, Theravance entered into a Technology Transfer and Supply Agreement with Hospira for VIBATIV® drug product supply. In June 2013, the FDA approved Hospira as a VIBATIV® drug product manufacturer. This agreement with Hospira will be assigned to us. On August 14, 2013 Theravance announced the reintroduction of VIBATIV® to the U.S. market with the commencement of shipments into the wholesaler channel. While Theravance has contracted a small sales force and is expanding its medical affairs presence, other commercialization alternatives for the U.S. market are being evaluated.

        In September 2011, the European Commission granted marketing authorization for VIBATIV® for the treatment of adults with nosocomial pneumonia (NP), including ventilator-associated pneumonia, known or suspected to be caused by MRSA when other alternatives are not suitable. However, in May 2012, the European Commission suspended this marketing authorization because the previous single-source drug product supplier did not meet the current Good Manufacturing Practice ("cGMP") requirements for the manufacture of VIBATIV®. Now that the FDA has approved Hospira as a drug product manufacturer for VIBATIV®, we are to working with the European Commission to remove the suspension on the European Union marketing authorization. Theravance has filed the first of several anticipated submissions to support the removal of the suspension, and we currently believe the suspension could be lifted sometime in the first half of 2014, and possibly sooner. Manufacturing of European Union-approved VIBATIV® finished drug product currently is scheduled for late 2013. We anticipate that commercialization in the European Union would commence immediately upon availability of product and satisfaction of all pre-launch requirements.

Central Nervous System/Pain Programs

Oral Peripheral Mu Opioid Receptor Antagonist—TD-1211

        TD-1211 is an investigational once-daily, orally administered, peripherally selective, multivalent inhibitor of the mu opioid receptor designed with a goal of alleviating gastrointestinal side effects of opioid therapy without affecting analgesia. In July 2012, Theravance announced positive topline results from the Phase 2b Study 0084, the key study in the Phase 2b program evaluating TD-1211 as potential treatment for chronic, non-cancer pain patients with opioid-induced constipation. The Phase 2b program consisted of three studies (0074, 0076 and 0084) designed to evaluate doses and dosing regimens for Phase 3. We are currently evaluating our Phase 3 strategy due to potentially evolving FDA requirements for this class of drug.

Monoamine Reuptake Inhibitor—TD-9855

        We are developing TD-9855, an investigational norepinephrine and serotonin reuptake inhibitor discovered by Theravance, for the treatment of chronic pain conditions. TD-9855 is currently being evaluated in an ongoing Phase 2 study in patients with fibromyalgia and the results of the study are anticipated to be reported the first half of 2014. Recently, TD-9855 did not meet the primary efficacy endpoints in the Phase 2 study in adult patients with Attention-Deficit/Hyperactive Disorder.

Theravance Biopharma Respiratory Program

Long-Acting Muscarinic Antagonist (LAMA)—TD-4208

        We are developing TD-4208, a once-daily inhaled nebulized muscarinic antagonist discovered by Theravance, for the treatment of a subset of COPD patients whom we believe are underserved by current hand-held products. We believe that such a medicine could serve as a foundation for several combination nebulized products as well as potential metered dose inhaler ("MDI") or dry powder inhaler ("DPI") products. In November 2011, Theravance announced positive topline results from a Phase 2a single-dose COPD study of TD-4208. In this study, TD-4208 met the primary endpoint by demonstrating a statistically significant mean change from baseline in peak forced expiratory volume in one second ("FEV1") compared to placebo, and was generally well tolerated. In September 2013, Theravance reported positive top-line data from a Phase 2b study to evaluate the bronchodilatory effect, pharmacokinetics, safety and tolerability of multiple doses of TD-4208. In this study, TD-4208 met the primary efficacy endpoint for all six doses studied and demonstrated a statistically significant change versus placebo from baseline in trough FEV1. All doses of TD-4208 were generally well tolerated in the study with rates of adverse events comparable to placebo.

Summary Financial Results

        Our total revenues were $14.9 million in 2011 and $130.1 million in 2012. Net income in 2012 reflects the recognition of deferred revenue of $125.8 million from Theravance's global collaboration arrangement with Astellas Pharma Inc. ("Astellas") for the development and commercialization of VIBATIV®. This recognition resulted from Astellas' January 6, 2012 termination of Theravance's agreement with them. Our total operating expenses increased from $124.2 million in 2011 to $139.7 million in 2012. Our research and development expenses increased from 2011 to 2012 primarily due to the advancement of our clinical development programs for opioid induced constipation with TD-1211 and in our CNS/Pain MARIN program with TD-9855. General and administrative expenses also increased, but to a lesser extent, over this same period to support the growth of our research and development business our strategic initiatives. We recognized net losses of $109.3 million in 2011, $9.6 million in 2012 and $112.2 million for the nine months ended September 30, 2013.

The Separation of Theravance Biopharma from Theravance

        On April 25, 2013, Theravance announced its intention to separate its Drug Discovery and Development Business into an independent, publicly traded company through a spin-off of 100% of our shares to Theravance stockholders. Completion of the spin-off is expected in                    of 2013, subject to certain conditions, including final approval from Theravance's board of directors to complete the spin-off. Following the distribution, Theravance's stockholders will own 100% of the equity in both companies. The separation will not require a vote by Theravance stockholders. The Drug Discovery and Development Business discussed herein represents the historical combined operating results and financial condition of Theravance Biopharma. Any references to "we," "us," "Theravance Biopharma" or the "Company" refer to the Drug Discovery and Development Business as operated as a part of Theravance prior to the spin-off.

Basis of Presentation

        The combined financial statements have been prepared using Theravance's historical cost basis of the assets, liabilities, revenues, and expenses of the various activities that comprise the Drug Discovery and Development Business as a component of Theravance and reflect the results of operations, financial condition and cash flows of the Drug Discovery and Development Business as a component of Theravance. The statements of operations include expense allocations for general corporate overhead functions historically shared with Theravance, including finance, legal, human resources, information technology and other administrative functions, which include the costs of salaries, benefits and other related costs, as well as consulting and other professional services. Where appropriate, these allocations were made on a specific identification basis. Otherwise, the expenses related to services provided to the Drug Discovery and Development Business by Theravance were allocated to Theravance Biopharma based on the relative percentages, as compared to Theravance's other businesses, of headcount or square footage usage.

        The costs historically allocated to us by Theravance for the services it has shared with us may not be indicative of the costs we will incur for these services following the spin-off. Certain anticipated incremental costs and other adjustments that give effect to the spin-off are not reflected in our historical combined financial statements.

Critical Accounting Policies and Significant Judgments and Estimates

        Our management's discussion and analysis of our financial condition and results of operations is based on our combined financial statements, which have been prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods. Our estimates are based on Theravance's historical experiences and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We are an emerging growth company. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We may avail ourselves of this exemption from new or revised accounting standards and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not "emerging growth companies."

        We believe that the following accounting policies relating to revenue recognition, accrued research and development expenses, the fair value of stock-based compensation awards, and inventories require us to make significant estimates, assumptions and judgments.

Revenue Recognition

        Revenue is recognized when the related costs are incurred and the four basic criteria of revenue recognition are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the nature of the fee charged for products or services delivered and the collectability of those fees. Where the revenue recognition criteria are not met, we defer the recognition of revenue by recording deferred revenue until such time that all criteria under the provision are met.

        Product Revenue:    We sell VIBATIV® in the U.S. through a limited number of distributors, and title and risk of loss transfer upon receipt by these distributors. Health care providers order VIBATIV® through these distributors. For all product shipped during the three months ended September 30, 2013, we are deferring the recognition of revenue until the product is sold through to healthcare providers, the end customers, due to the inherent uncertainties in estimating normal channel inventory at the distributors, and during which period we also provided extended payment terms and expanded return rights that allow distributors to return the product up to one year after the product launch. As of September 30, 2013, we had deferred revenue of $0.5 million related to VIBATIV® shipments and recorded this amount as a current liability in the combined balance sheet.

        Product sales are recorded net of estimated government-mandated rebates and chargebacks, distribution fees, estimated product returns and other deductions. Reserves are established for these deductions and actual amounts incurred are offset against applicable reserves. We reflect these reserves as either a reduction in the related account receivable from the distributor, or as an accrued liability, depending on the nature of the sales deduction. Sales reserves are based on management's estimates that consider payer mix in target markets, industry benchmarks and experience to date. We monitor inventory levels in the distribution channel, as well as sales of VIBATIV® by distributors to healthcare providers, using product-specific data provided by the distributors. Product return allowances are based on amounts owed or to be claimed on related sales. These estimates take into consideration the terms of our agreements with customers, historical product returns of VIBATIV® experienced by Astellas, rebates or discounts taken, estimated levels of inventory in the distribution channel, the shelf life of the product, and specific known market events, such as competitive pricing and new product introductions. We update our estimates and assumptions each quarter and if actual future results vary from our estimates, we may adjust these estimates, which could have an effect on product sales and earnings in the period of adjustment.

        Sales Discounts:    We offer cash discounts to our customers, generally 2% of the sales price, as an incentive for prompt payment. Based on our experience, we expect our customers to comply with the prompt payment terms to earn the cash discount. We account for cash discounts by reducing accounts receivable by the full amount and recognizing the discount as a reduction of revenue in the same period the related revenue is recognized.

        Chargebacks and Government Rebates:    For VIBATIV® sales in the U.S., we estimate reductions to product sales for qualifying federal and state government programs including discounted pricing offered to PHS as well as government-managed Medicaid programs. Our reserve for PHS is based on actual chargebacks that distributors have claimed for reduced pricing offered to such health care providers. Our accrual for Medicaid is based upon statutorily-defined discounts, estimated payer mix, expected sales to qualified healthcare providers, and our expectation about future utilization. The Medicaid accrual and government rebates that are invoiced directly to us are recorded in other accrued liabilities on the combined balance sheet. For qualified programs that can purchase our products through distributors at a lower contractual government price, the distributors charge back to us the difference between their acquisition cost and the lower contractual government price.

        Distribution Fees and Product Returns:    We have written contracts with our distributors that include terms for distribution-related fees. We record distribution-related fees based on a percentage of the product sales price. We offer our distributors a right to return product purchased directly us, which is principally based upon the product's expiration date. Additionally, we have granted more expansive return rights to our distributors for a period of up to twelve months following our product launch of VIBATIV®. We will generally accept returns for expired product during the six months prior to and twelve months after the product expiration date on product that had been sold to our distributors. Product returned is generally not resalable given the nature of our products and method of administration. We have developed estimates for VIBATIV® product returns based upon historical VIBATIV® sales from our former collaborative partner, Astellas.

        Allowance for Doubtful Accounts:    We maintain a policy to record allowances for potentially doubtful accounts for estimated losses resulting from the inability of our customers to make required payments.

        Concentration of Credit Risk:    Financial instruments which potentially subject us to concentrations of credit risk include accounts receivable. At September 30, 2013, 99% of our accounts receivable represents amounts due to us from three distributors, AmerisourceBergen Drug Corporation, Cardinal Health, Inc. and McKesson Corporation. Despite the significant concentration of distributors, the demand for VIBATIV® is driven primarily by patient therapy requirements and we are not dependent upon any individual distributor with respect to VIBATIV® sales.

        Collaborative Arrangements:    We generate revenue from collaboration and license agreements for the development and commercialization of our product candidates. Collaboration and license agreements may include non-refundable upfront payments, partial or complete reimbursement of research and development costs, supply arrangement, contingent payments based on the occurrence of specified events under our collaborative arrangements, license fees and royalties on sales of product candidates if they are successfully approved and commercialized. Our performance obligations under the collaborations may include the transfer of intellectual property rights in the form of licenses, obligations to provide research and development services and related materials, supply of active pharmaceutical ingredient ("API") and/or drug product, and obligations to participate on certain development and/or commercialization committees with the collaborative partners. We make judgments that affect the periods over which we recognize revenue. We periodically review our estimated periods of performance based on the progress under each arrangement and account for the impact of any changes in estimated periods of performance on a prospective basis.

        On January 1, 2011, we adopted an accounting standards update that amends the guidance on accounting for new or materially modified multiple-element arrangements that we enter into subsequent to January 1, 2011. This guidance removed the requirement for objective and reliable evidence of fair value of the undelivered items in order to consider a deliverable a separate unit of accounting. It also changed the allocation method such that the relative-selling-price method must be used to allocate arrangement consideration to all the units of accounting in an arrangement. This guidance established the following hierarchy that must be used in estimating selling price under the relative-selling-price method: (1) vendor-specific objective evidence of fair value of the deliverable, if it exists, (2) third-party evidence of selling price, if vendor-specific objective evidence is not available or (3) vendor's best estimate of selling price ("BESP") if neither vendor-specific nor third-party evidence is available.

        We may determine that the selling price for the deliverables within collaboration and license arrangements should be determined using BESP. The process for determining BESP involves significant judgment on our part and includes consideration of multiple factors such as estimated direct expenses and other costs, and available data. We have determined BESP for license units of accounting based on market conditions, similar arrangements entered into by third parties and entity-specific factors such as the terms of previous collaborative agreements, our pricing practices and pricing objectives, the likelihood that clinical trials will be successful, the likelihood that regulatory approval will be received and that the products will become commercialized. We have also determined BESP for services-related deliverables based on the nature of the services to be performed and estimates of the associated effort as well as estimated market rates for similar services.

        For each unit of accounting identified within an arrangement, we determine the period over which the performance obligation occurs. Revenue is then recognized using either a proportional performance or straight-line method. We recognize revenue using the proportional performance method when the level of effort to complete our performance obligations under an arrangement can be reasonably estimated. Direct labor hours or full time equivalents are typically used as the measurement of performance. The total amount of deferred revenue based on BESP at September 30, 2013 was $8.0 million. Any changes in the remaining estimated performance obligation periods under these collaborative arrangements will not have a significant impact on the results of operations, except for a change in estimated performance period resulting from the termination of a collaborative arrangement, which would result in immediate recognition of the related deferred revenue. In September 2013, Merck provided Theravance notice of its termination of the Research Collaboration and License Agreement. The agreement will terminate in December 2013.

        For multiple element arrangements entered into prior to January 1, 2011, Theravance determined whether the elements had stand-alone value and whether there was objective and reliable evidence of fair value. When the delivered element did not have stand-alone value or there was insufficient evidence of fair value for the undelivered element(s), Theravance recognized the consideration for the combined unit of accounting ratably over the estimated period of performance, which was the same manner in which the revenue was recognized for the final deliverable.

        The former Collaboration Arrangement with Astellas was entered into prior to January 1, 2011. The deliverables under this collaboration agreement did not meet the criteria required to be accounted for as separate accounting units for the purposes of revenue recognition. As a result revenue from non-refundable, upfront fees and development contingent payments was recognized ratably over the term of our performance period under the agreements. These upfront or contingent payments received, pending recognition as revenue, were recorded as deferred revenue and are classified as a short-term or long-term liability on our combined balance sheet and amortized over the estimated performance period. In accordance with ASC Subtopic 808-10, "Collaborative Arrangements," and pursuant to our agreement with Astellas, we recognized as revenue the net impact of transactions with Astellas related to VIBATIV® inventories including revenue specifically attributable to any sales, and cost of inventories either transferred or expensed as unrealizable. This collaboration agreement was terminated on January 6, 2012. The termination resulted in the recognition of deferred revenue of $125.8 million.

        On January 1, 2011, we also adopted an accounting standards update that provides guidance on revenue recognition using the milestone method. Payments that are contingent upon achievement of a substantive milestone are recognized in their entirety in the period in which the milestone is achieved. Milestones are defined as events that can be achieved based only on our performance and as to which, at the inception of the arrangement, there is substantive uncertainty about whether the milestone will be achieved. Events that are contingent only on the passage of time or only on third-party performance are not considered milestones subject to this guidance. Further, the amounts received must relate solely to prior performance, be reasonable relative to all of the deliverables and payment terms in the agreement and commensurate with our performance to achieve the milestone after commencement of the agreement. Under this guidance, total contingent payments that may become payable to us under our collaborative agreements with R-Pharm and Hikma were $10.5 million at September 30, 2013 and are considered non-substantive.

        Amounts related to research and development funding is recognized as the related services or activities are performed, in accordance with the contract terms. Payments may be made to us based on the number of full-time equivalent researchers assigned to the collaborative project and the related research and development expenses incurred. Accordingly, reimbursement of research and development expenses pursuant to the cost-sharing provisions of our agreements with Merck, Alfa Wassermann and R-Pharm are recognized as a reduction of research and development expenses. For the nine months ended September 30, 2013, we recorded a reduction in our research and development expenses of $5.6 million for reimbursement of research and development expenses received from Merck, Alfa Wassermann, and R-Pharm.

Accrued Research and Development Expenses

        As part of the process of preparing financial statements, we are required to estimate and accrue expenses, the largest of which are research and development expenses. This process involves the following:

  •
  communicating with our applicable personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual cost;

  •
  estimating and accruing expenses in our financial statements as of each balance sheet date based on facts and circumstances known to us at the time; and

  •
  periodically confirming the accuracy of our estimates with selected service providers and making adjustments, if necessary.

        Examples of estimated research and development expenses that we accrue include:

  •
  fees paid to CROs in connection with preclinical and toxicology studies and clinical studies;

  •
  fees paid to investigative sites in connection with clinical studies;

  •
  fees paid to CMOs in connection with the production of product and clinical study materials; and

  •
  professional service fees for consulting and related services.

        We base our expense accruals related to clinical studies on our estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and clinical research organizations that conduct and manage clinical studies on our behalf. The financial terms of these agreements vary from contract to contract and may result in uneven payment flows. Payments under some of these contracts depend on factors, such as the successful enrollment of patients and the completion of clinical study milestones. Our service providers invoice us monthly in arrears for services performed. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If we do not identify costs that we have begun to incur or if we underestimate or overestimate the level of services performed or the costs of these services, our actual expenses could differ from our estimates.

        To date, we have not experienced significant changes in our estimates of accrued research and development expenses after a reporting period. However, due to the nature of estimates, we cannot assure you that we will not make changes to our estimates in the future as we become aware of additional information about the status or conduct of our clinical studies and other research activities.

Fair Value of Stock-Based Compensation Awards

        We have not issued any Theravance Biopharma stock-based awards to our employees, nor do we plan on granting equity awards prior to or in conjunction with the spin-off. However, we plan to grant equity awards after the spin-off transaction. Any such awards will be accounted for pursuant to Financial Accounting Standards Board Accounting Standard Codification 718, "Stock-based Compensation" and valued using the Black-Scholes-Merton valuation model. In addition, our employees have in the past received Theravance stock-based compensation awards.

        Theravance equity awards were made to our employees while they were employees of Theravance and Theravance used the Black-Scholes-Merton option pricing model to estimate the fair value of options at the date of grant. The Black-Scholes-Merton option valuation model requires the use of assumptions, including the expected term of the award and the expected stock price volatility. Theravance used the "simplified" method as described in Staff Accounting Bulletin No. 107, "Share-

Based Payment", for the expected option term because the usage of Theravance's historical option exercise data is limited due to post-IPO exercise restrictions. Beginning April 1, 2011, Theravance used its historical volatility to estimate expected stock price volatility. Prior to April 1, 2011, Theravance used its peer company price volatility to estimate expected stock price volatility due to its limited historical common stock price volatility since its initial public offering in 2004. The estimated fair value of the option is expensed on a straight-line basis over the expected term of the grant.

        Theravance estimated the fair value of restricted stock units ("RSUs") and restricted stock awards ("RSAs") based on the fair market values of the underlying Theravance stock on the dates of grant. The estimated fair value of time-based RSUs and RSAs is expensed on a straight-line basis over the expected term of the grant. The estimated fair value of performance-contingent RSUs and RSAs is expensed using an accelerated method over the requisite service period based on management's best estimate as to whether it is probable that the shares awarded are expected to vest. Theravance assesses the probability of the performance indicators being met on a continuous basis.

        Stock-based compensation expense was calculated based on awards ultimately expected to vest and was reduced for estimated forfeitures at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differed from those estimates. The estimated annual forfeiture rates for stock options, RSUs and RSAs are based on Theravance's historical forfeiture experience.

        In 2011, Theravance granted special long-term retention and incentive performance-contingent RSAs to members of senior management, which have dual triggers of vesting based upon the achievement of certain performance conditions over a six-year timeframe from 2011 through December 31, 2016 and continued employment. The maximum potential expense associated with these RSAs is $28.2 million, which would be recognized in increments based on achievement of the performance conditions. As of September 30, 2013, we determined that the achievement of the requisite performance conditions was not probable and, as a result, no compensation expense has been recognized. If sufficient performance conditions are achieved prior to the spin-off, which is expected in late 2013 or early 2014, then we would recognize up to $6.7 million in stock-based compensation expense associated with these RSAs in the period we determined that the achievement of the requisite performance conditions was probable.

        Theravance Biopharma does not expect to recognize in the near future any tax benefit related to employee stock-based compensation expense as a result of the full valuation allowance on its deferred tax assets including deferred tax assets related to its net operating loss carry forwards.

Inventories

        Inventories are stated at the lower of cost or market value. Inventories include VIBATIV® API and other raw materials of $5.7 million and $4.1 million, work-in-process of $1.8 million and $3.6 million and finished goods of $0 and $1.4 million at December 31, 2012 and September 30, 2013, respectively. Work-in-process consists of third party manufacturing costs and associated labor costs relating to our personnel directly involved in the production process. Included in inventories are raw materials and wok-in-process that may be used as clinical products, which are charged to R&D expense when consumed. If information becomes available that suggests the inventories may not be realizable, we may be required to expense a portion or all of the previously capitalized inventories.

Results of Operations

Revenues

        We recognized revenue from the amortization of upfront license fees and contingent payments related to our Merck collaboration, which will terminate in December 2013, and the telavancin collaboration arrangement with Astellas, which was terminated on January 6, 2012. In addition, we recognized revenue related to our Astellas telavancin collaboration from royalties from net sales of VIBATIV® and from the impact of VIBATIV® inventory transfers or dispositions.

	Year Ended December 31,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages)	2011	2012	$	%	2012	2013	$	%
					(Unaudited)
Collaborative arrangements:
Astellas collaboration arrangement	$14,854	$125,788	$110,934	747%	$125,669	$—	$(125,669)		*
Merck collaboration arrangement	—	4,358	4,358	*	—	51	51		*

Total Revenue	$14,854	$130,146	$115,292	776%	$125,699	$51	$(125,618)		*

*
Calculation not meaningful.

        Revenue increased 776% to $130.1 million in 2012 from 2011. The increase in 2012 reflects the accelerated recognition of deferred revenue of $125.8 million from our global collaboration arrangement with Astellas for the development and commercialization of VIBATIV® in 2012. This accelerated recognition was the result of the termination of the Astellas agreement on January 6, 2012. Also, in 2012 we recognized $4.4 million from our collaboration arrangement with Merck.

        Revenues decreased in the first nine months of 2013, from the comparable period in 2012. The revenues recognized during the nine months ended September 30, 2012 reflect the accelerated recognition of deferred revenue of $125.8 million from our global collaboration arrangement with Astellas for the development and commercialization of VIBATIV®. This accelerated recognition was the result of the termination of the Astellas agreement on January 6, 2012.

        A portion of our upfront fees and certain contingent payments received from our collaborative arrangements have been deferred and are being amortized ratably into revenue or research and development expense over the estimated performance period. Future revenue will include the ongoing amortization of upfront and contingent payments earned. We periodically review and, if necessary, revise the estimated periods of our performance pursuant to these contracts.

Merck

        Under the Research Collaboration and License Agreement, the significant deliverables were determined to be the license, committee participation and research services.

        It was determined that the license represents a separate unit of accounting as the license, which includes rights to our underlying technologies for its therapeutic candidates, has standalone value because the rights conveyed permit Merck to perform all efforts necessary to use our technologies to bring a therapeutic candidate through development and, upon regulatory approval, commercialization. We based the best estimate of selling price on potential future cash flows under the arrangement over the estimated development period. It was determined that the committee participation represents a separate unit of accounting as Merck could negotiate for and/or acquire these services from other third parties and we based the best estimate of selling price on the nature and timing of the services to be performed. It was determined that the research services represent a separate unit of accounting and based the best estimate of selling price on the nature and timing of the services to be performed.

        The $5.0 million upfront payment received in November 2012 was allocated to three units of accounting based on the relative selling price method as follows: $4.4 million to the license, $0.4 million to the research services and $0.2 million to the committee participation. We recognized revenue of $4.4 million from the license in 2012 as the technical transfer activities were completed and the associated unit of accounting was delivered. The amount of the upfront payment allocated to the committee participation was deferred and is being recognized as revenue over the estimated performance period. The amount of the upfront payment allocated to the research services was deferred and is being recognized as a reduction of research and development ("R&D") expense as the underlying services are performed, as the nature of the research services is more appropriately characterized as R&D expense, consistent with the research reimbursements being received.

        In September 2013, Merck provided Theravance notice of its termination of the Research Collaboration and License Agreement. The termination is expected to be effective in December 2013. Due to the notice of termination, the Company revised the estimated performance period. Revenue recognized from Merck under the collaboration agreement was $0 and $51,000 for the nine months ended September 30, 2012 and 2013.

Former Collaboration Arrangement with Astellas

        In November 2005, Theravance entered into a global collaboration arrangement with Astellas for the license, development and commercialization of VIBATIV®. Under this agreement, Astellas paid Theravance non-refundable cash payments totaling $191.0 million. Astellas had the right to terminate the agreement if a VIBATIV® new drug application was not approved by the FDA within two years of submission, or if VIBATIV® was not approved by the FDA for both complicated skin and skin structure infections and hospital-acquired pneumonia by December 31, 2008. Both of these conditions giving rise to Astellas' termination rights existed in January 2012 when Astellas exercised its right to terminate the agreement. The rights previously granted to Astellas ceased upon termination of the agreement and Astellas stopped all promotional sales efforts. Pursuant to the terms of the agreement, Astellas is entitled to a ten-year, 2% royalty on future net sales of VIBATIV®. As such, Theravance recognized into revenue $125.8 million of deferred revenue related to Astellas in the first quarter of 2012, and we are no longer eligible to receive any further contingent payments from Astellas.

Costs and Expenses

Research and Development Expenses

        Our R&D expenses consist primarily of employee-related costs, external costs, and various allocable expenses. We budget total R&D expenses on an internal department level basis, we do not have program level reporting capabilities. We manage and report our R&D activities across the following four cost categories:

          1)    Employee-related costs, which include salaries, wages and benefits;

          2)    Stock-based compensation, which includes expenses associated with our stock option and other award plans;

          3)    External costs, which include clinical trial related expenses, other contract research fees, consulting fees, and contract manufacturing fees, and

          4)    Facilities and other, which include laboratory and office supplies, depreciation and other allocated expenses, which include general and administrative support functions, insurance and general supplies.

        The following table summarizes our research and development expenses incurred during the periods presented:

	Year Ended December 31,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages)	2011	2012	$	%	2012	2013	$	%
					(Unaudited)
Employee-related costs	$34,437	$36,391	$1,954	6%	$27,927	$26,225	$(1,702)	(6)%
Stock-based compensation	12,696	13,192	496	4%	9,962	12,071	2,109	21%
External costs	30,439	42,980	12,541	41%	32,772	33,551	779	2%
Facilities and other expenses	21,278	21,432	154	1%	16,139	16,262	123	1%

Total research and development expenses	$98,850	$113,995	$15,145	15%	$86,800	$88,109	$1,309	2%

        R&D expenses increased 15% to $114.0 million in 2012 from 2011. This increase was primarily due to an increase in external costs of $12.5 million, and to higher employee-related costs of $2.0 million related to increases in compensation and an increase in the number of employees. Substantially all of the increase in external costs was related to our clinical trial activities and regulatory consulting fees related to preparation activities for the VIBATIV® advisory committee. The key Phase 2 clinical trials we were conducting in 2012 were our Phase 2b studies in our program for opioid induced constipation with TD-1211 and two Phase 2 studies in our MARIN program with TD-9855. In 2011, our key Phase 2 clinical trials primarily consisted of initiating our Phase 2b studies in our TD-1211 program and our Phase 2 study in our LAMA program with TD-4208. Under certain of our collaborative arrangements we received partial reimbursement of external costs and employee-related costs, which have been reflected as a reduction of R&D expenses of $0.9 million in 2012 and $0.4 million in 2011.

        R&D expenses increased 2% to $88.1 million in the nine months of 2013 from the comparable period in 2012. The increase in the first nine months of 2013 was primarily due to higher external costs of $0.8 million. The key Phase 2 clinical trials we were conducting in the first nine months of 2013 were our Phase 2 clinical studies in our MARIN program with TD-9855 and a Phase 2b study in our LAMA program with TD-4208. In the comparable period in 2012 our key Phase 2 clinical trials primarily consisted of our Phase 2b studies in our program for opioid induced constipation with TD-1211 and one Phase 2 study in our MARIN program with TD-9855. Under certain of our collaborative arrangements we received partial reimbursement of external costs and employee-related costs, which have been reflected as a reduction of R&D expenses of $5.6 million in the nine months of 2013 and nil in the nine months of 2012.

        We have not provided program costs in detail because we do not track, and have not tracked, all of the individual components (specifically the internal cost components) of our research and development expenses on a program basis. We do not have the systems and processes in place to accurately capture these costs on a program basis.

        We currently do not have reliable estimates of total costs for a particular drug candidate to reach the market. Our product candidates are subject to a lengthy and uncertain regulatory process that may involve unanticipated additional clinical trials and may not result in receipt of the necessary regulatory approvals. Failure to receive the necessary regulatory approvals would prevent us from commercializing the product candidates affected. In addition, clinical trials of our potential products may fail to demonstrate safety and efficacy, which could prevent or significantly delay regulatory approval.

        The length of time that a development program is in a given phase varies substantially according to factors relating to the development program, such as the type and intended use of the potential product, the clinical trial design, and the ability to enroll patients. For partnered programs, advancement from one phase to the next and the related costs to do so is also dependent upon certain factors that are controlled by our partners. According to industry statistics, it generally takes 10 to 15 years to research, develop and bring to market a new prescription medicine in the United States. In light of the steps and complexities involved, the successful development of our potential products is highly uncertain. Actual timelines and costs to develop and commercialize a product are subject to enormous variability and are very difficult to predict. In addition, various statutes and regulations also govern or influence the manufacturing, safety reporting, labeling, storage, record keeping and marketing of each product.

General and Administrative Expenses

        General and administrative ("G&A") expenses generally consist of costs of personnel, professional services, consulting and other expenses related to our administrative and commercial functions, and an allocation of facility and overhead costs.

	Year Ended December 31,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages)	2011	2012	$	%	2012	2013	$	%
					(Unaudited)
General and administrative	$25,339	$25,725	$386	2%	$19,262	$24,146	$4,884	25%

        G&A expenses increased 2% to $25.7 million in 2012 from 2011. An increase in consulting services costs, as well as higher facility-related costs, were partially offset by a decrease in employee-related expenses that was driven by lower stock-based compensation expense. Stock-based compensation expense was $8.1 million in 2012, compared to $8.8 million in 2011.

        G&A expenses increased 25% to $24.1 million in the nine months of 2013, from the comparable period in 2012. The increase in the nine months of 2013 was primarily due to an increase in external legal and accounting fees in connection with our strategic initiatives as well as an increase in external costs in connection with commercialization activities related to VIBATIV®. The increase was partially offset by a decrease in stock-based compensation expense. Stock-based compensation expense for the nine months of 2013 was $5.2 million compared with $6.2 million for the same period in 2012.

Liquidity and Capital Resources

        At the closing of the spin-off, Theravance will provide Theravance Biopharma, from its cash reserves on hand, cash and cash equivalents of approximately $300 million. We expect this initial cash will fund Theravance Biopharma's operations through significant potential corporate milestones for approximately the next two to three years after the completion of the spin-off, based on current operating plans and financial forecasts. Prior to the spin-off, the Drug Discovery and Development Business of Theravance is being funded entirely by Theravance.

        We expect to continue to incur net losses over the next several years as we reintroduce VIBATIV® to the U.S. market and continue our drug discovery and development activities and incur significant preclinical and clinical development and commercialization costs. On August 14, 2013, Theravance announced the reintroduction of VIBATIV® to the U.S. market with the commencement of shipments into the wholesaler channel. We currently believe that the costs associated with reintroduction of VIBATIV® to the U.S. market in 2013, principally associated with creating an independent sales and marketing organization with appropriate technical expertise, supporting infrastructure and distribution capabilities, expanding our medical affairs presence, manufacturing and third party vendor logistics and consultant support, will be approximately $5 million. We are continuing to evaluate other commercialization alternatives for the U.S. market. We expect to incur substantial expenses as we continue our drug discovery and development efforts, particularly to the extent we advance our product candidates into and through clinical studies, which are very expensive. For example, TD-9855 in our MARIN program is in an ongoing Phase 2 study for fibromyalgia and in September 2013 Theravance reported positive top-line data from a Phase 2b study with TD-4208, our LAMA compound. Also, in July 2012, Theravance announced positive results from the key study in our Phase 2b program with TD-1211 in our Peripheral Mu Opioid Receptor Antagonist program for opioid-induced constipation. Though we are seeking to partner these programs, we may choose to progress one or more of these programs into later-stage clinical studies by ourselves, which could increase our anticipated operating expenses substantially. Furthermore, if we cannot identify a suitable commercialization partner for VIBATIV® in the U.S., we will not be able to leverage a commercialization partner's capabilities and infrastructure and we will incur all of the costs and expenses associated with our reintroduction of VIBATIV® in the U.S., including the creation of an independent sales and marketing organization with appropriate technical expertise, supporting infrastructure and distribution capabilities, expansion of medical affairs presence, manufacturing and third party vendor logistics and consultant support.

        In 2011, Theravance granted special long-term retention and incentive cash bonus awards to certain employees. The awards have dual triggers of vesting based upon the achievement of certain performance conditions over a six-year timeframe from 2011 through December 31, 2016 and continued employment. As of September 30, 2013, it was determined that the achievement of the requisite performance conditions was not probable and, as a result, no compensation expense has been recognized. If sufficient performance conditions are achieved prior to the spin-off, which is expected in late 2013 or early 2014, then we would recognize up to $9.5 million of cash bonus expense in the period we determined that the achievement of the requisite performance conditions was probable.

        If our current operating plans or financial forecasts change, we may require additional funding sooner in the form of public or private equity offerings, debt financings or additional collaborations and licensing arrangements. Furthermore, if in our view favorable financing opportunities arise, we may seek additional funding at any time. However, future financing may not be available in amounts or on terms acceptable to us, if at all. This could leave us without adequate financial resources to fund our operations as presently conducted.

Cash Flows

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
(in thousands)
			(Unaudited)
Net cash used in operating activities	$(83,428)	$(119,107)	$(96,400)	$(85,771)
Net cash used in investing activities	$(3,052)	$(2,430)	$(2,169)	$(1,568)
Net cash provided by financing activities	$86,480	$121,537	$98,569	$87,339

Cash Flows from Operating Activities

        Cash used in operating activities is primarily driven by net loss, excluding the effect of non-cash charges or differences in the timing of cash flows and earnings recognition.

        Net cash used in operating activities in 2012 was $119.1 million, which was primarily due to:

  •
  $115.7 million used in operating expenses, after adjusting for non-cash related items of $24.0 million consisting primarily of stock-based compensation expense of $21.3 million and depreciation and amortization expenses of $3.3 million, partially offset by a reduction of rent expense of $0.7 million;

  •
  $4.8 million used to increase work-in-process inventory;

  •
  $4.4 million received from the Merck collaboration arrangement recognized as license fee revenue; and

  •
  $3.2 million used to reduce accrued liabilities due to $1.7 million decrease in accrued personnel related expenses and other accrued liabilities and $1.5 million decrease in accounts payable primarily due to timing of payment.

        Net cash used in operating activities in 2011 was $83.4 million, which was primarily due to:

  •
  $96.4 million used in operating expenses, after adjusting for non-cash related items of $27.8 million consisting primarily of stock-based compensation expense of $21.5 million, depreciation and amortization expenses of $3.8 million and rent expense of $2.4 million;

  •
  $8.7 million used to increase accrued liabilities due to $5.4 million increase in accrued personnel related expenses and other accrued liabilities primarily due to increase in clinical studies completed towards the end of the year and $3.3 million increase in accounts payable primarily due to increase in clinical and development activities; and

  •
  $3.9 million received from our former collaboration arrangement with Astellas, $2.7 million in royalty payments received from sales of VIBATIV® and $1.2 million in proceeds from VIBATIV® delivered to Astellas.

        Net cash used in operating activities in the nine months ended September 30, 2013 was $85.8 million, which was primarily due to:

  •
  $93.4 million used in operating expenses, after adjusting for non-cash related items of $18.9 million consisting primarily of stock-based compensation expense of $17.3 million and depreciation and amortization expenses of $2.0 million, partially offset by a reduction of rent expense of $0.4 million;

  •
  $6.5 million received in upfront fees from collaboration agreements with Clinigen, R-Pharm and Hikma;

  •
  $2.8 million used to increase inventories;

  •
  $5.0 million used to increase accrued liabilities due to a $3.1 million increase in accrued personnel related expenses and other accrued liabilities primarily due to increase in clinical studies in various programs, and increase in external legal and accounting fees. The $1.9 million increase in accounts payable was primarily due to the timing of payment; and

  •
  $1.0 million used to increase receivables from collaborative arrangements related to reimbursement of R&D services.

        Net cash used in operating activities in the nine months ended September 30, 2012 was $96.4 million, which was primarily due to:

  •
  $87.9 million used in operating expenses, after adjusting for non-cash related items of $18.1 million consisting primarily of stock-based compensation expense of $16.2 million and depreciation and amortization expenses of $2.5 million, partially offset by a reduction of rent expense of $0.5 million; and

  •
  $3.0 million used to reduce accrued personnel related expenses and other accrued liabilities primarily due to the pay out of the 2011 bonus plan.

Cash Flows from Investing Activities

        Net cash used in investing activities in 2012 was $2.4 million, which was primarily due to purchases of property and equipment of $2.6 million. Net cash used in investing activities in 2011 was

$3.1 million, which was primarily due to purchases of property and equipment of $3.6 million, partially offset by payments received on notes payable of $0.7 million.

        Net cash used in investing activities in the nine months ended September 30, 2013 was $1.6 million, which was primarily due to purchases of property and equipment of $1.7 million, partially offset by payments received on notes payable of $0.1 million.

        Net cash used in investing activities in the nine months ended September 30, 2012 was $2.2 million, which was primarily due to purchases of property and equipment of $2.3 million, partially offset by the release of restricted cash of $0.1 million and the payments received on notes payable of $0.1 million.

Cash Flows from Financing Activities

        Net cash provided by financing activities in 2012 was $121.5 million, which was primarily due to transfers from Theravance.

        Net cash provided by financing activities in 2011 was $86.5 million, which was primarily due to transfers from Theravance.

        Net cash provided by financing activities in the nine months ended September 30, 2013 was $87.3 million, which was primarily due to transfers from Theravance.

        Net cash provided by financing activities in the nine months ended September 30, 2012 was $98.6 million, which was primarily due to transfers from Theravance.

Off-Balance Sheet Arrangements

        We lease various real properties under an operating lease that generally requires us to pay taxes, insurance, maintenance, and minimum lease payments. This lease has options to renew.

        We have not entered into any off-balance sheet financial arrangements and have not established any structured finance or special purpose entities. We have not guaranteed any debts or commitments of other entities or entered into any options on non-financial assets.

Commitments and Contingencies

        The Company indemnifies its officers and directors for certain events or occurrences, subject to certain limits. The Company may be subject to contingencies that may arise from matters such as product liability claims, legal proceedings, shareholder suits and tax matters, as such, the Company is unable to estimate the potential exposure related to these indemnification agreements. The Company has not recognized any liabilities relating to these agreements as of September 30, 2013.

        In 2011, Theravance granted the Six-Year Performance RSAs to members of senior management and special long-term retention and incentive cash bonus awards to certain employees, which have dual triggers of vesting based upon the achievement of certain performance conditions from 2011 through December 31, 2016 and continued employment. The maximum potential expense associated with this program is $28.2 million of stock-based compensation expense and $38.2 million of cash bonus expense, which would be recognized in increments based on achievement of the performance conditions. As of September 30, 2013, it was determined that the achievement of the requisite performance conditions was not probable and, as a result, no compensation expense has been recognized. If sufficient performance conditions are achieved prior to the spin-off, which is expected in late 2013 or early 2014, then we would recognize up to $6.7 million in stock-based compensation expense associated with these RSAs and $9.5 million of cash bonus expense in the period we determined that the achievement of the requisite performance conditions was probable.

Contractual Obligations and Commercial Commitments

        In the table below, we set forth Theravance's enforceable and legally binding obligations and future commitments, as well as obligations related to all contracts that we are likely to assume and continue, regardless of the fact that they were cancelable as of September 30, 2013. Some of the figures that we include in this table are based on management's estimate and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties, and other factors. Because these estimates and assumptions are necessarily subjective, the obligations we will actually pay in future periods may vary from those reflected in the table.

(in thousands)	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
Facility operating leases(1)	$39,440	$4,824	$17,517	$12,705	$4,394
Purchase obligations	11,197	10,050	1,140	7	—

Total	$50,637	$14,874	$18,657	$12,712	$4,394

(1)
As security for performance of certain obligations under the operating leases for our headquarters, Theravance issued a letter of credit in the aggregate of approximately $0.8 million, collateralized by an equal amount of restricted cash.

Interest Rate Risk

        We expect to invest the cash and cash equivalents contributed to us by Theravance consistent with Theravance's current investment policies. Therefore, we expect to maintain a non-trading investment portfolio of investment grade, highly liquid debt securities, which are designed to limit the amount of credit exposure to any one issue, issuer or type of instrument. We do not plan to use derivative financial instruments for speculative or trading purposes. We expect to carry our investments in debt securities at fair value, estimated as the amount at which an asset or liability could be bought or sold in a current transaction between willing parties. We expect to diversify our credit risk and invest in debt securities with high credit quality. We will continue to monitor our credit risks and evaluate the potential need for impairment charges related to credit risks in future periods.

Our Relationship with Theravance, Inc. after the Spin-Off

General

        Immediately prior to the spin-off, we will be a wholly owned subsidiary of Theravance. After the spin-off, Theravance will not have any ownership interest in our common shares, and we will be an independent, publicly traded company.

        We will enter into agreements with Theravance prior to and concurrently with the spin-off to govern the terms of the spin-off and to define our ongoing relationship following the spin-off, allocating responsibility for obligations arising before and after the spin-off, including obligations with respect to liabilities relating to Theravance's business and to Theravance Biopharma's business and obligations with respect to our employees, certain transition services and taxes. We will enter into these agreements with Theravance while we are still a wholly owned subsidiary of Theravance, and certain terms of these agreements are not necessarily the same as could have been negotiated between independent parties.

        The following descriptions are summaries of the terms of the agreements. Any of these agreements that are material will be filed as exhibits to the registration statement into which this Information Statement is incorporated and the summaries of such agreements are qualified in their entirety by reference to the full text of such agreements. We encourage you to read, in their entirety, each of the material agreements when they become available. The terms of these agreements have not yet been finalized; changes, some of which may be material, may be made prior to the spin-off.

Separation and Distribution Agreement

        The Separation and Distribution Agreement will set forth our agreements with Theravance regarding the principal transactions necessary to separate us from Theravance. It will also set forth other agreements that govern certain aspects of our relationship with Theravance after the completion of the separation. Concurrently with our separation from Theravance, we will enter into the Separation and Distribution Agreement with Theravance.

        Transfer of Assets and Assumption of Liabilities.    The Separation and Distribution Agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to us as part of the separation of Theravance into two independent companies, and will describe when and how these transfers, assumptions and assignments will occur. In particular, the Separation and Distribution Agreement will provide that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

  •
  Theravance will assign to us all of the assets and liabilities of Theravance related to the Drug Discovery and Development Business, including:

  •
  VIBATIV® (telavancin), a bactericidal, once-daily injectable antibiotic discovered by Theravance;

  •
  Theravance's small-molecule product candidate pipeline currently focused on bacterial infections, CNS/pain, respiratory disease, and GI motility dysfunction;

  •
  Equity interests in UMEC/VI/FF, and the MABA program, as monotherapy and in combination with other therapeutically active components, such as an inhaled corticosteroid (ICS), and any other product or combination of products that may be discovered and developed in the future under the GSK agreements (other than ANORO™ ELLIPTA™); and

  •
  Cash and cash equivalents in the amount of approximately $300 million in the aggregate.

  •
  Theravance, directly or through TRC, will retain all of the assets and liabilities of the Royalty Business, including all rights under the collaboration agreement with GSK related to the following drug programs:

  •
  RELVAR® ELLIPTA®/ BREO® ELLIPTA™;

  •
  ANORO™ ELLIPTA™; and

  •
  Vilanterol monotherapy.

        Except as may be expressly set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets will be transferred to us on an "as is," "where is" basis and so long as Theravance is in compliance with the terms of the Separation and Distribution Agreement relating to the transfer, we will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in us good title, free and clear of any security interest, that any necessary consents or government approvals are not obtained and that any requirements of laws or judgments are not complied with.

        Information in this Information Statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the Separation and Distribution Agreement, unless the context otherwise requires.

        Further Assurances.    To the extent that any transfers contemplated by the Separation and Distribution Agreement have not been consummated on or prior to the date of the separation, the parties will agree to cooperate to affect such transfers as promptly as practicable following the date of the separation. In addition, each of the parties will agree to cooperate with each other and use reasonable best efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements.

        The Distribution.    The Separation and Distribution Agreement will also govern the rights and obligations of the parties regarding the proposed distribution. Prior to the distribution, we will distribute to Theravance as a stock dividend the number of our common shares distributable in the distribution. Theravance will cause the distribution agent to distribute to Theravance stockholders that hold shares of Theravance common stock as of the applicable record date all the issued and outstanding shares of our common shares. Theravance will have the sole and absolute discretion to determine the terms of, and whether to proceed with, the distribution.

        Releases and Indemnification.    Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, each party will release and forever discharge the other party from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the Separation and Distribution Agreement or any ancillary agreement.

        Legal Matters.    Except as otherwise set forth in the Separation and Distribution Agreement, we will assume the liability for, and control of, all pending and threatened legal matters related to our business or assumed liabilities and we will indemnify Theravance for any liability arising out of or resulting from such assumed legal matters. Each party to a claim will agree to cooperate in defending any claims against the other party for events that took place prior to, on or after the date of separation. Theravance will retain liability for pending and threatened legal matters related to the Royalty Business.

        Insurance.    The Separation and Distribution Agreement will provide for the rights of the parties to report claims under existing insurance policies for occurrences prior to the separation and set forth procedures for the administration of insured claims. In addition, the Separation and Distribution Agreement will allocate among the parties the right to insurance policy proceeds based on reported claims and the obligations to incur deductibles under certain insurance policies.

        Other Matters.    Other matters governed by the Separation and Distribution Agreement include, among others, access to financial and other records and information, legal privilege, confidentiality and resolution of disputes between the parties relating to the Separation and Distribution Agreement and the ancillary agreements and the agreements and transactions contemplated thereby.

        Term and Termination.    The Separation and Distribution Agreement may be terminated by Theravance at any time prior to the spin-off in its sole discretion. After the spin-off, all covenants, representations and warranties will survive indefinitely.

Transition Services Agreement

        Concurrently with our separation from Theravance, we will enter into a Transition Services Agreement with Theravance pursuant to which Theravance and Theravance Biopharma will provide each other with a variety of administrative services for a period of time following the spin-off. Among the principal services we will provide to Theravance are:

  •
  record-keeping support;

  •
  finance, tax and accounting support to assist Theravance in a secondary capacity to Theravance personnel through financial and administrative support for audits and inquiries related to Theravance Biopharma's historical combined financial statements;

  •
  legal support;

  •
  human resources support; and

  •
  facilities support to the extent Theravance occupies space at current South San Francisco, California facilities.

Among the principal services Theravance will provide to us are access to certain historical information and financial systems and the supporting documentation and other services to be determined.

        Theravance and Theravance Biopharma will agree to make each service available to the other for periods of time following the date the spin-off is completed as are provided in the Transition Services Agreement.

        The performance of the services under the Transition Services Agreement will commence at the spin-off and expire on the earlier of (i) the expiration date applicable to each such service or (ii) the second anniversary of the date of the Transition Services Agreement. The obligations under the Transition Services Agreement with respect to each service may be terminated prior to the applicable expiration date in accordance with the terms of each such service or upon mutual written agreement of the parties.

Employee Matters Agreement

        Concurrently with our separation from Theravance, it is anticipated that we will enter into an Employee Matters Agreement, which will govern the employee benefit obligations of Theravance and us as they relate to current and former employees. The Employee Matters Agreement allocates liabilities and responsibilities relating to employee benefit matters, including 401(k) plan matters that are subject to ERISA in connection with the separation, as well as other employee benefit programs.

        The Employee Matters Agreement will also provide the mechanics for the adjustment on the distribution date of equity awards (including stock options, stock appreciation rights, restricted stock, and restricted stock units) granted under Theravance's equity compensation programs. See "The Spin-Off—Treatment of Outstanding Theravance Equity Awards in Connection with the Spin-Off" above.

        All covenants under the Employee Matters Agreement will survive the spin-off indefinitely.

Tax Matters Agreement

        Concurrently with our separation from Theravance, we will enter into a Tax Matters Agreement that generally will govern Theravance's and our respective rights, responsibilities and obligations after the separation with respect to taxes. Under the Tax Matters Agreement, all tax liabilities (including tax refunds and credits) (1) attributable to Theravance's Drug Discovery and Development Business for any and all periods or portions thereof ending prior to or on, the distribution date, (2) resulting or arising from the contribution of Theravance's Drug Discovery and Development Business to us, the distribution of our common shares and the other separation transactions and (3) otherwise attributable to Theravance, will be borne solely by Theravance. As a result, we generally expect to be liable only for tax liabilities attributable to, or incurred with respect to, the biotechnology business after the distribution date.

TRC Operating Agreement

        Prior to our separation from Theravance, we and Theravance will enter into the Theravance Respiratory Company LLC Operating Agreement that will govern the operation of TRC. See "The Spin-Off—Formation of Theravance Respiratory Company LLC."

Actual and Potential Conflicts of Interest

        After the spin-off, Rick E Winningham will serve as our Chairman and Chief Executive Officer and will hold the same positions for Theravance. In addition, following the spin-off, certain of our directors and executive officers will own shares of Theravance's common stock, and the individual holdings may be significant for some of these individuals compared to their total assets. This service to both companies and ownership of Theravance common stock may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for Theravance and us. See "Risk Factors—Risks Relating to the Spin-Off and "Compensation of Named Executive Officers." We plan to implement policies and procedures to identify and address such actual and potential conflicts of interest.

 Unaudited Pro Forma Combined Financial Statements

        The unaudited pro forma financial information discussed and presented below has been prepared from Theravance Biopharma's historical unaudited combined balance sheet as of September 30, 2013. The pro forma adjustment and note to the pro forma financial information gives effect to the legal formation and capitalization of Theravance Biopharma and the contribution of the assets and liabilities of Theravance Biopharma by Theravance as described below. The unaudited pro forma financial statement should be read together with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Theravance Biopharma's historical combined financial statements and notes related to those financial statements included elsewhere in the Information Statement.

        The historical combined statements of operations of Theravance Biopharma include allocations of expenses from Theravance which reasonably approximate the costs that would have been incurred as an autonomous entity. Further, the contractual agreements directly attributable to the spin-off are not expected to have a material impact on our results of operations. The Company also anticipates a portion of the Theravance six-year performance-contingent RSAs that will be held by employees of Theravance Biopharma after the spin-off will convert to a time-based vesting award. The terms of the modification have yet to be determined or approved by the Theravance Board of Directors. In addition, the modification will be dependent upon the value of the Theravance stock on a date or dates to be determined. That fair market value input is unknown and cannot be estimated. If the Company uses the fair market value of Theravance the stock as of the beginning of the period, January 1, 2012, then there would be no expense associated with the modification as the fair market value of the stock on January 1, 2012 is below the currently contemplated price upon which a modification will take place. As such, the Company cannot make a reasonable determination of the expense associated with these modifications. As such, pro forma adjustments to revenues or expenses in the statements of operations are not presented.

        The unaudited pro forma balance sheet as of September 30, 2013 has been prepared as if the spin-off had occurred on September 30, 2013. The pro forma adjustment is based on the best information available and assumptions that management believes are reasonable given the information available; however, such adjustment is subject to change based upon the finalization of the terms of the separation and the underlying separation agreements. The historical balance sheet is derived from our unaudited combined balance sheet as of September 30, 2013, which is included elsewhere in this Information Statement.

        The unaudited pro forma financial statement is for illustrative and information purposes only and is not intended to represent, or be indicative of, what Theravance Biopharma's financial position would have been had the spin-off occurred on the date indicated.

        A significant amount of charges to effect the separation that are not ongoing in nature have been and will continue to be incurred by Theravance, such as financial, legal, tax, accounting and other advisory fees and regulatory fees. Theravance Biopharma may also incur costs in connection with the separation such as, among other things, facility and information technology system reconfiguration costs. The total amount of such separation charges to be incurred by Theravance Biopharma is not estimable at this time.

 Theravance Biopharma, Inc.
(the Drug Discovery and Development Business of Theravance, Inc.)

Unaudited Pro Forma Combined Balance Sheet
(In thousands)

	September 30, 2013
	Historical (unaudited)	Pro Forma Adjustment		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$—	$300,000	(1)	$300,000
Accounts receivable	451			451
Receivables from collaborative arrangements	1,972			1,972
Notes receivable, current	140			140
Inventories	9,038			9,038
Prepaid and other current assets	2,606			2,606

Total current assets	14,207	300,000		314,207
Restricted cash	833			833
Property and equipment, net	8,564			8,564

TOTAL ASSETS	$23,604	$300,000		$323,604

LIABILITIES AND PARENT COMPANY EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,439	$—		$5,439
Accrued personnel-related expenses	6,811			6,811
Accrued clinical and development expenses	10,599			10,599
Other accrued liabilities	1,937			1,937
Deferred revenue, current	7,942			7,942

Total current liabilities	32,728			32,728
Deferred rent	4,658			4,658
Deferred revenue, non-current	585			585

Total liabilities	37,971			37,971

Commitments and contingencies
Parent company equity (deficit):
Parent company equity (deficit)	(14,367)	14,367	(1)	—
Additional paid in capital	—	285,633	(1)	285,633

Total parent company equity (deficit)	(14,367)	300,000		285,633

TOTAL LIABILITIES AND PARENT COMPANY EQUITY (DEFICIT)	$23,604	$300,000		$323,604

(1)
Cash and cash equivalents pro forma include a cash capital contribution by Theravance, Inc. of approximately $300 million based on the anticipated post-separation capital structure as of September 30, 2013.

Management

        The following table sets forth information as of September 30, 2013 regarding individuals who are expected to serve as our executive officers and as officers of Theravance Biopharma US, Inc. after the spin-off, including their anticipated positions.

Name	Age	Expected Position
Executive Officers
Rick E Winningham	53	Chief Executive Officer
Steven L. Barriere	65	Vice President, Clinical and Medical Affairs of Theravance Biopharma US, Inc.
Oranee T. Daniels	48	Vice President, Clinical Pharmacology and Experimental Medicine of Theravance Biopharma US, Inc.
Renee D. Gala	41	Vice President, Finance
Officers of Theravance Biopharma US, Inc.
Daniel M. Canafax	61	Vice President, Clinical Development
Rebecca L. Coleman	61	Vice President, Regulatory Affairs and Quality
Michael W. Conner	59	Vice President, Safety Assessment/Toxicology
Jeffrey T. Finer	47	Vice President, Molecular and Cellular Biology
Jeffrey A. Hagenah	57	Vice President & Chief Patent Counsel
Sharath S. Hegde	49	Vice President, Pharmacology
Alan Hopkins	62	Vice President of Biometrics
Daniel G. Marquess	45	Vice President, Medicinal Chemistry
Edmund J. Moran	52	Vice President, R&D Program Leader
Carlos A. Parra	61	Vice President, Quality
Heather M. Shane	40	Vice President and Assistant General Counsel

        Rick E Winningham joined Theravance as Chief Executive Officer and a member of the Theravance board of directors in October 2001. From 1997 to 2001 he served as President, Bristol-Myers Squibb Oncology/Immunology/Oncology Therapeutics Network (OTN) and also as President of Global Marketing from 2000 to 2001. In addition to operating responsibility for U.S. Oncology/Immunology/OTN at Bristol-Myers Squibb, Mr. Winningham also had full responsibility for Global Marketing in the Cardiovascular, Infectious Disease, Immunology, Oncology/ Metabolics and GU/GI/Neuroscience therapeutic areas. Mr. Winningham held various management positions with Bristol-Myers Squibb and its predecessor, Bristol-Myers, since 1986. Mr. Winningham is a member of the board of directors of Jazz Pharmaceuticals, Inc. and the California Healthcare Institute. Mr. Winningham holds an M.B.A. from Texas Christian University and a B.S. degree from Southern Illinois University.

        Steven L. Barriere, Pharm.D., joined Theravance in 2002 as Senior Director, Clinical Research and was promoted to Vice President, Clinical and Medical Affairs in April 2008. Prior to joining Theravance, Dr. Barriere worked in anti-infective development programs at several biopharmaceutical companies. Prior to joining the pharmaceutical industry, Dr. Barriere held academic positions at University of California, San Francisco and University of California, Los Angeles. He is a Fellow of the Infectious Diseases Society of America and the American College of Clinical Pharmacy. Dr. Barriere obtained his Pharm.D. degree from the University of California, San Francisco, and currently holds an academic title at the University of California, San Francisco, where he is a Clinical Professor.

        Oranee T. Daniels, M.D., joined Theravance as Vice President, Clinical Pharmacology, in January 2009. In January 2011, she became Vice President, Clinical Pharmacology and Experimental Medicine.

Prior to joining Theravance, Dr. Daniels worked in the Early Development—Clinical Pharmacology at Amgen Inc. since 2004, most recently as Executive Director. From 2001-2004, she was a clinical pharmacologist at Eli Lilly and Company. Early in her career, Dr. Daniels was Assistant Professor in Chulalongkorn University, Bangkok, Thailand and Research Associate of Life Sciences in Stanford University. She obtained her M.D. and completed her residency training in Internal Medicine at Chulalongkorn University. Dr. Daniels holds a M.Sc. degree in Cardiovascular Pharmacology from McMaster University. She completed her Clinical Pharmacology fellowship at Stanford University and is board certified in clinical pharmacology.

        Renee D. Gala joined Theravance in June 2006, initially as Director of Financial Planning and Analysis and then as Senior Director of Finance and Procurement in July 2008. Ms. Gala was promoted to Vice President of Finance in January 2013. From 2001 to 2006, Ms. Gala worked at Eli Lilly and Company, where she held positions of increasing responsibility in global treasury, pharmaceutical sales, and corporate strategy/business development. Prior to joining Eli Lilly, she spent seven years in the energy industry in the United States and internationally in positions focused on corporate finance, project finance, and mergers and acquisitions. Ms. Gala earned a B.S. in Mathematics from Vanderbilt University and an M.B.A. from Columbia Business School.

        Daniel M. Canafax, Pharm.D., joined Theravance in 2011 as Vice President, Clinical Development. Dr. Canafax recently served as Vice President, Clinical Development at XenoPort, Inc. in 2010 and previously from 2002 to 2007. Dr. Canafax served as Vice President and Chief Development Officer at Aryx Therapeutics, Inc. from 2007 to 2010. Prior to these positions, he worked in clinical research in other companies including MedImmune, Inc. and Elan Pharmaceuticals, Inc. Early in his career, Dr. Canafax was a Professor at the University of Minnesota. Dr. Canafax obtained his Pharm.D. degree from the University of Kentucky and he holds a B.S. degree in Pharmacy from Washington State University.

        Rebecca L. Coleman, Pharm.D., joined Theravance in 2002, initially as Director and then as Senior Director of Regulatory Affairs in February 2005. Dr. Coleman was promoted to Vice President, Regulatory Affairs and Quality in October 2008. From 1997 to 2002, she worked in the Clinical Research and Regulatory Affairs departments at Gilead Sciences, Inc., most recently as Director. Prior to her time at Gilead, Dr. Coleman spent 13 years as Pharmacist at the University of California, San Francisco. Dr. Coleman obtained her Pharm.D. degree from the University of the Pacific and currently holds an academic title at the School of Pharmacy, University of California, San Francisco, where she is an Associate Clinical Professor.

        Michael W. Conner, D.V.M., joined Theravance in 1999 as Senior Director of Safety Assessment and Toxicology and was promoted to Vice President, Safety Assessment/Toxicology in February 2001. Prior to joining Theravance, Dr. Conner worked for ten years at Merck Research Laboratories, most recently serving as a Director of Compound Management within the Department of Safety Assessment. Dr. Conner earned a D.V.M. from the University of Georgia, a B.S. degree in Biology from the Massachusetts Institute of Technology, and completed postdoctoral fellowships at Harvard and MIT prior to serving on the faculty of Boston University School of Medicine.

        Jeffrey T. Finer, M.D., Ph.D., joined Theravance in 2011 as Vice President, Molecular and Cellular Biology. Prior to joining Theravance, Dr. Finer served as Vice President, Discovery at Five Prime Therapeutics, Inc. since 2007. From 1998 to 2007, Dr. Finer worked in various positions with increasing responsibility at Cytokinetics, Inc., most recently as Director, Drug Discovery Technologies. Dr. Finer obtained his M.D. and Ph.D. in Biochemistry from Stanford University School of Medicine and he holds B.S. degrees in Chemistry and Biology from Massachusetts Institute of Technology. He completed residency training in Internal Medicine at Stanford and in Ophthalmology at Massachusetts Eye & Ear Infirmary and Harvard Medical School.

        Jeffrey A. Hagenah, Ph.D., joined Theravance in April 2000 as Senior Patent Counsel and was named Chief Patent Counsel in April 2003. He was promoted to Vice President and Chief Patent Counsel in January 2007. Prior to joining Theravance, Dr. Hagenah was an attorney at Burns, Doane, Swecker & Mathis, L.L.P. From 1984 to 1993, he held a variety of positions at Chevron Corporation in the Law Department and in Chevron Chemical Company. Dr. Hagenah holds a J.D. from Boalt Hall at the University of California, Berkeley; a Ph.D. in Chemistry from the University of California, Los Angeles; and a B.S. in Chemistry "With Great Distinction" from California State University, Long Beach.

        Sharath S. Hegde, Ph.D., joined Theravance in September 1999 and has held various positions in the Pharmacology team before being promoted to Vice President in June 2007. Prior to joining Theravance, Dr. Hegde spent nine years at Syntex Corporation, later acquired by Roche Holdings Ltd. Dr. Hegde obtained his Ph.D. in Pharmacology from the University of Houston and obtained his B.Pharm/M.Pharm degree in Pharmacy/Pharmacology from the University of Bombay.

        Alan Hopkins, Ph.D., joined Theravance in 2005 as Senior Director of Biometrics and was promoted to Vice President of Biometrics in January 2010. Prior to joining Theravance, Dr. Hopkins held the following positions: President and Founder of PharmaStat LLC, Vice President of Clinical and Regulatory Sciences for Acumen Sciences, and Senior Director of Medical Affairs at Genentech, Inc. At Genentech, he was responsible for Biostatistics, Data Management and Clinical Information Technology. Dr. Hopkins received his Ph.D. in Biostatistics from the University of California, Berkeley, and obtained both an M.S. in Biostatistics and an A.B. in Quantitative Psychology from the University of California, Los Angeles.

        Daniel G. Marquess, D.Phil., joined Theravance in 1998 and held various positions in the Medicinal Chemistry Department before being promoted to Vice President, Medicinal Chemistry in June 2007. Prior to joining Theravance, Dr. Marquess worked in the Medicinal Chemistry Department at GlaxoSmithKline, Stevenage UK from 1994-1998. Dr. Marquess was a NATO post-doctoral Fellow at Stanford University. He earned his D.Phil. in Organic Chemistry at the University of Oxford. He holds a B.Sc. in Chemistry from Queen's University of Belfast, N. Ireland.

        Edmund J. Moran, Ph.D., joined the Research team at Theravance in February 1998 and was promoted to Director, Research in June 2000. In February 2001, he was promoted to Senior Director, Research and in January of 2003 he was further promoted to Vice President, Research. He is currently responsible for two major research and development programs. Prior to Theravance, Dr. Moran founded the Medicinal Chemistry Department at Ontogen Corporation in 1993 and was its first employee. From 1992 to 1993 he was an NIH postdoctoral Fellow in the laboratories of Professor Peter G. Schultz at the University of California, Berkeley. Dr. Moran obtained his Ph.D. in Organic Chemistry from the University of California, Los Angeles. He holds a B.S. degree in Chemistry from the University of Connecticut.

        Carlos A. Parra joined Theravance as Vice President, Quality in July 2009. Prior to joining Theravance, Mr. Parra served as a Vice President of Quality at Alexza Pharmaceuticals. From 2002-2008, he worked at Telik, Inc., a biopharmaceutical company, most recently as the Vice President, Operations and Quality. Mr. Parra previously was a Principal Partner at West Coast Associates, a consulting firm to the pharmaceutical, biopharmaceutical, and device industries, from 1996 to 2002. Prior to that, he worked in various quality management capacities at other companies including Somatogen, Inc., Syntex Research, Genentech, Abbott Laboratories, and American Hospital Supply. Mr. Parra holds a B.S. in Microbiology from University of Texas, El Paso.

        Heather M. Shane joined Theravance as Senior Director and Assistant General Counsel in September 2005 and was promoted to Vice President & Assistant General Counsel in February 2011. Prior to joining Theravance, she was a corporate attorney at Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP where she focused on private financings, fund formations, mergers &

acquisitions and public offerings. Ms. Shane graduated from the University of California at Santa Barbara with a B.A. in English Literature and obtained her J.D. from New York University School of Law.

Employment Arrangements

        We have or will have at the effective date of the spin-off entered into employment offer letters with each of our named executive officers in connection with their start of employment with us. None of these employment offer letters provides for or will provide for a specific term of employment, each officer is an "at-will" employee and each officer's employment may be terminated by either party at any time.

Board of Directors

Members of the Board of Directors

        Our board of directors currently is expected to be comprised of eight members in the near term after the spin-off. The following table sets forth information as of September 30, 2013 regarding individuals who are expected to serve as our Board of Directors immediately after the spin-off:

Name	Age
Henrietta H. Fore	64
Robert V. Gunderson, Jr.	61
Arnold J. Levine Ph.D.	74
Burton G. Malkeil Ph.D.	81
Peter S. Ringrose Ph.D.	68
George M. Whitesides Ph.D.	74
Rick E Winningham	53
William D. Young	69

        Henrietta Holsman Fore has served as a director since October 2013. Ms. Fore has also served as a director of Theravance since October 2010, but is expected to resign as a director of Theravance prior to the spin-off. Ms. Fore has served as the Chairman of the Board and Chief Executive Officer of Holsman International, an investment and management company, since 2009. From 2007 to 2009, Ms. Fore served as the Administrator of the U.S. Agency for International Development (USAID), and Director of United States Foreign Assistance, holding the equivalent rank as Deputy Secretary of State. In this position she was responsible for managing U.S. foreign assistance to countries recovering from disaster, trying to escape poverty, and engaging in democratic reforms. She also served on the Boards of the Overseas Private Investment Corporation, and the Millennium Challenge Corporation during this period. From 2005 to 2007, Ms. Fore served as Under Secretary of State for Management, the Chief Operating Officer for the Department of State, where she was responsible for the people, resources, facilities, technology and security of the Department and was the Secretary's principal advisor on management issues. Ms. Fore is a Trustee of the Center for Strategic and International Studies, the Aspen Institute, the Asia Society, and the Center for Global Development. She serves on the Boards of Exxon Mobil Corporation, Diagnostics for All, and the Committee Encouraging Corporate Philanthropy, the Initiative for Global Development, and the Middle East Investment Initiative. She is co-Chair of Women Corporate Directors. Ms. Fore has a Bachelor of Arts degree in History from Wellesley College and a Master of Science degree in Public Administration from the University of Northern Colorado. Ms. Fore's senior management experience at high levels within the U.S. government and her current experience as a chief executive officer and chairman of an investment and management company contributed to our conclusion that she should serve as a director.

        Robert V. Gunderson, Jr. has served as a director since October 2013. Mr. Gunderson has also served as a director of Theravance since September 1999, but is expected to resign as a director of Theravance prior to the spin-off. He is a founding partner of the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, where he has practiced since 1995. Mr. Gunderson currently serves as a director of a number of private companies. Mr. Gunderson holds a J.D. from the University of Chicago, where he was Executive Editor of The University of Chicago Law Review. Mr. Gunderson also received an M.B.A. in Finance from The Wharton School, University of Pennsylvania and an M.A. from Stanford University. Mr. Gunderson's demonstrated leadership in his field, his understanding of our industry and his knowledge of financial and financing matters contributed to our conclusion that he should serve as a director.

        Arnold J. Levine, Ph.D., has served as a director since October 2013. Dr. Levine has also served as a director of Theravance from inception until February 2002 and again from June 2003 until present, but is expected to resign as a director of Theravance prior to the spin-off. He rejoined our Board of Directors in June 2003. Dr. Levine is currently a professor at The Cancer Institute of New Jersey, Robert Wood Johnson School of Medicine, New Brunswick, NJ, and a professor at the Institute for Advanced Study, Princeton, NJ, positions he has held since January 2003. He was President of The Rockefeller University from 1998 until his retirement in February 2002. He was the Harry C. Wiess Professor in Life Sciences and former Chairman of the Department of Molecular Biology at Princeton University from 1984 until 1996. Dr. Levine is a member of the board of directors of Life Technologies, Inc. In addition, in the past five years, Dr. Levine has served on the board of directors of Infinity Pharmaceuticals, Inc. He is a member of the National Academy of Sciences. Dr. Levine was Editor-in-Chief of the Journal of Virology from 1984 to 1994 and is a member of scientific advisory boards of several cancer centers. Dr. Levine holds a Ph.D. in Microbiology from the University of Pennsylvania and a B.A. from Harpur College, State University of New York at Binghamton. Dr. Levine's demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contributed to our conclusion that he should serve as a director.

        Burton G. Malkiel, Ph.D., has served as a director since October 2013. Dr. Malkeil has also served as a director of Theravance since July 2007, but is expected to resign as a director of Theravance prior to the spin-off. Dr. Malkiel, the Chemical Bank Chairman's Professor of Economics at Princeton University, is the author of A Random Walk Down Wall Street. He is also the author of over 125 articles and is the author or co-author of nine other books. From 1981 to 1988 he was dean of the Yale University School of Management and also served as the William S. Beinecke Professor of Management Studies. He is a past appointee to the President's Council of Economic Advisors. In addition, Dr. Malkiel currently serves on the board of directors of several corporations including The Vanguard Group Ltd. and Genmab. He also serves on several investment management boards including the Investment Committees for the American Philosophical Association and Alpha Shares, LLC. He is a past president of the American Finance Association and the International Atlantic Economic Association. He holds a B.A. and MBA degree from Harvard University and a Ph.D. degree from Princeton University. Dr. Malkiel's demonstrated leadership in his field, his knowledge of financial and financing matters, and his ability to serve as a financial expert on our Audit Committee contributed to our conclusion that he should serve as a director.

        Peter S. Ringrose, Ph.D., has served as a director since October 2013. Dr. Ringrose has also served as a director of Theravance since April 2010, but is expected to resign as a director of Theravance prior to the spin-off. Dr. Ringrose was Chief Scientific Officer and President of Bristol Myers Squibb Pharmaceutical Research Institute from 1997-2002 and Senior Vice-President for Worldwide Drug Discovery at Pfizer Inc from 1982-1996. Since 2002 Dr. Ringrose has served as chair of the Biotechnology and Biological Sciences Research Council UK (2003-2009) and was a non-executive director of Cambridge Antibody Technology until its acquisition by Astra Zeneca in 2006 and non-executive director of Astex Therapeutics Ltd. until its acquisition by SuperGen in 2011. He is currently a non-executive director of Rigel Pharmaceuticals Inc. and Biotica Technology Ltd. Dr. Ringrose is a council member of the UK Foundation for Science and Technology and was a member the UK Government's Technology Strategy Board until 2009. Dr. Ringrose received a BSc, MA and PhD from the University of Cambridge. His significant scientific leadership experience in the pharmaceutical industry contributed to our conclusion that Dr. Ringrose should serve as a director.

        George M. Whitesides, Ph.D., has served as a director since October 2013. Dr. Whitesides has also served as a director of Theravance since its inception in 1996, but is expected to resign as a director of Theravance prior to the spin-off. He has been Woodford L. and Ann A. Flowers University Professor at Harvard University since 2004. From 1986 until 2004, Dr. Whitesides was Mallinckrodt Professor of Chemistry at Harvard University. From 1982 until 1991 he was a member of the Department of Chemistry at Harvard University and Chairman of the Department of Chemistry from 1986 until 1989. He was a faculty member of the Massachusetts Institute of Technology from 1964 until 1982. Dr. Whitesides was a 1998 recipient of the National Medal of Science. He is a member of the editorial boards of 14 scientific journals. He is also a member of the board of directors of Surface Logix, Inc., Nano-Terra Inc., Arsenal Biomedical, Inc. and 480 Biomedical, Inc. In addition, in the past five years, Dr. Whiteside has served on the board of directors of Rohm and Haas Company. Dr. Whitesides holds a Ph.D. in Chemistry from the California Institute of Technology and a B.A. from Harvard University. Dr. Whiteside's demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contributed to our conclusion that he should serve as a director.

        Rick E Winningham has served as a director since July 2013. Mr. Winningham has also served as a director of Theravance since October 2001 and is expected to continue to serve as a director of Theravance following the spin-off. From 1997 to 2001 he served as President, Bristol-Myers Squibb Oncology/Immunology/Oncology Therapeutics Network (OTN) and also as President of Global Marketing from 2000 to 2001. In addition to operating responsibility for U.S. Oncology/Immunology/OTN at Bristol-Myers Squibb, Mr. Winningham also had full responsibility for Global Marketing in the Cardiovascular, Infectious Disease, Immunology, Oncology/ Metabolics and GU/GI/Neuroscience therapeutic areas. Mr. Winningham held various management positions with Bristol-Myers Squibb and its predecessor, Bristol-Myers, since 1986. Mr. Winningham is a member of the board of directors of Jazz Pharmaceuticals, Inc. and the California Healthcare Institute. Mr. Winningham holds an M.B.A. from Texas Christian University and a B.S. degree from Southern Illinois University. We believe that it is appropriate and desirable for our Chief Executive Officer to serve on our Board. Mr. Winningham's demonstrated leadership in his field, his prior senior management experience in our industry and his experience as our Chief Executive Officer contributed to our conclusion that he should serve as a director.

        William D. Young has served as a director since October 2013. Mr. Young has also served as a director of Theravance since April 2001, but is expected to resign as a director of Theravance prior to the spin-off. He is currently a Venture Partner at Clarus Ventures and Executive Chairman of NanoString Technologies and Chairman of TyRx, Inc., Clarus portfolio companies. Mr. Young served from 1999 until 2009 as Chairman of the board of directors and Chief Executive Officer of Monogram Biosciences, Inc. From 1980 to 1999 Mr. Young was employed at Genentech, Inc., most recently as Chief Operating Officer, where he was responsible for all Product Development, Manufacturing and Commercial functions. Prior to joining Genentech, Mr. Young worked at Eli Lilly and Company for fourteen years and held various positions in production and process engineering, antibiotic process development and production management. He is Chairman of the board of directors of Biogen Idec, Inc. and a member of the board of directors of BioMarin, Inc. Mr. Young received his M.B.A. from Indiana University and his B.S. in Chemical Engineering from Purdue University, and an honorary Doctorate of Engineering from Purdue University. Mr. Young was elected to The National

Academy of Engineering in 1993 for his contributions to biotechnology. Mr. Young's demonstrated leadership in his field, his understanding of our industry and his senior management experience in several companies in our industry contributed to our conclusion that he should serve as a director.

        We expect to have a classified board of directors at the time of the spin-off consisting of three classes of directors, each serving staggered three-year terms. Our directors will be divided among classes as follows:

  •
  Class I directors, whose initial term will expire at the annual general meeting of shareholders to be held in 2015, will consist of                                ;

  •
  Class II directors, whose initial term will expire at the annual general meeting of shareholders to be held in 2016, will consist of                                ; and

  •
  Class III directors, whose initial term will expire at the annual general meeting of shareholders to be held in 2017, will consist of                                .

Independence of Directors

        We expect a majority of the members of our board of directors will qualify as independent directors as defined in Rule 5605 of the Nasdaq Marketplace rules for listed companies.

        Each expected member of each of our Compensation, Nominating and Governance and Audit Committees is also expected to qualify as an independent director under Nasdaq's Marketplace rules for listed companies.

Board Committees

        Our board of directors has established the following four standing committees: Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee, and Science and Technology Advisory Committee. It also plans to establish a Stock Option Committee.

        The Audit Committee of the board of directors will oversee our accounting practices, systems of internal controls and financial reporting processes. For this purpose, the functions of our Audit Committee will include:

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  Approving the engagement of the independent auditors;

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  Determining whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

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  Reviewing and approving all audit and permissible non-audit services provided by the independent auditors;

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  Conferring with management and the independent auditors regarding the effectiveness of internal controls, financial reporting processes and disclosure controls;

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  Consulting with management and the independent auditors regarding our policies governing financial risk management;

  •
  Reviewing and discussing reports from the independent auditors on critical accounting policies;

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  Establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

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  Reviewing the financial statements to be included in our Annual Report on Form 10-K;

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  Discussing with management and the independent auditors the results of the annual audit and the results of quarterly reviews and any significant changes in our accounting principles; and

  •
  Reviewing and approving related-person transactions in accordance with our policies and procedures with respect to related-person transactions and applicable Nasdaq rules.

  Compensation Committee

        The Compensation Committee of the board of directors will review and approve the overall compensation strategy and policies for the Company. The functions of the Compensation Committee will include:

  •
  Reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

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  Reviewing and approving the compensation and other terms of employment of our principal executive officer and other executive officers;

  •
  Approving the individual bonus programs in effect for the principal executive officer, other executive officers and key employees for each fiscal year;

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  Recommending to the board of directors the compensation of the directors;

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  Recommending to the board of directors the adoption or amendment of equity and cash incentive plans and approving the adoption of and amendments to these plans;

  •
  Granting stock options and other equity awards; and

  •
  Administering our equity incentive plans and similar programs.

        We expect that the Compensation Committee will retain an independent compensation consultant to advise on various matters related to compensation of officers and directors and general compensation programs and matters, including in connection with planning for the spin-off. We expect that the Compensation Committee will continue the engagement of an independent compensation consultant to advise on these matters for us after the spin-off.

        Our Compensation Committee would generally engage independent compensation consultants to provide:

  •
  Assistance in selecting a peer group of companies for executive compensation comparison purposes;

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  Comparative market data on officer and board director compensation practices and programs of peer companies and competitors;

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  Guidance on industry best practices and emerging trends and developments in officer and board director compensation;

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  Preparation of tally sheets for each officer; and

  •
  Advice on determining the total compensation of each of our officers and the material elements of total compensation, including (1) annual base salaries, (2) target cash bonus amounts, (3) stock option awards and (4) restricted share awards.

        We expect that any independent compensation consultant will serve at the pleasure of the Compensation Committee rather than our management and its fees will be approved by the Compensation Committee. The Compensation Committee will assess the independence of compensation consultants pursuant to SEC rules and to confirm that no conflict of interest exists that would prevent compensation consultants from independently representing the Compensation

Committee. The Compensation Committee, in consultation with its compensation consultants, reviews and approves the overall strategy for compensating members of the board of directors. Specifically, the Compensation Committee reviews the compensation of the directors and recommends to the board of directors any changes to the compensation of the directors.

  Nominating/Corporate Governance Committee

        The Nominating/Corporate Governance Committee of the board of directors is responsible for:

  •
  Identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria to be approved by the board of directors);

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  Reviewing and evaluating incumbent directors;

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  Recommending to the board of directors for selection candidates for election to the board of directors, making recommendations to the board of directors regarding the membership of the committees of the board of directors; and

  •
  Assessing the performance of the board of directors and advising the board of directors on corporate governance principles.

        The Nominating/Corporate Governance Committee will work to ensure that candidates for director have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The committee will also consider such factors as having relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to our affairs, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of our shareholders. However, the Nominating/Corporate Governance Committee will retain the right to modify these qualifications from time to time.

        Candidates for director nominees will be reviewed in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our shareholders. While we will not have a formal policy on diversity, our Nominating/Corporate Governance Committee will consider diversity of experience as one of the factors it considers in conducting its assessment of director nominees, along with such other factors as it deems appropriate given the then current needs of the board of directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, our Nominating/Corporate Governance Committee will review such directors' overall service during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the committee will also determine whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

        The committee will use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee will conduct appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors. The committee will meet to discuss and consider such candidates' qualifications and then select a nominee for recommendation to the board of directors by majority vote.

        The Nominating/Corporate Governance Committee will consider director candidates recommended by shareholders and evaluate them using the same criteria as candidates identified by the board of directors or the Nominating/Corporate Governance Committee for consideration. If a shareholder of the Company wishes to recommend a director candidate for consideration by the Nominating/

Corporate Governance Committee, the shareholder recommendation should be delivered to the Secretary of the Company in writing at the principal executive offices of the Company, and must include information regarding the candidate and the shareholder making the recommendation as required by a to be established communications policy.

  Science and Technology Advisory Committee

        The Science and Technology Advisory Committee of the board of directors will review and discuss scientific and technological matters affecting the Company. The Science and Technology Advisory Committee will also identify scientific and technological matters that may affect Theravance Biopharma in the future, and will develop strategies to address these issues in our research plans.

  Stock Option Committee

        The primary purpose of the Stock Option Committee, of which Rick E Winningham will be the sole member, will be to approve and grant options and other equity grants to employees who are not executive officers. Grants to executive officers will be made by our Compensation Committee.

 Compensation of Non-Employee Directors

        We have not yet established arrangements to compensate our non-employee directors for their services to us following the spin-off; however, we anticipate that the compensation will be composed of both cash and equity awards, the latter of which will be granted under the equity incentive plan that we have adopted in connection with the spin-off.

        In addition, as described in "The Spin-Off—Treatment of Outstanding Theravance Equity Awards in Connection with the Spin-Off" above, the Theravance stock options and RSUs held by Theravance non-employee directors who transfer to our board of directors have been amended, effective as of immediately prior to and contingent upon the spin-off, so that the vesting of such awards will accelerate and, with respect to the stock options, that they will remain outstanding for the remainder of their respective terms based on service on our board of directors following the spin-off.

Compensation of Named Executive Officers

2012 Summary Compensation Table

        The following table sets forth all of the compensation awarded to, earned by, or paid to the persons we expect to be our "principal executive officer" and our two other highest paid executive officers based on the compensation they received from Theravance (our "named executive officers") for fiscal year 2012 and for Rick E Winningham, who is also the "principal executive officer" of Theravance, for fiscal year 2011. The amounts and forms of compensation set forth in the table below reflect compensation from Theravance and are not necessarily indicative of the compensation the officers may receive following the spin-off.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Rick E Winningham	2012	833,280	35,112	199,210	450,888	500	1,518,990
Chief Executive Officer	2011	812,796	0	5,440,600	586,521	1,025	6,840,942
Steven L. Barriere	2012	315,329	7,586	434,640	97,414	500	855,469
Vice President, Clinical
and Medical Affairs of Theravance Biopharma US, Inc.
Oranee T. Daniels	2012	320,454	6,791	434,640	87,209	500	849,594
Vice President, Clinical
Pharmacology and
Experimental Medicine of Theravance Biopharma US, Inc.

(1)
Includes amounts deferred pursuant to Theravance's 401(k) plan.

(2)
The amounts in this column reflect credit awarded at the discretion of the Theravance Compensation Committee with respect to two of the performance goals applicable to Theravance's 2012 annual cash bonus program, as discussed in greater detail in the "Annual Cash Incentive Compensation" section of the "Compensation Discussion and Analysis" of the Theravance proxy statement filed with the SEC on March 12, 2013.

(3)
The amounts in this column represent the aggregate grant date fair value of stock awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 8 of the notes to Theravance's consolidated financial statements in Theravance's Annual Report on Form 10-K filed on February 26, 2013 for a discussion of all assumptions made by Theravance in determining the grant date fair values of its equity awards. Each named executive officer was granted RSAs by Theravance in February 2012. For Mr. Winningham, the vesting of 50% of such RSAs was tied to the achievement of one of three possible performance goals, as described in greater detail in the "Performance-Based Vesting in 2012 and 2013" section of the "Compensation Discussion and Analysis" of the Theravance proxy statement filed with the SEC on March 12, 2013. The grant date fair value of the performance-contingent portion of Mr. Winningham's RSAs assuming that one of the milestones was achieved is $199,210. In accordance with SEC rules, the grant date fair value of any award subject to a performance condition is based on the probable outcome of the performance conditions. At the time Mr. Winningham's RSAs were granted, it was not probable that any of the performance milestones would be achieved and therefore no amount attributable to the performance-contingent portion of his award is included in the "stock awards" column. One of the performance goals applicable to Mr. Winningham's award has since been achieved.

(4)
The amounts in this column reflect cash bonus awards earned by the named executive officers under Theravance's 2011 and 2012 annual cash bonus plans, which were paid in the first quarter of the following year. Theravance's 2012 annual cash bonus plan is discussed in greater detail in the "Annual Cash Incentive Compensation" section of the "Compensation Discussion and Analysis" of the Theravance proxy statement filed with the SEC on March 12, 2013.

(5)
Reflects a tax-gross up payment in 2011 on an iPad gift given as a reward for approval of VIBATIV® (telavancin) by regulatory authorities in the European Union, and a $500 401(k) matching contribution by Theravance in each of 2011 and 2012. The gross-up payment on the iPad gift and the 401(k) matching contributions were provided to all Theravance employees.

Narrative Disclosure to Summary Compensation Table

Named Executive Officer Compensation Following the Spin-Off

        While compensation programs for Theravance Biopharma employees, including our named executive officers, have not yet been completely finalized, following the spin-off we anticipate that the compensation paid to our named executive officers will consist of the same elements that were provided to our named executive officers by Theravance prior to the spin-off, namely base salary, annual cash incentive compensation, equity incentive compensation and post-termination protection.

        Base salary.    We anticipate that the initial base salaries for our named executive officers will be the same as those set by Theravance's Compensation Committee for fiscal 2013, which are as follows: Mr. Winningham, $864,202; Dr. Barriere, $327,159; and Dr. Daniels, $331,674; provided, however, that it is anticipated that the base salary of Mr. Winningham will be adjusted to reflect his part-time employment with us.

        Annual Cash Incentive Compensation.    Currently our named executive officers are eligible for annual cash incentives pursuant to Theravance's company-wide bonus program. We anticipate that our named executive officers will continue to be eligible for annual cash incentives pursuant to a company-wide bonus program that we adopt. We anticipate that the target bonus percentages (of an officer's annualized base salary for the year) for our named executive officers will remain the same as those set by Theravance's Compensation Committee for fiscal 2013, which are as follows: Mr. Winningham, 60%; Dr. Barriere and Dr. Daniels, 30%.

        Equity Incentive Compensation.    We anticipate that our employees, including our named executive officers, will be granted initial equity awards for Theravance Biopharma common shares pursuant to our equity incentive plan following the spin-off and will thereafter be considered for annual replenishment equity awards. As described above in "The Spin-Off—Treatment of Outstanding Theravance Equity Awards in Connection with the Spin-Off," we also expect that our employees will continue to vest in their outstanding Theravance equity awards based on service to us following the spin-off.

        Post-Termination Protection.    Currently our named executive officers participate in Theravance's change in control plan, as described below in "Change in Control Severance Plan." We have adopted a similar change in control plan that our named executive officers will be eligible to participate in, as described below in "Change in Control Severance Plan."

Theravance Biopharma Employment Arrangements

        Prior to the spin-off, we expect to enter into employment offer letters with each of our named executive officers. We expect that these offer letters will set forth the officer's initial base salary, target bonus opportunity and will provide that the officer's employment will be "at will" and may be terminated by either party at any time.

Outstanding Theravance Equity Awards at 2012 Fiscal Year-End

        The following table sets forth information regarding each unexercised option to purchase shares of Theravance's common stock, all restricted common stock of Theravance and all restricted stock units for shares of Theravance's common stock held by each of our named executive officers as of December 31, 2012. The treatment of outstanding Theravance equity awards in connection with the spin-off is described in greater detail in the section titled "The Spin-Off—Treatment of Outstanding Theravance Equity Awards in Connection with the Spin-Off" above. All equity awards granted under Theravance's equity plans will fully vest in the event of a change in control of Theravance unless the awards are assumed by the successor corporation or replaced with comparable awards. For additional information regarding other vesting acceleration provisions applicable to the outstanding Theravance equity awards held by our named executive officers, please see the section titled "Change in Control Severance Plan" below.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
(a)	(b)		(c)	(e)	(f)	(g)		(h)	(i)		(j)
Rick E Winningham	385,161	(3)	—	9.6875	3/28/2014	—		—	—		—
	69,355	(4)	—	29.65	2/7/2016	—		—	—		—
	69,355	(5)	—	34.00	2/13/2017	—		—	—		—
	—		—	—	—	5,000	(6)	111,200	—		—
	—		—	—	—	34,375	(7)	764,500	—		—
	—		—	—	—	143,000	(8)	3,180,320	82,500	(9)	1,834,800
	—		—	—	—	22,000	(10)	489,280	—		—
Steven L. Barriere	9,580	(11)	—	$3.10	2/24/2014	—		—	—		—
	15,000	(12)	—	$18.37	2/9/2015	—		—	—		—
	24,900	(4)	—	$29.65	2/7/2016	—		—	—		—
	10,000	(5)	—	$34.00	2/13/2017	—		—	—		—
	—		—	—	—	1,844	(6)	41,011	—		—
	—		—	—	—	7,500	(7)	166,800	—		—
	—		—	—	—	13,500	(8)	300,240	—		—
	—		—	—	—	—		—	25,000	(13)	556,000
	—		—	—	—	24,000	(10)	533,760	—		—
Oranee T. Daniels	47,917	(14)	2,083	$14.20	2/1/2019	—		—	—		—
	—		—	—	—	625	(15)	13,900	—		—
	—		—	—	—	7,500	(7)	166,800	—		—
	—		—	—	—	13,500	(8)	300,240	—		—
	—		—	—	—	24,000	(10)	533,760	—		—

(1)
Computed in accordance with SEC rules as the number of unvested RSUs or RSAs, as applicable, multiplied by the closing market price of Theravance's common stock at the end of the 2012 fiscal year, which was $22.24 on December 31, 2012 (the last business day of the 2012 fiscal year). The actual value (if any) to be realized by the officer depends on whether the shares vest and the future performance of Theravance's common stock.

(2)
Computed in accordance with SEC rules as the number of unvested RSAs multiplied by the closing market price of Theravance's common stock at the end of the 2012 fiscal year, which was $22.24 on December 31, 2012. The actual value (if any) to be realized by the officer depends on whether the performance milestones related thereto are achieved, whether the shares vest following achievement of the performance milestones, and the future performance of Theravance's common stock.

(3)
Mr. Winningham received a grant of an option to purchase shares of Theravance common stock under Theravance's 1997 Stock Option Plan on March 29, 2004. This option vested over a five-year period from the date of grant and became fully vested on March 29, 2009.

(4)
Mr. Winningham and Dr. Barriere received grants of options to purchase shares of Theravance common stock under Theravance's 2004 Incentive Plan on February 8, 2006. These options vested over a four-year period from the date of grant and became fully vested on February 8, 2010.

(5)
Mr. Winningham and Dr. Barriere received grants of options to purchase shares of Theravance common stock under Theravance's 2004 Incentive Plan on February 14, 2007. These options vested over a four-year period from the date of grant and became fully vested on February 14, 2011.

(6)
Mr. Winningham and Dr. Barriere received RSUs under Theravance's 2004 Incentive Plan on March 20, 2009. Each RSU vested in equal quarterly installments over approximately four years from the date of grant and became fully vested on February 20, 2013.

(7)
Mr. Winningham, Dr. Barriere and Dr. Daniels each received RSUs under Theravance's 2004 Incentive Plan on February 10, 2010. Each RSU vests in equal quarterly installments over approximately four years from the date of grant, provided the holder remains in continuous service with Theravance through each vesting date. Includes 17,188 RSUs in the case of Mr. Winningham that were subject to achievement of performance goals by December 31, 2011 that have already been achieved.

(8)
Mr. Winningham, Dr. Barriere and Dr. Daniels each received RSAs under Theravance's 2004 Incentive Plan on February 11, 2011. In the case of Mr. Winningham, 20% of the RSAs vested on February 20, 2012, and the remaining 80% of the RSAs vest in equal quarterly installments over the next four years, provided the holder remains in continuous service with Theravance through each vesting date. In the case of Dr. Barriere and Dr. Daniels, 25% of the RSAs vested on February 20, 2012, and the remaining 75% of the RSAs vest in equal quarterly installments over the next three years, provided the holder remains in continuous service with Theravance through each vesting date.

(9)
Mr. Winningham received performance-contingent RSAs under Theravance's 2004 Incentive Plan on February 11, 2011, which we refer to herein as the Six-Year Performance RSAs. The vesting of these RSAs is contingent upon the achievement of performance milestones by December 31, 2016 as well as continued employment with Theravance, as described in detail in the "Equity Incentive Compensation" section of the Theravance proxy statement filed with the SEC on April 16, 2012. In accordance with SEC rules, the number of shares in column (i) and the value of those shares in column (j) reflects threshold performance assuming milestones that add up to ten points are achieved.

(10)
Mr. Winningham, Dr. Barriere and Dr. Daniels each received RSAs under Theravance's 2004 Incentive Plan on February 15, 2012. The first 25% of the RSAs vested on February 20, 2013, and the remaining 75% of the RSAs vest in equal quarterly installments over three years thereafter, provided the holder remains in continuous service with Theravance through each vesting date. Includes 11,000 RSAs in the case of Mr. Winningham that were subject to achievement of a performance goal by December 31, 2013 that has already been achieved.

(11)
Dr. Barriere received a grant of an option to purchase shares of Theravance common stock under Theravance's 1997 Stock Plan on February 25, 2004. This option vested over a four-year period from the date of grant and became fully vested on February 25, 2008.

(12)
Dr. Barriere received a grant of an option to purchase shares of Theravance common stock under Theravance's 2004 Incentive Plan on February 10, 2005. This option vested over a four-year period from the date of grant and became fully vested on February 10, 2009.

(13)
Dr. Barriere received a performance-contingent RSA under our 2004 Incentive Plan on August 29, 2011. The vesting of this RSA is contingent upon the achievement of a performance goal related to FDA approval of Theravance's drug application for telavancin for the treatment of hospital acquired pneumonia (or nosocomial pneumonia) by December 31, 2013 as well as continued employment with Theravance. As the RSA is only subject to one performance goal, the number of shares in column (i) and the value of those shares in column (j) reflects achievement of the one performance goal and full vesting of the RSA. The performance goal was achieved in July 2013.

(14)
Dr. Daniels received a grant of an option to purchase shares of Theravance common stock under Theravance's 2004 Incentive Plan on February 2, 2009 in connection with the commencement of her employment. This option vested over a four-year period from the date of grant and became fully vested on February 2, 2013.

(15)
Dr. Daniels received RSUs under Theravance's 2004 Incentive Plan on March 2, 2009 in connection with the commencement of her employment. The RSUs vested over approximately four years from the date of grant and became fully vested on February 20, 2013.

Change in Control Severance Plan

        Currently, our named executive officers participate in Theravance's change in control severance plan, which provides for the following benefits if a named executive officer is subject to an involuntary termination within 3 months prior to or 24 months after a change in control of Theravance, provided the officer signs a release of claims:

  •
  In the case of Theravance's Vice Presidents (including Dr. Barriere and Dr. Daniels), a lump sum payment equal to 100% of the officer's annual base salary and target bonus.

  •
  In the case of Theravance's Chief Executive Officer, Mr. Winningham, a lump sum payment equal to 200% of the officer's annual base salary and target bonus.

  •
  A pro-rata portion of the named executive officer's target bonus based on the number of full months of employment completed in the year of termination.

  •
  Continuation of the officer's health and welfare benefits for the shorter of 12 months (in the case of Theravance's Vice Presidents) or 24 months (in the case of Theravance's Chief Executive Officer) or the expiration of the officer's continuation coverage under COBRA.

  •
  Full vesting of any unvested stock options, RSAs and RSUs held by the officer; provided, however, that the Six-Year Performance RSAs held by Mr. Winningham for which the performance milestones have not been achieved as of the date vesting would occur under Theravance's change in control severance plan would be subject to reduced vesting acceleration if the per share value to be received by a holder of Theravance common stock is less than $49.46.

  •
  In the case of named executive officers eligible to participate in the change in control severance plan prior to December 16, 2009, a tax gross-up payment in the event an independent accounting firm selected by Theravance determines that the named executive officer would be subject to excise taxes under Section 4999 of the Code as a result of payments under the change in control severance plan or otherwise.

        Following the spin-off, we expect that Mr. Winningham, who is expected to also remain an officer of Theravance, will continue to be eligible to participate in the Theravance change in control severance plan; however, we do not expect that Dr. Barriere or Dr. Daniels will be eligible to continue to participate in such plan. As a result, we have adopted a similar severance plan, effective as of immediately following the spin-off, that will provide substantially similar benefits as the Theravance plan in the event we undergo a change in control after the spin-off. In addition, as described in "The Spin-Off—Treatment of Outstanding Theravance Equity Awards in Connection with the Spin-Off" above, we expect that outstanding Theravance equity awards held by Theravance Biopharma employees, including our named executive officers, will be amended so that they will fully vest in the event the Theravance Biopharma employee (who is not also an employee of Theravance) is subject to an involuntary termination in connection with or following a change in control of Theravance Biopharma.

        A "change in control" for purposes of Theravance's change in control severance plan includes:

  •
  The consummation of a merger or consolidation if persons who were not Theravance's stockholders prior to the merger or consolidation own 50% or more of the voting securities of the surviving company and its parent.

  •
  A sale, transfer or other disposition of all or substantially all of Theravance's assets.

  •
  A change in the composition of Theravance's board of directors as a result of which fewer than 50% of the incumbent directors either were directors on the date 24 months prior to the change in control (the "Original Directors") or were appointed or nominated for election to the board of directors by a majority of the Original Directors or directors whose appointment or nomination was approved by at least 50% of the Original Directors.

  •
  A transaction as a result of which any person becomes the beneficial owner of 50% or more of Theravance's outstanding voting securities.

        A transaction shall not constitute a change in control of Theravance if its sole purpose is to change the state of Theravance's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Theravance's securities immediately before such transaction. In addition, except with respect to a GSK Change In Control (defined below), the following purchases of Theravance stock by GSK will not constitute a change in control:

  •
  The exercise by GSK of any of its rights under the Amended and Restated Governance Agreement, dated as of June 4, 2004, as amended, among Theravance, GSK, GlaxoSmithKline LLC and Glaxo Group Limited (the "Governance Agreement") to representation on Theravance's board of directors (and its committees).

  •
  Any acquisition by GSK of securities of Theravance (whether by merger, tender offer, private or market purchases or otherwise) not prohibited by the Governance Agreement.

        A "GSK Change In Control" means the acquisition by GSK, in compliance with the provisions of the Governance Agreement, of 100% of Theravance's outstanding voting stock.

        A "change in control" for purposes of our change in control severance plan includes:

  •
  The consummation of a merger or consolidation if persons who were not our stockholders prior to the merger or consolidation own 50% or more of the voting securities of the surviving company and its parent.

  •
  A sale, transfer or other disposition of all or substantially all of our assets.

  •
  A change in the composition of our board of directors as a result of which fewer than 50% of the incumbent directors either were directors on the date 12 months prior to the change in control (the "Original Directors") or were appointed or nominated for election to the board of directors by a majority of the Original Directors or directors whose appointment or nomination was approved by at least 50% of the Original Directors.

  •
  A transaction as a result of which any person becomes the beneficial owner of 50% or more of our outstanding voting securities.

        A transaction shall not constitute a change in control of Theravance Biopharma if its sole purpose is to change our country or state of incorporation, as applicable, or to create a holding company that will be owned in substantially the same proportions by the persons who held our securities immediately before such transaction. In addition, a transaction shall not constitute a change in control of Theravance Biopharma unless it also constitutes a "change in control event" under Treasury Regulation 1.409A-3(a)(5).

        An "involuntary termination" for purposes of both the Theravance change in control severance plan and our change in control severance plan means a termination of an officer's employment for reasons other than misconduct, or an officer's resignation following (1) a material diminution in the officer's authority, duties or responsibilities, (2) a material reduction in the officer's base compensation, (3) a material change in the officer's work location or (4) a material breach of the officer's employment agreement by Theravance or us, as applicable. In order to qualify as an involuntary termination, the officer must give written notice to Theravance or us, as applicable, within 90 days after the initial existence of one of the conditions described above and Theravance such condition must not have been cured within 30 days thereafter.

        "Misconduct" for purposes of both the Theravance change in control severance plan and our change in control severance plan means an officer's (1) commission of any material act of fraud, embezzlement or dishonesty, (2) material unauthorized use or disclosure of confidential information or trade secrets or (3) other material intentional misconduct adversely affecting the business or affairs of Theravance or us, as applicable.

Retirement Benefits

        We anticipate that our employees, including our named executive officers, will be eligible to participate in a 401(k) tax-deferred savings plan that permits contributions by salary deduction pursuant to Section 401(k) of the Code.

Equity Plans

        In October 2013, our board of directors adopted our 2013 Equity Incentive Plan, that will allow us to grant equity incentive awards to our employees, non-employee directors and consultants, including our named executive officers, following the spin-off. Our board of directors also adopted our 2013 Employee Share Purchase Plan in October 2013. We expect that both our 2013 Equity Incentive Plan and our 2013 Employee Share Purchase Plan will be approved by Theravance, as our sole stockholder, prior to the spin-off.

2013 Equity Incentive Plan

        The 2013 Equity Incentive Plan (our "Equity Plan") became effective upon its adoption by our board of directors in October 2013; however, no grants will be made under the Equity Plan prior to the effective date of the information statement of which this summary is a part.

        Share Reserve.    We have reserved 5,428,571 common shares for issuance under the Equity Plan. As of January 1st of each year, commencing on January 1, 2015 and ending on January 1, 2023, the aggregate number of common shares that may be issued under the Equity Plan will automatically be increased by a number equal to the least of:

  •
  5% of the total number of our common shares outstanding on December 31 of the prior year,

  •
  3,428,571 common shares, or

  •
  a number of common shares determined by our board of directors.

        In general, to the extent that awards under the Equity Plan are forfeited, terminate or are settled in cash for any reason without the issuance of common shares, those shares will again become available issuance under the Equity Plan, as will restricted shares and common shares issued upon the exercise of options that are repurchased by us. In addition, the number of common shares that we may issue under the Equity Plan will not be reduced by the number of common shares subject to any awards we grant in substitution or assumption of any outstanding awards that were previously issued by a corporation acquired by us, provided that common shares subject to any award that is assumed or substituted by us will not again become available for grant to the extent the assumed or substituted award is later forfeited, expired or settled in cash. Further, to the extent permitted by the applicable NASDAQ Marketplace rules, if we acquire or combine with a company that has shares available under one or more pre-existing plans, then those shares will generally be available for awards under the Equity Plan, provided that the awards are made in compliance with the terms of the applicable pre-existing plan and those awards are only made to those individuals who were not employed by or providing service to us immediately prior to the acquisition or combination.

        Administration.    The compensation committee of our board of directors, which is comprised of two or more independent members of our board of directors, administers the Equity Plan. The committee has the complete discretion to make all decisions relating to the Equity Plan and outstanding awards, including repricing outstanding options and modifying outstanding awards. The stock option committee of our board of directors, of which our Chief Executive Officer, Rick E Winningham, is expected to be the sole member, is also expected to have the authority to make option and other equity award grants to employees who are not executive officers.

        Eligibility.    Employees (including officers), non-employee directors and consultants who render services to the Company or its affiliates (whether now existing or subsequently established) are eligible to receive awards under the Equity Plan.

        Types of Awards.    The Equity Plan provides for the grant of options to purchase common shares (including both incentive stock options described in Section 422 of the Code and options not described in Sections 422 or 423 of the Code), restricted share awards, share unit awards and share appreciation rights (collectively, "share awards"), as well as performance cash awards.

        Options and Share Appreciation Rights.    The per share exercise price of options granted under the Equity Plan may not be less than one hundred percent (100%) of the fair market value of a common share on the date the option is granted. The exercise price of options granted under the Equity Plan may be paid in cash or, with the administrator's consent:

  •
  with common shares that the optionee already owns;

  •
  by an immediate sale of the option shares through a broker approved by us;

  •
  by a margin loan;

  •
  by a net exercise procedure;

  •
  with a full-recourse promissory note, if permitted by applicable law; or

  •
  by any other form consistent with applicable laws, regulations and rules.

        An optionee who exercises a share appreciation right receives the increase in value of a common share over the exercise price. The exercise price for share appreciation rights may not be less than one hundred percent (100%) of the fair market value of a common share on the date the share appreciation right is granted. Share appreciation rights may be granted in tandem with, or independent of, option grants under the Equity Plan. Amounts paid with respect to share appreciation rights may be made in cash, in common shares, or any combination thereof.

        Options and share appreciation rights vest as determined by the administrator at the time of grant. In general, we grant options that vest over a four-year period following the date of grant. Options and share appreciation rights expire at the time determined by the administrator, up to a maximum of ten years. They generally expire earlier if the participant's service terminates prior to the expiration of the original term. No participant may receive options and share appreciation rights under the Equity Plan covering more than 1,142,857 common shares (in the aggregate) in any fiscal year, except that a new employee may receive options and/or share appreciation rights covering up to an additional 1,142,857 common shares (in the aggregate) in the fiscal year in which his or her employment starts. Additionally, no non-employee director may receive options and share appreciation rights covering more than 228,571 common shares (in the aggregate) in any fiscal year.

        Restricted Shares and Share Units.    Restricted shares may be granted under the Equity Plan in consideration for (a) cash, (b) property, (c) past or future services rendered to us or our affiliates, (d) full-recourse promissory notes or (e) any other form of legal consideration approved by the administrator. Share units may be granted under the Equity Plan for no consideration. In general, these awards will be subject to vesting. Vesting may be tied to length of service, attainment of performance goals, or a combination of both, as determined by the administrator. No participant may receive restricted shares and share units that are intended to comply with the performance-based exception under Section 162(m) of the Code covering more than 1,142,857 common shares (in the aggregate) in any fiscal year, except that a new employee may receive restricted shares and/or share units that are intended to comply with the performance-based exception under Section 162(m) of the Code covering up to an additional 1,142,857 common shares (in the aggregate) in the fiscal year in which his or her employment starts. This annual limit is in addition to any options and share appreciation rights the participant may receive during a fiscal year. Additionally, no non-employee director may receive restricted shares and share units covering more than 228,571 common shares (in the aggregate) in any fiscal year. Settlement of vested share units may be made in cash, common shares or any combination thereof.

        Performance Cash Awards.    Performance cash awards may be granted under the Equity Plan based on the attainment of performance goals over a specified performance period and may be intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code. No participant may be paid more than $5,000,000 in cash in any fiscal year pursuant to a performance cash award that is intended to comply with the performance-based exception under Section 162(m) of the Code.

        Performance Goals.    If the administrator grants any participant a performance cash award or an award of restricted shares or share units with performance-based vesting and such award is intended to qualify as performance-based compensation under Section 162(m) of the Code, the administrator may use any one or more of the following performance goals: share price; net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the common shares or any other publicly-traded securities of the Company; market share; gross profits; net profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; shareholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; drug discovery or development milestones; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities, successfully executing an advisory committee meeting or similar proceeding, or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company's third-party manufacturer) and validation of manufacturing processes (whether the Company's or the Company's third-party manufacturer); initiation or completion of pre-clinical studies; clinical achievements (including initiating clinical studies; initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies; completing phases of a clinical study (including the treatment phase); or announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally); strategic partnerships, research joint ventures, licenses, collaborations or comparable transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company's products or development candidates (including with group purchasing organizations, distributors and other vendors)); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company's products or development candidates); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company's equity or debt securities; factoring transactions; royalty monetizations, sales or licenses of the Company's assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research (including pre-clinical achievements, nominating a development candidate or initiating a new full discovery program), development, manufacturing (including initiating formulation or device development work or finalizing API or drug product processes), commercialization, development candidates, products or projects, safety, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel.

        In the areas of development, regulatory progress and commercialization, the achievements described above performed by a third party with which the Company has a licensing or collaborative agreement (a "Partner"), or relating to an asset in which the Company has an economic interest, shall apply to the Company. For example, if a Partner accomplishes development milestones, regulatory achievements, commercialization or sales targets with an asset within a program that is a subject of the licensing or collaboration agreement between the Company and the Partner, then such Partner's accomplishments shall constitute achievements of the Company. Similarly, if an asset in which the

Company has an economic interest, which asset is controlled by a third party, achieves development milestones, regulatory achievements, commercialization or sales targets, then such third party's accomplishments with such asset shall constitute achievements of the Company. Such performance goals also may be based solely by reference to the Company's performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.

        Changes in Capital Structure.    In the event there is a stock split, a dividend payable in common shares, or a combination or consolidation of the outstanding common shares (by reclassification or otherwise) into a lesser number of common shares, adjustments will automatically be made to (a) the number and kind of shares reserved for issuance under the Equity Plan, including the limit on incentive stock options and the number of shares that will be automatically added to the share reserve at the beginning of each year between 2015 and 2023, (b) the maximum number of options, share appreciation rights, performance-based restricted share awards and performance-based share units that can be granted to any participant in a fiscal year, and (c) the number and kind of shares and exercise prices, if applicable, of all outstanding share awards. In the event of an extraordinary dividend, a recapitalization, a spin-off or similar occurrence, the administrator shall, in its sole discretion, make one or more of the foregoing adjustments as it deems appropriate.

        Corporate Transactions.    In the event that we are a party to a merger, consolidation, or a change in control transaction, all outstanding share awards will be governed by the terms of the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which we are a party, in a manner determined by the administrator). Such treatment may include any of the following actions with respect to each outstanding share award:

  •
  the continuation, assumption, or substitution of a share award by the surviving entity or its parent;

  •
  full acceleration of the vesting of a share award followed by its termination prior to the closing of the transaction after an opportunity to exercise, if applicable, the share award;

  •
  the cancellation of a share award in exchange for a payment equal to the excess, if any, of (a) the value that the holder of a common share receives in the transaction over (b) if applicable, the exercise price otherwise payable in connection with the share award; provided that such payment may be subject to the participant's continued service on a basis no less favorable than the schedule under which the share award would have originally vested; or

  •
  the assignment of any reacquisition or repurchase rights held by us in respect of an award of restricted shares to the surviving entity or its parent (with proportionate adjustments made to the price per share to be paid upon exercise of such rights).

        Unless the administrator provides otherwise in an award agreement, in the event of a change in control, each outstanding share award under the Equity Plan will, immediately prior to the effective date of the change in control, become fully vested and exercisable for all of the common shares at the time subject to such share award. However, an outstanding share award will not accelerate vesting if, and to the extent such share award is, in connection with the change in control, either assumed by the successor corporation (or parent) or replaced with a comparable award from the successor corporation (or its parent). The administrator also has the discretion to accelerate the vesting of outstanding share awards whether or not upon a change in control, which acceleration may or may not be conditioned upon the subsequent termination of the participant's service within a specified period following the transaction.

        For this purpose, a change in control transaction includes:

  •
  any merger or consolidation of the Company where persons who were not shareholders of the Company prior to such merger or consolidation own 50% or more of the total voting power of the surviving entity or its parent;

  •
  the sale, transfer or other disposition of all or substantially all of our assets;

  •
  a change in the composition of our board of directors as a result of which fewer than 50% of the incumbent directors either were directors on the date 12 months prior to the change in control (the "Original Directors") or were appointed or nominated for election to the board of directors by a majority of the Original Directors or directors whose appointment or nomination was approved by at least 50% of the Original Directors; or

  •
  any person acquiring beneficial ownership of at least 50% of our total voting power.

        Amendments or Termination.    Our board of directors may amend or terminate the Equity Plan at any time and for any reason and no awards will be made under the Equity Plan after it is terminated. If not terminated earlier by our board of directors, the Equity Plan will automatically terminate on the 10th anniversary of the date our board of directors adopted the Equity Plan. If our board of directors amends the plan, it does not need to ask for shareholder approval of the amendment unless applicable law so requires.

2013 Employee Share Purchase Plan

        The 2013 Employee Share Purchase Plan (our "Purchase Plan") will become effective on the effective date of the information statement of which this summary is a part. The Purchase Plan is intended to qualify under Section 423 of the Code.

        Share Reserve.    We have reserved 857,142 of our common shares for issuance under the Purchase Plan. As of January 1st of each year, commencing with January 1, 2015 and ending on (and including) January 1, 2033, the aggregate number of common shares available under the Purchase Plan will automatically be increased by a number equal to the least of:

  •
  1% of the total number of our common shares outstanding on December 31 of the prior year,

  •
  571,428 common shares, or

  •
  a number of common shares determined by our board of directors.

        The number of shares reserved under the Purchase Plan will be automatically adjusted in the event of a share split, dividend (whether in the form of cash or shares), recapitalization or similar change in the corporate structure of the Company affecting the shares and effected without receipt or payment of consideration by the Company.

        Administration.    The compensation committee of our board of directors (or, if it so elects, our board of directors) will administer the Purchase Plan.

        Eligibility.    All of our employees are eligible to participate if we employ them for more than five months per year. Eligible employees may begin participating in the Purchase Plan at the start of any offering period.

        Offering Periods.    Each offering period will be for the duration established by the compensation committee, not to exceed 27 months (or such other period as may be imposed under applicable tax law). Unless the compensation committee determines otherwise, two overlapping offering periods will begin each calendar year on May 16 and November 16, each lasting 24 months. However, the first offering period will start on a date determined by the compensation committee. In addition, the compensation committee, in its discretion, may decide to offer additional offering periods commencing at times and for the durations it so determines.

        Purchase Periods.    Unless the compensation committee determines otherwise, the Purchase Plan will have two purchase periods that commence each calendar year on May 16 and November 16, each lasting six months and ending on the earliest of November 15 and May 15, respectively.

        Amount of Contributions.    Our Purchase Plan permits each eligible employee to purchase our common shares through payroll deductions. Each employee's payroll deductions may not exceed 15% of the employee's cash compensation. Unless the compensation committee determines otherwise, purchases of our common shares will occur on May 15 and November 15 of each year and each participant may purchase up to a maximum of 4,000 of our common shares on any purchase date. In general, the value of our common shares that may be purchased by a participant during any calendar year may not exceed $25,000. Participants may withdraw their contributions at any time before shares are purchased.

        Purchase Price.    The price of each of our common shares purchased under our Purchase Plan will be 85% of the lower of:

  •
  the fair market value of one of our common shares on the first day of the applicable offering period, or

  •
  the fair market value of one of our common shares on the purchase date.

        Other Provisions.    Employees may end their participation in the Purchase Plan at any time. Participation will end automatically upon termination of their employment with us. If a change in control occurs and the acquirer does not continue or assume the Purchase Plan, then immediately prior to the change in control any offering period then in effect shall terminate and shares will be purchased with the payroll deductions accumulated to date by participating employees. The compensation committee may amend, suspend or terminate the Purchase Plan at any time. If we increase the number of common shares reserved for issuance under the Purchase Plan, except for the automatic increases described above, then we must seek the approval of our shareholders. The Purchase Plan will terminate automatically 20 years after its adoption by our board of directors, unless it is extended by our board of directors and such extension is approved by our shareholders within 12 months thereafter.

 Security Ownership of Certain Beneficial Owners and Management

        As of the date of this Information Statement, all of our outstanding common shares are owned by Theravance. In connection with the spin-off, Theravance will distribute to its stockholders all of our outstanding common shares and will immediately thereafter own none of our common shares. The following table provides information with respect to the expected beneficial ownership of our common shares immediately upon the spin-off by (1) each of our shareholders who we believe would be a beneficial owner of more than 5% of our outstanding common shares based on currently available information, (2) each member of our board of directors, (3) each named executive officer and (4) all of our executive officers and directors as a group. We based the share amounts on each person's ownership of Theravance common stock as of      , 2013, unless we indicate some other basis for the share amounts, and assuming a distribution ratio of one of our common shares for every        shares of Theravance common stock. To the extent our directors and officers own Theravance common stock at the time of the separation, they will participate in the distribution on the same terms as other holders of Theravance common stock; however since Theravance options or RSUs are not converted to options or RSUs of Theravance Biopharma in connection with the spin-off, the options and RSUs for Theravance common stock held by our directors and officers will not affect their beneficial ownership of our common shares at the time of the spin-off unless such options and RSUs are exercised or settled prior to the record date for the spin-off. Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. As used in this Information Statement, "beneficial ownership" means that a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security). Unless otherwise specified, the address of each named individual in the table below is the address of Theravance Biopharma.

Name of Beneficial Owner or Identity of Group(1)	Percent of Outstanding
GlaxoSmithKline plc(2)
980 Great West Road
Brentford
Middlesex
TW8 9GS
United Kingdom
The Baupost Group, L.L.C.(3)
10 St. James Avenue, Suite 1700
Boston, Massachusetts 02116
FMR LLC(4)
82 Devonshire Street
Boston, MA 02109
T. Rowe Price Associates, Inc.(5)
100 East Pratt Street
Baltimore, MD 21202
Rick E Winningham
Steven L. Barriere	*
Oranee T. Daniels	*
Henrietta H. Fore
Robert V. Gunderson, Jr.
Arnold J. Levine Ph.D.
Burton G. Malkeil Ph.D.
Peter S. Ringrose Ph.D.
George M. Whitesides Ph.D.
William D. Young
All directors and executive officers as a group

*
Less than 1%

(1)
Unless otherwise indicated, the address for each beneficial owner is c/o Theravance, Inc., 901 Gateway Boulevard, South San Francisco, California 94080.

(2)
Based on a Form 4 filed with the Securities and Exchange Commission on        , 2013. Shares are held of record by Glaxo Group Limited, a limited liability company organized under the laws of England and Wales and a wholly owned subsidiary of GlaxoSmithKline plc, an English public limited company.

(3)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2013. The Baupost Group, L.L.C. ("Baupost") is a registered investment adviser. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole director and sole officer of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13(d) of the securities beneficially owned by Baupost.

(4)
The various individuals, funds and entities that are deemed to be the beneficial owners of these shares, and the individuals, funds and entities having sole and shared voting power over these shares, are set forth in the Schedule 13G/A filed on February 14, 2013 and on which the information reported herein is based.

(5)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2013. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Description of Share Capital

General

        In July 2013, we were incorporated as an exempted limited liability company under the laws of the Cayman Islands. As such, our affairs will be governed by our amended and restated memorandum and articles of association to be effective following the spin-off, which we refer to as our amended and restated memorandum and articles of association, and the Companies Law, 2012 Revision, as amended (the "Companies Law"), and the common law of the Cayman Islands. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

  •
  is a company that conducts its business mainly outside of the Cayman Islands;

  •
  is exempted from certain requirements of the Companies Law, including a filing of an annual return of its shareholders with the Registrar of Companies or the Immigration Board;

  •
  does not have to make its register of shareholders open to inspection; and

  •
  may obtain an undertaking against the imposition of any future taxation.

        As of the date of this Information Statement, we are authorized to issue            common shares, par value $0.00001 per share, and            preferred shares, par value $0.00001 per share. As of            , 2013 there were            common shares outstanding, held of record by            shareholders, no preferred shares outstanding and no outstanding equity awards for our common shares.

        The following description summarizes the most important terms of our share capital. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated memorandum and articles of association, a copy of which has been filed as an exhibit to our registration statement on Form 10, and the applicable provisions of the Companies Law.

Meetings of Shareholders

        Subject to our regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than ten days' nor more than 60 days' notice. Notice of every general meeting will be given to all of our shareholders, our directors and our principal external auditors. Extraordinary general meetings may be called only by the chairman of our board of directors or a majority of our board of directors, and may not be called by any other person.

        Alternatively, subject to applicable regulatory requirements, a meeting will be deemed to have been duly called if it is so agreed (i) in the case of a meeting called as an annual general meeting, by all of our shareholders entitled to attend and vote at the meeting, or (ii) in the case of an extraordinary meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in par value of the shares giving that right.

        At any general meeting, shareholders entitled to vote and present in person or by proxy that represent not less than one-third of our issued and outstanding voting shares will constitute a quorum. No business may be transacted at any general meeting unless a quorum is present at the commencement of business.

        A corporation being a shareholder shall be deemed for the purpose of our amended and restated memorandum and articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual shareholder.

        The quorum for a separate general meeting of the holders of a separate class of shares is described in "Modification of Rights" below.

Voting Rights Attaching to the Shares

        Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote per common share.

        No shareholder shall be entitled to vote or be deemed to be part of a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us, if any, have been paid.

        If a clearing house or depository (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house or depositary (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house or depositary (or its nominee(s)), including the right to vote individually on a show of hands.

        While there is nothing under the laws of the Cayman Islands that specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors, unlike the requirement under Delaware law that cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and we have made no provisions in our amended and restated memorandum and articles of association to allow cumulative voting for such elections.

Protection of Minority Shareholders

        The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.

        Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.

        Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our amended and restated memorandum and articles of association.

        Our Cayman Islands counsel, Maples and Calder, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the company's officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

  •
  a company is acting, or proposing to act, illegally or beyond the scope of its authority;

  •
  the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

  •
  those who control the company are perpetrating a "fraud on the minority."

A shareholder may have a direct right of action against the company where the individual rights of that shareholder have been infringed or are about to be infringed.

Pre-emption Rights

        There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

        Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation applicable to any class or classes of shares (i) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among our shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (ii) if we are wound up and the assets available for distribution among our shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

        If we are wound up, the liquidator may with the sanction of an ordinary resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of assets of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any assets to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also, with the sanction of an ordinary resolution, vest any part of these assets in trustees upon such trusts for the benefit of our shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

        Except with respect to share capital (as described below), alterations to our amended and restated memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of our shareholders at which a quorum is present.

        Subject to the Companies Law and our amended and restated memorandum and articles of association, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a resolution passed by a majority of not less than two-thirds of the votes cast passed at a separate meeting of the holders of the shares of that class at which a quorum is present. The provisions of our amended and restated memorandum and articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) not less than one-third in nominal value of the issued shares of that class, every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

        The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares with the same rights and privileges.

Alteration of Capital

        We may from time to time by ordinary resolution:

  •
  increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

  •
  consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

  •
  cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled, subject to the provisions of the Companies Law;

  •
  subdivide our shares or any of them into shares of a smaller amount than is fixed by our amended and restated memorandum and articles of association, subject to the Companies Law, and so that the resolution whereby any share is subdivided may determine that, as between the holders of the share resulting from such subdivision, one or more of the shares may have any such preference or other special rights over, or may have such deferred rights or be subject to any such restrictions as compared with, the others as we have power to attach to unissued or new shares; and

  •
  divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively as preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination in general meeting may be determined by our directors.

        We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

        Subject to any applicable restrictions set forth in our amended and restated memorandum and articles of association, any of our shareholders may transfer all or a portion of their shares by an instrument of transfer in the usual or common form or in a form prescribed by the Nasdaq Global Market or in any other form which our directors may approve.

        Our directors may, in their absolute discretion, decline to register any transfer of shares, subject to any applicable requirements imposed from time to time by the U.S. Securities and Exchange Commission, the Nasdaq Global Market or any recognized stock exchange on which our securities are listed. If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 45 days in any year.

Share Repurchase

        We are empowered by the Companies Law and our amended and restated memorandum and articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the U.S. Securities and Exchange Commission, the Nasdaq Global Market or any recognized stock exchange on which our securities are listed.

Dividends

        Subject to the Companies Law, we may declare dividends in any currency to be paid to our shareholders but no dividend shall be declared in excess of the amount recommended by our directors. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits that our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

Differences in Corporate Law

        The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

        The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies.

        For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company and such other authorization, if any, as may be specified in such constituent company's articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette.

        Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number representing 75% in value of each class of shareholders and creditors with whom the arrangement is to be made that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

  •
  we are not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

  •
  the shareholders have been fairly represented at the meeting in question;

  •
  the arrangement is such as a businessman would reasonably approve; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a "fraud on the minority."

        When a takeover offer is made and accepted by holders of at least 90% of the shares within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

        If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which might otherwise ordinarily be available to dissenting shareholders of U.S. corporations and allow such dissenting shareholders to receive payment in cash for the judicially determined value of their shares.

Shareholders' Suits

        We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. However, a class action suit could nonetheless be brought in a U.S. court pursuant to an alleged violation of U.S. securities laws and regulations. Our Cayman Islands counsel, Maples and Calder, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the company's officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

  •
  a company is acting, or proposing to act, illegally or beyond the scope of its authority;

  •
  the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

  •
  those who control the company are perpetrating a "fraud on the minority."

A shareholder may have a direct right of action against the company where the individual rights of that shareholder have been infringed or are about to be infringed.

Corporate Governance

        Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe fiduciary duties to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the Nasdaq Global Market or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Board of Directors

        We are managed by our board of directors. Our amended and restated memorandum and articles of association will provide that the number of our directors will be fixed from time to time by our board of directors but may not consist of more than 15 directors. Each director holds office until the expiration of his or her term, until his or her successor has been duly elected and qualified or until his or her death, resignation or removal. Our directors may only be removed for cause by our board of directors. Any vacancies on our board of directors or additions to the existing board of directors can only be filled by the affirmative vote of a simple majority of the remaining directors, although this may be less than a quorum. Any director so appointed by the board of directors shall hold office only for the remaining term of the director which he or she replaces and shall then be eligible for re-election. Our directors are not required to hold any of our shares to be qualified to serve on our board of directors.

        Meetings of our board of directors may be convened at any time deemed necessary by our secretary on request of the chairman of our board of directors, our chief executive officer, if not the chairman of our board of directors, or a majority of our board of directors. Advance notice of a meeting is not required if each director entitled to attend consents to the holding of such meeting.

Issuance of Additional Common Shares or Preferred Shares

        Our amended and restated memorandum and articles of association authorize our board of directors to issue additional common shares from time to time as our board of directors shall determine, to the extent available, authorized but unissued shares. The issuance of additional common shares may, subject to applicable law, be used as an anti-takeover device without further action on the part of our shareholders. Such issuance may dilute the voting power of existing holders of common shares.

        Our board of directors may authorize by resolution or resolutions from time to time the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by applicable law. The resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by applicable law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series. Additionally, the issuance of preference shares may have the effect of decreasing the market price of the common shares and may adversely affect the voting and other rights of the holders of common shares.

        Our board of directors may issue series of preferred shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preferred shares may adversely affect the enjoyment of the rights of the holders of our common shares. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of our shareholders, subject to applicable law. Issuance of preferred shares may dilute the voting power of holders of common shares.

No Dissenters' Rights

        Shareholders of Theravance Biopharma are not entitled to appraisal or dissenters' rights with respect to the spin-off under Cayman Islands law or our amended and restated memorandum and articles of association.

 Indemnification of Directors and Officers

        Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The registrant's amended and restated memorandum and articles of association provide for indemnification of directors and officers for actions, costs, charges, losses, damages and actual expenses incurred in their capacities as such, except that such indemnification does not extend to any matter in respect of any actual fraud or willful default that may attach to any of them.

        We expect to enter into indemnification agreements with our directors and officers providing for indemnification to the fullest extent permitted by Cayman Islands law and, in certain respects, the indemnification agreements may provide greater protection than that specifically provided for by Cayman Islands law. The indemnification agreements will not provide indemnification for, among other things, conduct which is found to be knowingly fraudulent or deliberately dishonest, or for willful misconduct. We also intend to obtain policies that insure our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may pay amounts for which we have granted indemnification to the directors or officers.

Related Person Transactions

        Following Theravance's distribution of our common shares to Theravance's stockholders, we will have a continuing relationship with Theravance as a result of the agreements we are entering into in connection with the distribution, including the Separation and Distribution Agreement, the Transition Services Agreement, the Employee Matters Agreement, and the Tax Matters Agreement. For a detailed discussion of each of these agreements, please see "Our Relationship with Theravance, Inc. after the Spin-Off."

Procedures for Approval of Related Person Transactions

        The Audit Committee will establish procedures for the review, approval or ratification of related party transactions. We expect that pursuant to these procedures, the Audit Committee will review and approve (i) all related party transactions when and if required to do so by applicable rules and regulations, (ii) all transactions between us and any of our executive officers, directors, director nominees, directors emeritus or any of their immediate family members and (iii) all transactions between us and any security holder who is known by us to own of record or beneficially more than 5% of any class of our voting securities, other than transactions that (a) have an aggregate dollar amount or value of less than $120,000 (either individually or in combination with a series of related transactions) and (b) are made in the ordinary course of business of our company and such related party. See "Board of Directors—Board Committees—Review and Approval of Transactions with Related Persons."

Distribution of Information Statement

        We will pay the costs of distributing this Information Statement. The distribution will be made by mail.

Where to Obtain More Information

        We have filed with the SEC a registration statement on Form 10 under the Exchange Act the common shares being issued to you in the distribution of our common shares. This Information Statement, filed as an exhibit to the registration statement and incorporated therein by reference, omits certain information contained in the registration statement and the other exhibits and schedules thereto, to which reference is hereby made. Statements contained herein concerning the provisions of any documents filed as exhibits to the registration statement are not necessarily complete, and are qualified by reference to the copy of such document. The registration statement, including exhibits and schedules filed therewith, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may be obtained at prescribed rates by writing to the SEC. The SEC also maintains a website (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        We are not currently subject to the informational requirements of the Exchange Act. Following the distribution, we will be subject to such informational requirements, and in accordance therewith, we will file reports, proxy and Information Statements and other information with the SEC. Such reports, proxy and Information Statements and other information can be inspected and copied at the address set forth above. We intend to furnish our shareholders with annual reports containing financial statements audited by our independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

        We will maintain an Internet site at                            , which we expect to be operational on or before the date that the Form 10 is declared effective. Our website and the information contained on that site, or connected to that site, are not incorporated into this Information Statement or the registration statement on Form 10.

INDEX TO COMBINED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheets as of December 31, 2011, 2012, and September 30, 2013 (unaudited)	F-3
Combined Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2011 and 2012, and for the nine months ended September 30, 2012 and 2013 (unaudited)	F-4
Combined Statements of Changes in Parent Company Deficit for the years ended December 31, 2011 and 2012, and for the nine months ended September 30, 2013 (unaudited)	F-5
Combined Statements of Cash Flows for the years ended December 31, 2011 and 2012, and for the nine months ended September 30, 2012 and 2013 (unaudited)	F-6
Notes to Combined Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Theravance Biopharma, Inc.

        We have audited the accompanying combined balance sheets of Theravance Biopharma, Inc. (the "Company") (the Drug Discovery and Development Business of Theravance, Inc.) as of December 31, 2011 and 2012, and the related combined statements of operations and comprehensive income (loss), changes in parent company deficit, and cash flows for each of the two years in the period ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at December 31, 2011 and 2012, and the combined results of its operations and its cash flows for each of the two years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Redwood City, California
August 1, 2013

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

COMBINED BALANCE SHEETS

(In thousands)

	December 31,
			September 30, 2013
	2011	2012
			(Unaudited)
ASSETS
Current assets:
Accounts receivable	$—	$—	$451
Receivables from collaborative arrangements	324	941	1,972
Notes receivable, current	100	100	140
Inventories	—	7,514	9,038
Prepaid and other current assets	1,892	2,280	2,606

Total current assets	2,316	10,835	14,207
Restricted cash	893	833	833
Property and equipment, net	10,372	9,154	8,564
Notes receivable, non-current	240	140	—

TOTAL ASSETS	$13,821	$20,962	$23,604

LIABILITIES AND PARENT COMPANY DEFICIT
Current liabilities:
Accounts payable	$5,714	$5,225	$5,439
Accrued personnel-related expenses	8,507	7,974	6,811
Accrued clinical and development expenses	6,956	6,550	10,599
Other accrued liabilities	1,659	1,804	1,937
Notes payable and capital lease, current	69	—	—
Deferred revenue, current	12,976	1,119	7,942

Total current liabilities	35,881	22,672	32,728
Deferred rent	5,821	5,074	4,658
Deferred revenue, non-current	112,843	206	585

Total liabilities	154,545	27,952	37,971

Commitments and contingencies (Notes 3, 5 and 7)
Parent company deficit	(140,724)	(6,990)	(14,367)

TOTAL LIABILITIES AND PARENT COMPANY DEFICIT	$13,821	$20,962	$23,604

See accompanying notes to combined financial statements.

THERAVANCE BIOPHARMA INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
			(Unaudited)
Revenue	$14,854	$130,145	$125,669	$51
Operating expenses:
Research and development	98,850	113,995	86,800	88,109
General and administrative	25,339	25,725	19,262	24,146

Total operating expenses	124,189	139,720	106,062	112,255

Net and comprehensive income (loss)	$(109,335)	$(9,575)	$19,607	$(112,204)

See accompanying notes to combined financial statements.

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

COMBINED STATEMENTS OF CHANGES IN PARENT COMPANY DEFICIT

(In thousands)

Changes in Parent Company Deficit
Balance as of December 31, 2010	$(139,538)
Net loss	(109,335)
Parent allocation—stock-based compensation	21,463
Transfers from parent company	86,686

Balance as of December 31, 2011	(140,724)
Net loss	(9,575)
Parent allocation—stock-based compensation	21,703
Transfers from parent company	121,606

Balance as of December 31, 2012	(6,990)
Net loss (unaudited)	(112,204)
Parent allocation—stock-based compensation (unaudited)	17,488
Transfers from parent company (unaudited)	87,339

Balance as of September 30, 2013 (unaudited)	$(14,367)

See accompanying notes to combined financial statements.

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
			(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(109,335)	$(9,575)	$19,607	$(112,204)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,844	3,251	2,509	1,959
Stock-based compensation	21,463	21,323	16,152	17,317
Loss on disposal of equipment	—	196	—	20
Forgiveness of notes receivable	16	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	—	—	—	(451)
Receivables from collaborative arrangements	1,303	(617)	324	(1,031)
Inventories	1,709	(4,822)	(4,565)	(2,842)
Prepaid and other current assets	(548)	(388)	(469)	(326)
Accounts payable	3,312	(1,532)	(664)	1,898
Accrued personnel-related expenses and other accrued liabilities	5,355	(1,702)	(3,060)	3,103
Deferred rent	2,429	(747)	(546)	(416)
Deferred revenue	(12,976)	(124,494)	(125,688)	7,202

Net cash used in operating activities	(83,428)	(119,107)	(96,400)	(85,771)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(3,627)	(2,590)	(2,329)	(1,668)
Release of restricted cash	—	60	60	—
Issuance of notes receivable	(140)	(140)	—	—
Payments received on notes receivable	715	240	100	100

Net cash used in investing activities	(3,052)	(2,430)	(2,169)	(1,568)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on note payable and capital leases	(206)	(69)	(69)	—
Transfers from parent company	86,686	121,606	98,638	87,339

Net cash provided by financing activities	86,480	121,537	98,569	87,339

CHANGE IN CASH AND CASH EQUIVALENTS	—	—	—	—
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	—	—	—	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$—	$—	$—	$—

See accompanying notes to combined financial statements.

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Description of Operations

        In April 2013, Theravance, Inc. ("Theravance") announced its intent to spin off its drug discovery and development business which is focused on discovery, development and commercialization of small-molecule medicines in areas of significant unmet medical need ("Drug Discovery and Development Business") from its development and commercial responsibilities under the 2002 collaboration agreement and the 2004 strategic alliance agreement, each with Glaxo Group Limited, (which we refer to, together with its affiliates, as "GSK") and associated potential royalty revenues from RELVAR® ELLIPTA®/BREO® ELLIPTA™ (fluticasone furoate/vilanterol: FF/VI), ANORO™ ELLIPTA™ (umeclidinium bromide/vilanterol: UMEC/VI) and vilanterol monotherapy.

        If the spin-off is completed, the result will be two independent, publicly traded companies with different business models enabling investors to align their investment philosophies with the strategic opportunities and financial objectives of the two independent companies: the drug discovery and development business and the royalty business. To effect the spin-off, Theravance plans to distribute as a dividend to its stockholders, one common share of Theravance Biopharma, Inc. ("Theravance Biopharma" or "we", "us", "our", and "Company") for every            shares of Theravance common stock outstanding on the record date for the dividend.

        In connection with and prior to the spin-off, Theravance incorporated Theravance Biopharma in July 2013 as a Cayman Islands exempted company for the purpose of transferring to Theravance Biopharma the Drug Discovery and Development Business and completing the spin-off. Theravance Biopharma has formed two or more wholly-owned Cayman Islands subsidiaries to hold most of the assets received from Theravance and a wholly-owned Delaware subsidiary that will employ most of the Theravance employees that become employees of the Drug Discovery and Development Business.

        Prior to the spin-off, the Drug Discovery and Development Business was not organized in a separate legal entity and a direct ownership relationship did not exist among all the components comprising the Drug Discovery and Development Business. Theravance's investment in the Drug Discovery and Development Business is shown in lieu of stockholders' equity in the combined financial statements.

        Theravance Biopharma is a biopharmaceutical company with a pipeline of internally discovered product candidates, strategic collaborations with pharmaceutical companies and an approved product. The Company is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including bacterial infections, central nervous system ("CNS")/pain, respiratory disease, and gastrointestinal ("GI") motility dysfunction. We also have an economic interest in future payments that may be made by GSK under prior Theravance agreements relating to certain drug programs, including UMEC/VI/FF and the MABA program, as monotherapy with GSK961081 ('081) and as a combination ('081/FF).

        In connection with the spin-off, the Theravance board of directors is expected to approve a series of agreements, including a separation and distribution agreement, transition services agreement, employee matters agreement, and tax matters agreement between Theravance Biopharma and Theravance which will provide for the transfer of certain assets and liabilities relating to the businesses previously conducted by Theravance to Theravance Biopharma and its wholly-owned subsidiaries and will establish contractual arrangements between Theravance and Theravance Biopharma and its wholly-owned subsidiaries. Theravance will continue to own the royalty patents and the related business ("Royalty Business").

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Description of Operations (Continued)

Formation of Theravance Respiratory Company LLC

        Prior to the spin-off, Theravance will form Theravance Respiratory Company LLC ("TRC"), a Delaware limited liability company, and assign to TRC its strategic alliance agreement with GSK and all of its rights and obligations under its collaboration agreement with GSK other than with respect to RELVAR® ELLIPTA®/BREO® ELLIPTA™ and vilanterol monotherapy.

        Theravance shall own an equity interest in TRC entitling it to 100% of the economic interest in all future payments made by GSK under the GSK agreement relating to ANORO™ ELLIPTA™ and 2% of the economic interest in all future payments made by GSK under the GSK agreements relating to the other drug programs assigned to TRC (collectively, the "Other TRC Drug Programs"). Theravance Biopharma will own an equity interest in TRC entitling us to receive 98% of the economic interest in all future payments made by GSK under the GSK agreements relating to the Other TRC Drug Programs. These other drug programs include UMEC/VI/FF and the MABA program, as monotherapy and in combination with other therapeutically active components, such as an inhaled corticosteroid (ICS), and any other product or combination of products that may be discovered and developed in the future under the GSK agreements (other than ANORO™ ELLIPTA ™).

Basis of Presentation

        The accompanying combined financial statements have been prepared using Theravance's historical cost basis of the assets and liabilities of the various activities that comprise the Drug Discovery and Development Business of Theravance and reflect the combined results of operations, financial condition and cash flows of Theravance Biopharma as a wholly-owned subsidiary of Theravance in conformity with U.S. generally accepted accounting principles ("GAAP"). The various assets, liabilities, revenues and expenses associated with Theravance have been allocated to the historical combined financial statements of Theravance Biopharma in a manner expected to be consistent with the separation and distribution agreement. Changes in parent company deficit represent Theravance's net investment in Theravance Biopharma, after giving effect to Theravance Biopharma's net income (loss), parent company expense allocations, and net cash transfers to and from Theravance.

        For purposes of preparing combined financial statements, the Drug Discovery and Development Business was derived from Theravance's historical consolidated financial statements, allocations of revenues, research and development expenses, and non-operating income and expenses to Theravance Biopharma were made on a specific identification basis. For purposes of allocating general and administrative expenses from Theravance's historical consolidated financial statements, costs directly related to the Drug Discovery and Development Business were allocated to Theravance Biopharma on a specific identification basis or based on the substance of the underlying effort. Theravance Biopharma's general and administrative expenses also include allocations of Theravance's general corporate overhead expenses, including finance, legal, human resources, information technology and other administrative functions. These allocations of general corporate overhead expenses were primarily based on the substance of the underlying effort or an estimated number of full-time employees that worked with the Drug Discovery and Development Business. The combined balance sheets of Theravance Biopharma include assets and liabilities that were allocated to Theravance Biopharma principally on a specific identification basis.

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Description of Operations (Continued)

        Management believes that the statements of operations and comprehensive income (loss) include a reasonable allocation of costs incurred by Theravance which benefited Theravance Biopharma. However, such expenses may not be indicative of the actual level of expense that would have been incurred by Theravance Biopharma if it had operated as an independent, publicly traded company or of the costs expected to be incurred in the future. As such, the financial information herein may not necessarily reflect the financial position, results of operations, and cash flows of Theravance Biopharma in the future or what it would have been had Theravance Biopharma been an independent, publicly traded company during the periods presented.

        As Theravance Biopharma was not a separate legal entity until July 2013, no separate cash accounts for the Drug Discovery and Development Business were historically maintained and, therefore, Theravance is presumed to have funded Theravance Biopharma's operating, investing and financing activities as necessary. For purposes of the historical combined financial statements, funding of Theravance Biopharma's expenditures is reflected in the combined financial statements as a component of parent company deficit. In connection with the asset transfer and spin-off discussed above, Theravance will provide Theravance Biopharma cash and cash equivalents of approximately $300 million. In addition, under the terms of the separation and distribution agreement between Theravance and Theravance Biopharma, Theravance is responsible for all operating expenses and related liabilities that were incurred prior to the spin-off. However, for ease of administration and in connection with the assignment of certain rights and obligations from Theravance to Theravance Biopharma under the separation and distribution agreement, Theravance Biopharma will assume the obligation to pay for certain of the current liabilities upon the spin-off. Theravance and Theravance Biopharma will determine the amount of such current liabilities in accordance with the separation and distribution agreement within            business days after the date of the spin-off, and Theravance will deliver to Theravance Biopharma a payment to reimburse Theravance Biopharma for assuming the obligation to pay such liabilities.

        We describe the Theravance Biopharma business transferred to us by Theravance in connection with the spin-off as though it was our business for all historical periods described. However, Theravance Biopharma is a newly-formed entity that has not conducted any operations prior to the spin-off and some of the actions necessary to transfer assets and liabilities of Theravance to us have not yet occurred, but will occur before the effectiveness of the spin-off. References in this Information Statement to the historical assets, liabilities, products, business or activities of our business are intended to refer to the historical assets, liabilities, products, business or activities of Theravance Biopharma as those were conducted as part of Theravance prior to the Spin-off.

Unaudited Interim Combined Financial Information

        The combined financial information as of September 30, 2013, and for the nine months ended September 30, 2012 and 2013 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and of the operating results and cash flows for those periods, and have been prepared in accordance with GAAP for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. Financial results for the nine months ended September 30, 2013 are not necessarily indicative of results expected for the entire year.

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Description of Operations (Continued)

Use of Management's Estimates

        The preparation of combined financial statements in conformity with GAAP requires the use of management's estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

2. Summary of Significant Accounting Policies

Segment Reporting

        The Company has determined that it operates in a single segment which is the discovery (research), development and commercialization of human therapeutics. Revenues are generated primarily from the Company's collaboration agreements with Astellas Pharma Inc. ("Astellas") (through January 6, 2012), located in Japan, and Merck, which will terminate in December 2013, located in the United States. All long-lived assets, which were comprised of property and equipment, are maintained in the United States.

Restricted Cash

        Under certain lease agreements and letters of credit, the Company has pledged cash as collateral. Restricted cash related to such agreements was $0.9 million, $0.8 million and $0.8 million (unaudited) as of December 31, 2011 and 2012 and September 30, 2013.

Fair Value of Financial Instruments

        Financial instruments include restricted cash, receivables, accounts payable, and accrued liabilities. The carrying value of these instruments approximates their estimated fair value due to the relatively short nature of these instruments.

Notes Receivable

        The Company provided loans to certain employees to assist them primarily with the purchase of a primary residence, which collateralize the resulting loans. There was no interest receivable related to the loans as of December 31, 2011 and 2012 and September 30, 2013. As of December 31, 2012, the outstanding loans have maturity dates ranging from January 2013 through May 2014. As of September 30, 2013, there remains one outstanding loan with a maturity date of May 2014.

Inventories

        Inventories consist of raw materials, work-in-process and finished goods related to the production of VIBATIV® (telavancin). Raw materials include the VIBATIV® active pharmaceutical ingredient ("API"). Work-in-process includes third party manufacturing and associated labor costs relating to the Company's personnel directly involved in the production process. Included in inventories are raw materials and work-in-process that may be used as clinical products, which are charged to research and development expense when consumed. In addition, under certain commercialization agreements, the Company may sell VIBATIV® packaged in unlabeled vials that are recorded in work-in-process.

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        Inventories are summarized as follows:

(in thousands)	December 31, 2012	September 30, 2013
		(Unaudited)
Raw materials	$5,668	$4,081
Work-in-process	1,846	3,605
Finished Goods	—	1,352

Total inventories	$7,514	$9,038

        There were no inventories as of December 31, 2011. Inventories as of September 30, 2013, include $219,000 of raw materials and work-in-process related to the production of VIBATIV® (telavancin) manufactured using certain process and specification changes that have not yet received regulatory approval. The process and specification changes are required to be approved by the FDA before the product can be sold commercially, however, the Company expects to receive FDA approval and realize the costs of the inventories through future sales.

Property and Equipment

        Property, equipment and leasehold improvements are stated at cost and depreciated using the straight-line method as follows:

Leasehold improvements	Shorter of remaining lease terms or useful life
Equipment, furniture and fixtures	5 - 7 years
Software and computer equipment	3 years

Capitalized Software

        The Company capitalizes certain costs related to direct material and service costs for software obtained for internal use. Capitalized software costs are depreciated over three years.

Impairment of Long-Lived Assets

        Long-lived assets include property and equipment. The carrying value of long-lived assets is reviewed for impairment whenever events or changes in circumstances indicate that the asset may not be recoverable. An impairment loss is recognized when the total of estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

Bonus Accruals

        Theravance has short-term bonus programs for eligible Theravance Biopharma employees. Bonuses are determined based on various criteria, including the achievement of corporate, departmental and individual goals. Bonus accruals are estimated based on various factors, including target bonus percentages per level of employee and probability of achieving the goals upon which bonuses are based. Theravance management periodically reviews the progress made towards the goals under the bonus programs. As bonus accruals are dependent upon management's judgments of the likelihood of

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

achieving the various goals, it is possible for bonus expense to vary significantly in future periods if changes occur in those estimates.

        During the year ended December 31, 2011, Theravance granted special long-term retention and incentive cash bonus awards to certain employees. The awards have dual triggers of vesting based upon the achievement of certain performance conditions from 2011 through December 31, 2016 and continued employment. The performance conditions consist of up to ten performance milestones related to clinical development, business development and annual corporate revenue. Each performance milestone is assigned a certain number of achievement points. Upon the achievement of any combination of milestones that add up to at least ten achievement points, a portion of the award will vest. As of December 31, 2012 and September 30, 2013, Theravance's management determined that the achievement of the requisite performance conditions adding up to a minimum of ten achievement points was not probable and, as a result, no compensation expense has been recognized.

Deferred Rent

        Deferred rent consists of the difference between cash payments and the recognition of rent expense on a straight-line basis for the buildings the Company occupies. Rent expense is being recognized ratably over the life of the leases. Because the Company's facility operating leases provide for rent increases over the terms of the leases, average annual rent expense during the first 1.5 years of the leases exceeded the Company's actual cash rent payments. Also included in deferred rent are lease incentives of $2.6 million as of December 31, 2012, which is being recognized ratably over the life of the leases.

Revenue Recognition

        Revenue is recognized when the related costs are incurred and the four basic criteria of revenue recognition are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the nature of the fee charged for products or services delivered and the collectability of those fees. Where the revenue recognition criteria are not met, we defer the recognition of revenue by recording deferred revenue until such time that all criteria under the provision are met.

Collaborative Arrangements and Multiple-Element Arrangements

        Revenue from nonrefundable, up-front license or technology access payments under license and collaborative arrangements that are not dependent on any future performance by the Company under the arrangements is recognized when such amounts are earned. If the Company has continuing obligations to perform, such fees are recognized over the period of continuing performance obligation.

        The Company accounts for multiple element arrangements, such as license and development agreements in which a customer may purchase several deliverables, in accordance with Financial Accounting Standards Board ("FASB") Subtopic ASC 605-25, "Multiple Element Arrangements". For new or materially amended multiple element arrangements, identified the deliverables at the inception of the arrangement and each deliverable within a multiple deliverable revenue arrangement is accounted for as a separate unit of accounting if both of the following criteria are met: (1) the

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

delivered item or items have value to the customer on a standalone basis and (2) for an arrangement that includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in our control. The Company allocates revenue to each non-contingent element based on the relative selling price of each element. When applying the relative selling price method, the Company determines the selling price for each deliverable using vendor-specific objective evidence ("VSOE") of selling price, if it exists, or third-party evidence ("TPE") of selling price, if it exists. If neither VSOE nor TPE of selling price exist for a deliverable, the Company uses best estimated selling price for that deliverable. Revenue allocated to each element is then recognized based on when the basic four revenue recognition criteria are met for each element.

        For multiple-element arrangements entered into prior to January 1, 2011, the Company's management determined the deliverables under its collaborative arrangements which did not meet the criteria to be considered separate accounting units for the purposes of revenue recognition. As a result, the Company recognized revenue from non-refundable, upfront fees and development contingent payments ratably over the term of its performance under the agreements. These upfront or contingent payments received, pending recognition as revenue, are recorded as deferred revenue and are classified as a short-term or long-term liability on the Company's combined balance sheet and amortized over the estimated period of performance. The Company periodically reviews the estimated performance periods of its contracts based on the progress of its programs.

        Where a portion of non-refundable upfront fees or other payments received are allocated to continuing performance obligations under the terms of a collaborative arrangement, they are recorded as deferred revenue and recognized as revenue or as an accrued liability and recognized as a reduction of research and development expenses ratably over the term of its estimated performance period under the agreement. The Company's management determines the estimated performance periods and they are periodically reviewed based on the progress of the related program. The effect of any change made to an estimated performance period and therefore revenue recognized would occur on a prospective basis in the period that the change was made.

        Under certain collaborative arrangements, the Company has been reimbursed for a portion of its research and development expenses. These reimbursements have been reflected as a reduction of research and development expense in the Company's combined statements of operation, as the Company does not consider performing research and development services to be a part of its ongoing and central operations. Therefore, the reimbursement of research and developmental services and any amounts allocated to the Company's research and development services are recorded as a reduction of research and development expense.

        Amounts deferred under a collaborative arrangement in which the performance obligations are terminated will result in an immediate recognition of any remaining deferred revenue and accrued liability in the period that termination occurred, provided that all performance obligations have been satisfied.

        The Company accounts for contingent payments in accordance with FASB Subtopic ASC 605-28 "Revenue Recognition—Milestone Method". The Company recognizes revenue from milestone payments when (i) the milestone event is substantive and its achievability was not reasonably assured at the inception of the agreement and (ii) the Company does not have ongoing performance obligations

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

related to the achievement of the milestone. Milestone payments are considered substantive if all of the following conditions are met: the milestone payment (a) is commensurate with either the Company's performance to achieve the milestone or the enhancement of the value of the delivered item or items as a result of a specific outcome resulting from the Company's performance to achieve the milestone, (b) relates solely to past performance, and (c) is reasonable relative to all of the deliverables and payment terms (including other potential milestone consideration) within the arrangement. See Note 3, "Collaborative Arrangements," for analysis of each milestone event deemed to be substantive or non-substantive.

        In accordance with FASB Subtopic ASC 808-10, "Collaborative Arrangement," and pursuant to the Company's agreement with Astellas, the Company recognized as revenue the net impact of transactions with Astellas related to VIBATIV® inventories including revenue specifically attributable to any sales, and cost of inventories either transferred or expensed as unrealizable.

  Product Revenues

        The Company sells VIBATIV® in the U.S. through a limited number of distributors, and title and risk of loss transfer upon receipt by these distributors. Healthcare providers order VIBATIV® through these distributors. For product shipped during the three months ended September 30, 2013, the Company deferred the recognition of revenue until the product is sold from the distributors to the end customers as the expanded return rights allow the distributors to return product up to one year after the product launch. As of September 30, 2013, the Company had a deferred revenue balance of $0.5 million related to VIBATIV® and recorded this amount as a current liability in the combined balance sheet.

        Product sales are recorded net of estimated government-mandated rebates and chargebacks, distribution fees, estimated product returns and other deductions. Reserves are established for these deductions and actual amounts incurred are offset against applicable reserves. The Company reflects these reserves as either a reduction in the related account receivable from the distributor, or as an accrued liability, depending on the nature of the sales deduction. Sales reserves are based on management's estimates that consider payer mix in target markets, industry benchmarks and experience to date. The Company monitors inventory levels in the distribution channel, as well as sales of VIBATIV® by distributors to healthcare providers, using product-specific data provided by the distributors. Product return allowances are based on amounts owed or to be claimed on related sales. These estimates take into consideration the terms of the Company's agreements with customers, historical product returns of VIBATIV® experienced by Astellas, rebates or discounts taken, estimated levels of inventory in the distribution channel, the shelf life of the product, and specific known market events, such as competitive pricing and new product introductions. The Company updates its estimates and assumptions each quarter and if actual future results vary from the Company's estimates, the Company may adjust these estimates, which could have an effect on product sales and earnings in the period of adjustment.

        Sales Discounts:    The Company offers cash discounts to its customers, generally 2% of the sales price, as an incentive for prompt payment. The Company expects its customers to comply with the prompt payment terms to earn the cash discount. The Company accounts for cash discounts by

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

reducing accounts receivable by the full amount and recognizes the discount as a reduction of revenue in the same period the related revenue is recognized.

        Chargebacks and Government Rebates:    For VIBATIV® sales in the U.S., the Company estimates reductions to product sales for qualifying federal and state government programs including discounted pricing offered to PHS as well as government-managed Medicaid programs. The Company's reserve for PHS is based on actual chargebacks that distributors have claimed for reduced pricing offered to such health care providers. The Company's accrual for Medicaid is based upon statutorily-defined discounts, estimated payer mix, expected sales to qualified healthcare providers, and the Company's expectation about future utilization. The Medicaid accrual and government rebates that are invoiced directly to the Company are recorded in other accrued liabilities on the combined balance sheet. For qualified programs that can purchase the Company's products through distributors at a lower contractual government price, the distributors charge back to the Company the difference between their acquisition cost and the lower contractual government price.

        Distribution Fees and Product Returns:    The Company has written contracts with its distributors that include terms for distribution-related fees. The Company records distribution-related fees based on a percentage of the product sales price. The Company offers its distributors a right to return product purchased directly from the Company, which is principally based upon the product's expiration date. Additionally, the Company has granted more expansive return rights to its distributors for a period of up to twelve months following its product launch of VIBATIV®. The Company will generally accept returns for expired product during the six months prior to and twelve months after the product expiration date on product that had been sold to the Company's distributors. Product returned is generally not resalable given the nature of the Company's products and method of administration. The Company has developed estimates for VIBATIV® product returns based upon historical VIBATIV® sales from the Company's former collaborative partner, Astellas.

        Allowance for Doubtful Accounts:    The Company maintains a policy to record allowances for potentially doubtful accounts for estimated losses resulting from the inability of its customers to make required payments.

  Royalties

        The Company recognizes royalty revenue on licensee net sales in the period in which the royalties are earned and collectability is reasonably assured.

Research and Development Costs

        Research and development costs are expensed in the period that services are rendered or goods are received. Research and development costs consist of salaries and benefits, laboratory supplies and facility costs, as well as fees paid to third parties that conduct certain research and development activities on behalf of the Company, net of certain external research and development costs reimbursed under the Company's collaborative arrangements.

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Preclinical Study and Clinical Study Expenses

        A substantial portion of the Company's preclinical studies and all of its clinical studies have been performed by third-party contract research organizations ("CRO"). Some CROs bill monthly for services performed, while others bill based upon milestones achieved. The Company reviews the activities performed under the significant contracts each quarter. For preclinical studies, the significant factors used in estimating accruals include the percentage of work completed to date and contract milestones achieved. For clinical study expenses, the significant factors used in estimating accruals include the number of patients enrolled and percentage of work completed to date. Vendor confirmations are obtained for contracts with longer duration when necessary to validate the Company's estimate of expenses. The Company's estimates are highly dependent upon the timeliness and accuracy of the data provided by its CROs regarding the status of each program and total program spending and adjustments are made when deemed necessary.

Fair Value of Stock-Based Compensation Awards

        As of September 30, 2013, the Company has not issued any Theravance Biopharma stock-based awards to its employees. However, the Company's employees have in the past received Theravance stock-based compensation awards.

        The following disclosures pertain to stock-based compensation that has been allocated to Theravance Biopharma related to Theravance stock-based equity awards.

        Theravance equity awards were made to the Company's employees while they were employees of Theravance and Theravance used the Black-Scholes-Merton option pricing model to estimate the fair value of options granted under its equity incentive plans and rights to acquire stock granted under its employee stock purchase plan (ESPP). The Black-Scholes-Merton option valuation model requires the use of assumptions, including the expected term of the award and the expected stock price volatility. Theravance used the "simplified" method as described in Staff Accounting Bulletin No. 107, "Share-Based Payment", for the expected option term because the usage of Theravance's historical option exercise data was limited due to post-IPO exercise restrictions. Beginning April 1, 2011, Theravance used its historical volatility to estimate expected stock price volatility. Prior to April 1, 2011, Theravance used its peer company price volatility to estimate expected stock price volatility due to its limited historical common stock price volatility since its initial public offering in 2004.

        Theravance estimated the fair value of Restricted Stock Units ("RSUs") and Restricted Stock Awards ("RSAs") based on the fair market values of the underlying Theravance stock on the dates of grant.

        Stock-based compensation expense was calculated based on awards ultimately expected to vest and was reduced for estimated forfeitures at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differed from those estimates. Theravance estimated annual forfeiture rates for stock options, RSUs and RSAs based on its historical forfeiture experience.

        The estimated fair value of RSUs and RSAs is expensed on a straight-line basis over the expected term of the grant and the estimated fair value of performance-contingent RSUs and RSAs is expensed using an accelerated method over the term of the award once Theravance determines that it is probable that those performance milestones will be achieved. Compensation expense for RSUs and

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

RSAs that contain performance conditions is based on the grant date fair value of the award. Compensation expense is recorded over the requisite service period based on management's best estimate as to whether it is probable that the shares awarded are expected to vest. The Company assesses the probability of the performance indicators being met on a continuous basis.

        The Company has not recognized, and does not expect to recognize in the near future, any tax benefit related to employee stock-based compensation expense as a result of the full valuation allowance on its deferred tax assets including deferred tax assets related to its net operating loss carry forwards.

Income Taxes

        The Company accounts for income on a separate tax return basis although Theravance Biopharma's operations have historically been included in the tax returns filed by Theravance of which Theravance Biopharma is a part of. In the future, as a stand-alone entity, Theravance Biopharma will file tax returns on its own behalf and its deferred taxes and effective income tax rate may differ from those in the historical periods indicated herein.

Foreign Currency

        The Company uses the U.S. dollar as the functional currency for its foreign subsidiary. Monetary and non-monetary assets and liabilities are remeasured into U.S. dollars at the applicable period end exchange rate. Operating expenses are remeasured at average exchange rates in effect during each period, except for those expenses related to non-monetary assets which are remeasured at historical exchange rates. Gains or losses from remeasurement of foreign currency financial statements into U.S. dollars are included in the combined statements of operations and were insignificant for all periods presented, as was the effect of exchange rate changes on cash and cash equivalents.

Related Party

        Robert V. Gunderson, Jr. is a director of Theravance. Theravance has engaged Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, of which Mr. Gunderson is a partner, as its primary legal counsel. Fees incurred in the ordinary course of business were $0.4 million in 2012, $0.1 million in 2011.

3. Collaborative Arrangements

Revenue from Collaborative Arrangements

        The Company has recognized revenue from its collaborative arrangements as follows:

	Year Ended December 31,		Nine months Ended September 30,
(In thousands)	2011	2012	2012	2013
			(Unaudited)
Astellas	$14,854	$125,788	$125,669	$—
Other	—	4,358	—	51

Total revenue	$14,854	$130,146	$125,669	$51

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. Collaborative Arrangements (Continued)

Reimbursement of Research and Development (R&D) Costs

        Under the Merck, Alfa Wasserman and R-Pharm collaboration arrangements, the Company is entitled to reimbursement of certain R&D costs. The Company's policy is to account for the reimbursement payments by its collaboration partners as reductions to R&D expense.

        The following table summarizes the reductions to R&D expenses related to the reimbursement payments:

	Year Ended December 31,		Nine Months Ended September 30,
(In thousands)	2011	2012	2012	2013
			(Unaudited)
Merck	$—	$756	$—	$4,579
Alfa Wassermann	—	185	—	924
Astellas	390	—	—	—
R-Pharm	—	—	—	86

Total reduction to R&D expense	$390	$941	$—	$5,589

Merck

Research Collaboration and License Agreement

        In October 2012, Theravance entered into a research collaboration and license agreement (the "Research Collaboration and License Agreement") with Merck, known as MSD outside the United States and Canada, to discover, develop and commercialize novel small molecule therapeutics directed towards a target being investigated for the treatment of hypertension and heart failure. Under the agreement, Theravance granted Merck a worldwide, exclusive license to Theravance's therapeutic candidates. Theravance received a $5.0 million upfront payment in November 2012. Also, Theravance received funding for research and was eligible for potential future contingent payments totaling up to $148.0 million for the first indication and royalties on worldwide annual net sales of any products derived from the collaboration. The initial research term is twelve months, with optional extensions by mutual agreement. Merck had the right to terminate the agreement at any time, and provided Theravance with notice of termination in September 2013. The agreement will terminate in December 2013.

        Under the Research Collaboration and License Agreement, the significant deliverables were determined to be the license, committee participation and research services. Theravance determined that the license represents a separate unit of accounting as the license, which includes rights to Theravance's underlying technologies for its therapeutic candidates, has standalone value because the rights conveyed permit Merck to perform all efforts necessary to use Theravance's technologies to bring a therapeutic candidate through development and upon regulatory approval, commercialization. Theravance based the best estimate of selling price based on potential future cash flows under the arrangement over the estimated development period. Theravance determined that the committee participation represents a separate unit of accounting as Merck could negotiate for and/or acquire these services from other third parties and Theravance and based the best estimate of selling price on the nature and timing of the services to be performed. Theravance determined that the research services

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. Collaborative Arrangements (Continued)

represent a separate unit of accounting and based the best estimate of selling price on the nature and timing of the services to be performed.

        The $5.0 million upfront payment received by Theravance in November 2012 was allocated to the three units of accounting based on the relative selling price method as follows: $4.4 million to the license, $0.4 million to the research services and $0.2 million to the committee participation. Theravance recognized revenue of $4.4 million from the license in 2012 as the technical transfer activities were complete and the associated unit of accounting was deemed delivered. The amount of the upfront payment allocated to the committee participation was deferred and is being recognized as revenue over the estimated performance period. The amount of the upfront payment allocated to the research services was deferred and is being recognized as a reduction of research and development expense as the underlying services are performed, as the nature of the research services is more appropriately characterized as research and development expense, consistent with the research reimbursements being received.

Clinigen Group

Commercialization Agreement

        In March 2013, Theravance entered into a commercialization agreement (the "Clinigen Commercialization Agreement") with Clinigen Group plc ("Clinigen") to commercialize VIBATIV® for the treatment of hospital acquired nosocomial pneumonia, including ventilator-associated pneumonia, known or suspected to be caused by methicillin resistant Staphylococcus aureus (MRSA) when other alternatives are not suitable. Under the agreement, Theravance granted Clinigen exclusive commercialization rights in the European Union and certain other European countries (including Switzerland and Norway). Theravance received a $5.0 million (unaudited) upfront payment in March 2013. After the spin-off, the Company will be eligible to receive tiered royalty payments on net sales of VIBATIV®, ranging from 20% to 30%. The Company is responsible, either directly or through its vendors or contractors, for supplying at Clinigen's expense both API and finished drug product for Clinigen's commercialization activities. The agreement has a term of at least 15 years, with an option to extend exercisable by Clinigen. However, Clinigen may terminate the agreement at any time after it has initiated commercialization upon 12 months' advance notice.

        Under the Clinigen Commercialization Agreement, the significant deliverables were determined to be the license, committee participation and manufacturing supply. Theravance determined that the license represents a separate unit of accounting as the license, which includes rights to Theravance's underlying technologies for VIBATIV®, has standalone value because the rights conveyed permit Clinigen to perform all efforts necessary to use Theravance's technologies to bring the compound through commercialization and based the best estimate of selling price for the license based on potential future cash flows under the arrangement over the estimated commercialization period. Theravance determined that the committee participation represents a separate unit of accounting as Clinigen could negotiate for and/or acquire these services from other third parties and based the best estimate of selling price of the committee participation based on the nature and timing of the services to be performed. Theravance determined the best estimate of selling price for the manufacturing supply based on a fully burdened cost to purchase and transfer the underlying API and finished goods from Theravance's third party contract manufacturer.

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. Collaborative Arrangements (Continued)

        The $5.0 million upfront payment received by Theravance was allocated to two units of accounting based on the relative selling price method as follows: $4.9 million to the license and $0.1 million to the committee participation. Theravance did not recognize any revenue from the license and committee participation as the technical transfer activities were not completed as of September 30, 2013 and the associated units of accounting were not delivered. The amount of the upfront payment allocated to the committee participation was deferred and will be recognized as revenue over the estimated performance period. The amount of the upfront payment allocated to the committee participation was deferred and will be recognized as revenue over the estimated performance period. Amounts received under a future separate supply agreement for API and finished goods, which will be manufactured by the Company's third party contract manufacturers, will be recognized as revenue to the extent of future API and finished goods inventory sales.

R-Pharm CJSC

Development and Commercialization Agreements

        In October 2012, Theravance entered into two development and commercialization agreements with R-Pharm CJSC ("R-Pharm"): one to develop and commercialize VIBATIV® (the "VIBATIV® Development and Commercialization Agreement") and the other to develop and commercialize TD-1792 (the "TD-1792 Development and Commercialization Agreement"), one of Theravance's investigational glycopeptide-cephalosporin heterodimer antibiotics for the treatment of Gram-positive infections. Under each agreement, Theravance granted R-Pharm exclusive development and commercialization rights in Russia, Ukraine, other member countries of the Commonwealth of Independent States, and Georgia. Theravance received $1.1 million in upfront payments for each agreement. Following the spin-off, the Company will be eligible to receive potential future contingent payments totaling up to $10.0 million for both agreements and royalties on net sales by R-Pharm of 15% from TD-1792 and 25% from VIBATIV®. The contingent payments are not deemed substantive milestones due to the fact that the achievement of the event underlying the payment predominantly relates to R-Pharm's performance of future development and commercialization activities.

TD-1792

        Under the TD-1792 Development and Commercialization Agreement, the significant deliverables were determined to be the license, committee participation and a contingent obligation to supply R-Pharm with API compound at R-Pharm's expense, either directly or through Theravance's contract manufacturer. Theravance determined that the license represents a separate unit of accounting as the license, which includes rights to Theravance's underlying technologies for TD-1792, has standalone value because the rights conveyed permit R-Pharm to perform all efforts necessary to use Theravance's technologies to bring the compounds through development and, upon regulatory approval, commercialization. Also, Theravance determined that the committee participation represents a separate unit of accounting as R-Pharm could negotiate for and/or acquire these services from other third parties and Theravance based the best estimate of selling price on the nature and timing of the services to be performed. In March 2013, Theravance entered into a supply agreement for TD-1792 API compound under which Theravance will sell its existing API compound to R-Pharm. Upon execution of this supply agreement, Theravance determined that the supply agreement represents a separate unit of accounting under the development and commercialization arrangement and based the best estimate of

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. Collaborative Arrangements (Continued)

selling price for the supply agreement based on Theravance's fully burdened cost to manufacture the underlying API.

        The $1.1 million upfront payment for the TD-1792 agreement received by Theravance was allocated to the license and committee participation units of accounting based on the relative selling price method as follows: $0.9 million to the license and $0.1 million to the committee participation. The amount allocated to the license was deferred and will be recognized as revenue upon completion of technical transfer for the underlying license. The amount allocated to committee participation was deferred and is being recognized as revenue over the estimated performance period. Amounts to be received under the supply agreement described above will be recognized as revenue to the extent R-Pharm purchases API compound from Theravance.

VIBATIV®

        Under the VIBATIV® Development and Commercialization Agreement, the significant deliverables were determined to be the license and committee participation and a contingent obligation to supply R-Pharm with API compound at R-Pharm's expense, subject to entering into a future supply agreement. Theravance determined that the license represents a separate unit of accounting as the license, which includes rights to Theravance's underlying technologies for VIBATIV®, has standalone value because the rights conveyed permit R-Pharm to perform all efforts necessary to use Theravance's technologies to bring the compounds through development and, upon regulatory approval, commercialization and Theravance based the best estimate of selling price for the license based on potential future cash flows under the arrangement over the estimated performance period. Theravance determined that the committee participation represents a separate unit of accounting as R-Pharm could negotiate for and/or acquire these services from other third parties and Theravance based the best estimate of selling price on the nature and timing of the services to be performed.

        The $1.1 million upfront payment received by Theravance for the VIBATIV® agreement was allocated to two units of accounting based on the relative selling price method as follows: $1.0 million to the license and $33,000 to the committee participation. The amount allocated to the license was deferred and will be recognized as revenue upon completion of technical transfer. The amount allocated to committee participation was deferred and is being recognized as revenue over the estimated performance period.

Hikma Pharmaceuticals LLC

Commercialization Agreement

        In May 2013, Theravance entered into a commercialization agreement with Hikma Pharmaceuticals LLC (Hikma) providing Hikma with the right to commercialize telavancin for the treatment of Gram-positive bacterial infections, including MRSA (the "Hikma Commercialization Agreement"). Under the agreement, Theravance granted Hikma exclusive commercialization rights in the Middle East and North Africa (MENA) region to register, and upon regulatory approval, market and distribute telavancin in 16 countries across MENA. Theravance received a $0.5 million upfront payment in June 2013. Also, Theravance is eligible to receive contingent payments of up to $0.5 million related to the successful commercialization of telavancin. Theravance is responsible, either directly or

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. Collaborative Arrangements (Continued)

through its vendors or contractors, for supplying drug product for Hikma's commercialization activities for 15 years.

        Under the Hikma Commercialization Agreement, the significant deliverables were determined to be the license and manufacturing supply. Theravance determined that the license and manufacturing supply together represent a single unit of accounting. The license, which includes rights to Theravance's underlying technologies for telavancin, does not have standalone value because the rights conveyed do not permit Hikma to perform all efforts necessary to use Theravance's technologies to bring the compound through commercialization. Theravance deferred the upfront payment and will recognize revenue over the term of the manufacturing supply period, which is 15 years, on a straight-line basis. Future contingent payments will be deferred and recognized over the remaining term of the agreement on a straight-line basis. Revenue will be recognized from the sale of drug product upon delivery to Hikma.

Alfa Wassermann

Development and Collaboration Arrangement

        In October 2012, Theravance entered into a development and collaboration arrangement with Alfa Wassermann società per azioni (S.p.A.) ("Alfa Wassermann") for velusetrag under which the parties agreed to collaborate in the execution of a two-part Phase 2 program to test the efficacy, safety and tolerability of velusetrag in the treatment of patients with gastroparesis (a medical condition consisting of a paresis (partial paralysis) of the stomach, resulting in food remaining in the stomach for a longer time than normal). Alfa Wassermann has an exclusive option to develop and commercialize velusetrag in the European Union, Russia, China, Mexico and certain other countries, while the Company will retain full rights to velusetrag in the U.S., Canada, Japan and certain other countries. The Company is entitled to receive funding for the Phase 2a study and a subsequent Phase 2b study if the parties agree to proceed. If Alfa Wassermann exercises its license option at the completion of the Phase 2 program, then the Company is entitled to receive a $10.0 million option fee. If velusetrag is successfully developed and commercialized, the Company is entitled to receive potential future contingent payments totaling up to $53.5 million, and royalties on net sales by Alfa Wassermann ranging from the low teens to 20%.

Former Collaboration Arrangement with Astellas

License, Development and Commercialization Agreement

        In November 2005, Theravance entered into a global collaboration arrangement with Astellas for the license, development and commercialization of VIBATIV®. Under this agreement, Astellas paid Theravance non-refundable cash payments totaling $191.0 million. In January 2012, Astellas exercised its right to terminate the collaboration agreement. The rights previously granted to Astellas ceased upon termination of the agreement and Astellas stopped all promotional sales efforts. Pursuant to the terms of the agreement, Astellas is entitled to a ten-year, 2% royalty on future net sales of VIBATIV®. As such, the Company recognized into revenue $125.8 million of deferred revenue related to Astellas in the first quarter of 2012, and the Company is no longer eligible to receive any further milestone payments from Astellas.

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. Collaborative Arrangements (Continued)

        In addition, beginning July 1, 2012, Theravance was responsible to fund governmental rebate and governmental chargeback claims for Astellas-labeled product sales. As a result of the termination of the VIBATIV® collaboration agreement, Theravance recognized $31,000 and $0 (unaudited) in governmental rebate and governmental chargeback claims for the year ended December 31, 2012 and for the nine months ended September 30, 2013.

        Through January 6, 2012, Theravance had received $191.0 million in upfront license, contingent payments and other fees from Astellas. Theravance previously recorded these payments as deferred revenue and amortized them ratably over its estimated performance period (development and commercialization period). As a result of the termination of the VIBATIV® collaboration agreement, the development and commercialization period ended on January 6, 2012. As such, Theravance recognized into revenue $125.8 million of deferred revenue related to Astellas in the first quarter of 2012, and Theravance is not eligible to receive any further contingent payments from Astellas.

        Net revenue recognized under this collaboration agreement was as follows (in thousands):

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
			(Unaudited)
Recognition of deferred revenue	$—	$125,819	$125,819	$—
Amortization of deferred revenue	12,975	—	—	—
Royalties from net sales of VIBATIV®	2,422	—	—	—
Proceeds from VIBATIV® delivered to Astellas	1,171	—	—	—
Cost of VIBATIV® delivered to Astellas	(1,177)	—	—	—
Cost of unrealizable VIBATIV® inventories	(537)	—	—	—
Astellas-labeled product sales allowance	—	(31)	(150)	—

Total net revenue	$14,854	$125,788	$125,669	$—

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

4. Property and Equipment

        Property and equipment consists of the following (in thousands):

	December 31,
			September 30, 2013
	2011	2012
			(Unaudited)
Computer equipment	$3,158	$3,027	$2,945
Software	4,628	5,073	5,295
Furniture and fixtures	3,821	3,829	3,829
Laboratory equipment	28,894	29,229	30,241
Leasehold improvements	17,263	17,416	17,437

Property and equipment, gross	57,764	58,574	59,747
Less: accumulated depreciation and amortization	(47,392)	(49,420)	(51,183)

Property and equipment, net	$10,372	$9,154	$8,564

        Depreciation expense was $3.8 million and $3.3 million for the years ended December 31, 2011 and 2012 and $2.5 million (unaudited) and $2.0 million (unaudited) for the nine months ended September 30, 2012 and 2013. The change in accumulated depreciation is net of asset retirements. For the year ended December 31, 2012 and the nine months ended September 30, 2013 (unaudited), the Company recorded a write-off of $0.2 million and $20,000, respectively, related to assets that could no longer be used in operations. For the year ended December 31, 2011, the Company recognized no such write-offs.

5. Share-Based Compensation

        As of September 30, 2013, Theravance Biopharma has not issued any share-based awards to its employees. However, our employees have in the past received Theravance share-based compensation awards, and therefore, the following disclosures pertain to share-based compensation that has been allocated to Theravance Biopharma related to Theravance stock-based equity awards. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that Theravance Biopharma would have experienced as an independent, publicly-traded company for the periods presented.

Equity Incentive Plans

        In May 2012, Theravance adopted the 2012 Equity Incentive Plan ("2012 Plan"). The number of shares of Theravance's common stock available for issuance under the 2012 Plan is equal to 6,500,000 shares plus up to 12,667,411 additional shares that may be added to the 2012 Plan in connection with the forfeiture, repurchase, cash settlement or termination of awards outstanding under the 2004 Equity Incentive Plan ("2004 Plan"), the 2008 New Employee Equity Incentive Plan, the 1997 Stock Plan and the Long-Term Stock Option Plan (collectively, the "Prior Plans") as of December 31, 2011.

        The 2012 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, stock unit awards and stock appreciation rights ("SARs") to employees, non-employee directors and consultants of Theravance. Stock options may be granted with an exercise price not less than the fair market value of the common stock on the grant date. Stock options granted

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. Share-Based Compensation (Continued)

to employees generally have a maximum term of 10 years and vest over a four year period from the date of grant; 25% vest at the end of one year, and 75% vest monthly over the remaining three years. Theravance may grant options with different vesting terms from time to time. Unless an employee's termination of service is due to disability or death, upon termination of service, any unexercised vested options will be forfeited at the end of three months or the expiration of the option, whichever is earlier.

Employee Stock Purchase Plan

        Under the 2004 Employee Stock Purchase Plan ("ESPP"), Theravance's non-officer employees may purchase common stock through payroll deductions at a price equal to 85% of the lower of the fair market value of the stock at the beginning of the offering period or at the end of each applicable purchase period. The ESPP provides for consecutive and overlapping offering periods of 24 months in duration, with each offering period composed of four consecutive six-month purchase periods. The purchase periods end on either May 15th or November 15th. ESPP contributions are limited to a maximum of 15% of an employee's eligible compensation.

        Theravance's ESPP plan also includes a feature that provides for a new offering period to begin when the fair market value of the Theravance's common stock on any purchase date during an offering period falls below the fair market value of Theravance's common stock on the first day of such offering period. This feature is called a reset. Theravance had resets for new twenty-four month offering periods starting on May 16, 2008, November 16, 2008, May 16, 2010, November 16, 2011, May 16, 2012 and November 16, 2012. Theravance applied modification accounting to determine the incremental fair value associated with the ESPP resets and recognized the related incremental stock-based compensation expense.

Performance-Contingent Restricted Stock Awards

        In 2012, the Compensation Committee of Theravance's board of directors approved the grant of 44,500 performance-contingent RSAs to senior management. These awards have dual triggers of vesting based upon the achievement of one of three possible performance goals by December 31, 2013, as well as a requirement for continued employment through early 2016. In the fourth quarter of 2012 one of the performance goals was deemed achieved and time-based vesting commenced with respect to these awards. As a result, compensation expense of $0.4 million and $158,000 (unaudited) was recognized for the year ended December 31, 2012 and the nine months ended September 30, 2013, and the remaining unrecognized expense will be recognized over the remaining vesting period through early-2016 using the graded vesting expense attribution method.

        In 2011, the Compensation Committee of Theravance's board of directors approved the grant of 1,290,000 special long-term retention and incentive performance-contingent RSAs to senior management. These awards have dual triggers of vesting based upon the achievement of certain performance conditions from 2011-2016 and continued employment, both of which must be satisfied in order for the RSAs to vest. Expense associated with these RSAs would be recognized, if at all, during these years depending on the probability of meeting the performance conditions. The maximum potential expense associated with the RSAs could be up to approximately $28.2 million (allocated as $6.3 million for research and development expense and $21.9 million for general and administrative

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. Share-Based Compensation (Continued)

expense) if all of the performance conditions are achieved on time. As of December 31, 2012 and September 30, 2013, Theravance had determined that the achievement of the requisite performance conditions was not probable and, as a result, no compensation expense has been recognized. As the RSAs are dependent upon the achievement of certain performance conditions, the expense associated with the RSAs may vary significantly from period to period. If sufficient performance conditions are achieved prior to the spin-off, which is expected in late 2013 or early 2014, then the Company would recognize up to $6.7 million in stock-based compensation expense associated with these RSAs in the period the Company determined that the achievement of the requisite performance conditions was probable.

        In 2011, the Compensation Committee of Theravance's board of directors approved the grant of a 25,000 performance-contingent RSA to a non-executive officer that has dual triggers of vesting based upon the achievement of a performance condition over a timeframe from 2012-2013 and continued employment through 2014, both of which must be satisfied in order for the award to vest in full. The maximum potential expense associated with this award is approximately $475,000, which would be recognized in increments based on the achievement of the performance condition. As of December 31, 2012, Theravance had determined that the achievement of the requisite performance condition was not probable and, as a result, no compensation expense had been recognized. As the vesting of the RSAs is contingent upon the achievement of the performance condition, the expense associated with the RSA may vary significantly from period to period. In the second quarter of 2013, the performance goal was deemed achieved and time-based vesting commenced with respect to this award. As a result, compensation expense of $404,000 (unaudited) was recognized for the nine months ended September 30, 2013, and the remaining unrecognized expense will be recognized over the remaining vesting period through mid-2014 using the graded vesting expense attribution method.

Performance-Contingent Restricted Stock Units

        In 2010, the Compensation Committee of Theravance's board of directors approved the grant of 210,000 performance-contingent RSUs to senior management. These awards have dual triggers of vesting based upon the successful achievement of certain corporate operating milestones during 2010 and 2011, as well as a requirement for continued employment through early 2014. In the first quarter of 2011 both performance milestones were deemed achieved, and time-based vesting commenced with respect to all of the performance-contingent RSU shares. As a result, compensation expense was $1.3 million and $0.3 million, for the years ended December 31, 2011 and 2012, and $244,000 (unaudited) and $51,000 (unaudited) for the nine months ended September 30, 2012 and 2013, and the remaining unrecognized expense will be recognized over the remaining vesting period through early-2014 using the graded vesting expense attribution method.

Director Compensation Program

        Non-employee directors of Theravance receive compensation for services provided as a director. Each member of Theravance's board of directors who is not an employee receives an annual retainer as well as a fee for each board and committee meeting attended. Commencing on April 27, 2011, chairpersons of the various committees of the board of directors, the Audit Committee, the Compensation Committee, Nominating/Corporate Governance Committee and the Science and

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. Share-Based Compensation (Continued)

Technology Advisory Committee receives a fixed retainer. The lead independent director also receives a fixed retainer.

        Each of Theravance's independent directors receives periodic automatic grants of equity awards under a program implemented under the 2012 Plan. These grants are non-discretionary. Only independent directors of Theravance or affiliates of such directors are eligible to receive automatic grants under the 2012 Plan. Under the program, as amended in July 2010, each individual who first becomes an independent director will, on the date such individual joins the board of directors, automatically be granted (i) a one-time grant of RSUs covering 6,000 shares of Theravance's common stock and (ii) a one-time nonstatutory stock option grant covering 6,000 shares of Theravance's common stock.

        These initial equity grants vest monthly over the director's first two years of service. In addition, on the date of joining the board of directors, the new director will also receive the standard annual equity awards (if joining on the date of Theravance's Annual Meeting of Stockholders) or pro-rated annual equity awards (if joining on any other date). The pro-ration is based upon the number of months of service the new board member will provide during the 12-month period ending on the one-year anniversary of the most recent annual meeting of stockholders. Annually, upon his or her re-election to the board of directors at the Annual Meeting of Stockholders, each independent director is automatically granted both an RSU covering 6,000 shares of Theravance's common stock and a nonstatutory stock option covering 6,000 shares of Theravance's common stock. These standard annual equity awards vest monthly over the twelve month period of service following the date of grant. In addition, all automatic equity awards vest in full if Theravance is subject to a change in control or the board member dies while in service.

Stock-Based Compensation Expense

        The allocation of stock-based compensation expense included in the combined statements of operations and comprehensive income (loss) was as follows (in thousands):

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
			(Unaudited)
Research and development	$12,696	$13,192	$9,962	$12,071
General and administrative	8,767	8,131	6,190	5,246

Total stock-based compensation expense	$21,463	$21,323	$16,152	$17,317

        Total stock-based compensation expense capitalized to inventory was nil and $0.4 million for the years ended December 31, 2011 and 2012, respectively, and $0.2 million (unaudited) for each of the nine months ended September 30, 2012 and 2013.

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. Share-Based Compensation (Continued)

Valuation Assumptions

        The range of weighted-average assumptions Theravance used to estimate the fair value of stock options granted was as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
(Unaudited)
Employee Stock Options:
Risk-free interest rate	1.10 - 2.57%	0.74% - 1.17%	0.74% - 1.17%	0.76% - 2.02%
Expected life (in years)	5 - 6	5 - 6	5 - 6	5 - 6
Expected volatility	49% - 55%	55% - 60%	55% - 60%	58% - 60%
Dividend yield	—	—	—	—

        The range of weighted-average assumptions Theravance used to estimate the fair value of employee stock purchase plan issuances was as follows:

Year Ended December 31,
	2011	2012
Employee Stock Purchase Plan Issuances:
Risk-free interest rate	0.05% - 0.54%	0.14% - 0.29%
Expected life (in years)	0.5 - 2.0	0.5 - 2.0
Expected volatility	48% - 59%	51% - 64%
Dividend yield	—	—

6. Income Taxes

        Theravance Biopharma accounts for income taxes on a separate tax return basis although Theravance Biopharma's operations have historically been included in the tax returns filed by Theravance. Due to ongoing operating losses and the inability to recognize any income tax benefit, there is no provision for income taxes for any periods presented. Although income before income taxes was $19.6 million (unaudited) for the nine months ended September 30, 2012, no income tax provision was recorded based upon the Theravance Biopharma recording a loss for the full year 2012.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        These deferred tax assets are hypothetical amounts that would have existed if Theravance Biopharma had operated as a separate company. The actual deferred tax assets after the separation is

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

6. Income Taxes (Continued)

completed will not equal these amounts. The significant, hypothetical deferred tax assets and liabilities for Theravance Biopharma are as follows (in thousands):

	December 31, 2011	December 31, 2012
Deferred tax assets:
Net operating loss carryforwards	$38,078	$85,319
Deferred revenues	50,119	520
Capitalized research and development expenditures	4,988	9,729
Research and development tax credit carryforwards	3,150	4,768
Fixed assets and acquired intangible assets	4,587	4,702
Deferred compensation	22,867	22,916
Accruals	5,567	5,046

Gross deferred tax assets	129,356	133,000
Valuation allowance	(129,356)	(133,000)

Net deferred tax assets	$—	$—

        The differences between the U.S. Federal statutory income tax rate to Theravance Biopharma's effective tax are as follows (in thousands):

	Year ended December 31,
	2011	2012
U.S. federal statutory income tax rate	34.00%	34.00%
State income taxes, net of federal benefit	—	(0.04)
Stock-based compensation	(0.33)	(2.63)
Non-deductible executive compensation	(0.74)	(10.09)
Federal research credits	1.64	—
Meals & entertainment	(0.12)	(0.60)
Change in valuation allowance	(34.53)	(20.68)
Other	0.08	0.04

Effective tax rate	(0.00)%	(0.00)%

        Due to Theravance Biopharma's lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $3.6 million from 2011 to 2012.

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

6. Income Taxes (Continued)

        Federal and state net operating loss, research and other credit carryforwards for Theravance Biopharma have been determined assuming the business began on January 1, 2011. None of Theravance's net operating loss and credit carry forwards will be transferred to Theravance Biopharma upon the separation as Theravance Biopharma will be a new company with no net operating loss or credit carry-forwards.

        If Theravance Biopharma had operated as a separate entity, it would have had federal and state net operating loss carry forwards of $276 million and $100 million, respectively and Federal and California research and other tax credit carry forwards of $3.7 million and $9.2 million respectively as of December 31, 2012.

        Theravance Biopharma federal net operating loss carryforwards will expire from 2031 through 2032, federal research and development tax credit carryforwards will expire in 2031. Theravance Biopharma state net operating loss carryforwards will begin expiring in the years 2031 through 2032 and state research tax credits of approximately will not expire.

        In addition, the net operating loss deferred tax asset balances for Theravance Biopharma as of December 31, 2011 and December 31, 2012 do not include excess tax benefits from stock option exercises.

Uncertain Tax Positions

        Theravance Biopharma's practice is to recognize interest and/or penalties related to uncertain tax positions in income tax expense. As of December 31, 2011 and 2012, Theravance Biopharma had no accrued interest or penalties due to having net operating losses available to offset any tax adjustment.

        A reconciliation of total unrecognized tax benefits is as follows (in thousands):

Balance as of January 1, 2011	$—
Increases related to 2011 tax positions	4,043

Balance as of December 31, 2011	4,043
Increases related to 2012 tax positions	2,598

Balance as of December 31, 2012	$6,641

        If Theravance Biopharma eventually is able to recognize these uncertain tax benefits, most of the $6.6 million would reduce the effective tax rate, except for excess tax benefits related to stock based payments. Theravance Biopharma currently has a full valuation allowance against its deferred tax assets which would impact the timing of the effective tax rate benefit should any of these uncertain positions be favorably settled in the future. Theravance Biopharma does not believe it is reasonably possible that its unrecognized tax benefits will significantly change within the next 12 months.

7. Commitments and Contingencies

Operating Leases and Subleases

        Theravance leases its South San Francisco, California facilities under non-cancelable operating leases. The facilities are approximately 130,000 square feet of office and laboratory space in two buildings. The lease terms are through May 2020.

THERAVANCE BIOPHARMA, INC.
(the Drug Discovery and Development Business of Theravance, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

7. Commitments and Contingencies (Continued)

        Future minimum lease payments under this lease, exclusive of executory costs, as of December 31, 2012, were as follows (in thousands):

Years Ending December 31:	Future Minimum Lease Payments
2013	$5,029
2014	4,859
2015	5,005
2016	5,155
2017	5,310
Thereafter	13,497

Total future minimum lease payments	$38,855

        Expenses and income associated with operating leases were as follows (in thousands):

	Year Ended December 31,
	2011	2012
Rent expense	$6,400	$5,469
Sublease income, net	(637)	(160)

Special Long-Term Retention and Incentive Cash Bonus Awards Program

        In 2011, Theravance granted special long-term retention and incentive cash bonus awards to certain employees. The awards have dual triggers of vesting based upon the achievement of certain performance conditions from 2011 through December 31, 2016 and continued employment. The maximum potential cash bonus expense associated with this program is $38.2 million, which would be recognized in increments based on achievement of the performance conditions. As of December 31, 2012 and September 30, 2013, Theravance's management determined that the achievement of the requisite performance conditions was not probable and, as a result, no bonus expense has been recognized. If sufficient performance conditions are achieved prior to the spin-off, which is expected in late 2013 or early 2014, then Theravance would recognize up to $9.5 million of cash bonus expense in the period the Company determined that the achievement of the requisite performance conditions was probable.

        The Company indemnifies its officers and directors for certain events or occurrences, subject to certain limits. The Company may be subject to contingencies that may arise from matters such as product liability claims, legal proceedings, shareholder suits and tax matters, as such, the Company is unable to estimate the potential exposure related to these indemnification agreements. The Company has not recognized any liabilities relating to these agreements as of September 30, 2013.